2004 Annual Report

Contents

Five Year Financial Highlights	1
Corporate Profile	2
Chairman’s Letter to Shareholders	4
Management’s Responsibility for the Financial Statements and Management’s Report on Internal Control over Financial Reporting	17
Auditors’ Report to the Shareholders	18
Valuation Actuary’s Report	19
Fairfax Consolidated Financial Statements	20
Notes to Consolidated Financial Statements	25
Management’s Discussion and Analysis of Financial Condition and Results of Operations	45
Fairfax – Unconsolidated Statements of Earnings	114
Appendix A – Fairfax Guiding Principles	115
Consolidated Financial Summary	116
Corporate Information	117

2004 Annual Report
Five Year Financial Highlights

	(in US$ millions except share and per share data or as otherwise indicated)
	2004	2003	2002		2001	2000
Revenue	5,792.6	5,713.9	5,067.4		3,962.0	4,170.4
Net earnings (loss)	(17.8)	271.1	263.0		(223.8)	92.6
Total assets	26,331.3	25,018.3	22,224.5		22,200.5	21,193.9
Common shareholders’ equity	2,974.7	2,680.0	2,111.4		1,894.8	2,113.9
Common shares outstanding – year-end (millions)	16.1	13.9	14.1		14.4	13.1
Return on average equity	(1.0%)	10.9%	13.0%		(12.0%)	3.9%
Per share
Diluted net earnings (loss)	(2.16)	18.23	18.20		(18.13)	6.34
Common shareholders’ equity	184.86	192.81	149.31		132.03	161.35
Market prices
TSX–Cdn$
High	250.00	248.55	195.00		289.00	246.00
Low	147.71	57.00	104.99		160.00	146.75
Close	202.24	226.11	121.11		164.00	228.50
NYSE–US$
High	187.20	178.50	90.20	(1)	–	–
Low	116.00	46.71	77.00	(1)	–	–
Close	168.50	174.51	77.01	(1)	–	–

(1)	Since listing on December 18, 2002.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Corporate Profile
Fairfax Financial Holdings Limited is a financial services holding company whose corporate objective is to achieve a high rate of return on invested capital and build long term shareholder value. The company has been under present management since September 1985.
Canadian insurance — Northbridge
Northbridge Financial, based in Toronto, provides property and casualty insurance products through its Commonwealth, Federated, Lombard and Markel subsidiaries, primarily in the Canadian market as well as in selected U.S. and international markets. It is one of the largest commercial property and casualty insurers in Canada based on gross premiums written. In 2004, Northbridge’s net premiums written were Cdn$1,250.4 million. At year-end, the company had capital of Cdn$861.7 million and there were 1,506 employees.
U.S. insurance
Crum & Forster (C&F), based in Morristown, New Jersey, is a national commercial property and casualty insurance company in the United States writing a broad range of commercial coverages. Its subsidiary Seneca Insurance provides property and casualty insurance to small businesses and certain specialty coverages. The company has been in business since 1824. In 2004, C&F’s net premiums written were US$869.6 million. At year-end, the company had capital of US$966.8 million and there were 1,079 employees.
Fairmont Insurance, based in Houston, writes specialty niche property and casualty and accident and health insurance. In 2004, Fairmont’s net premiums written were US$166.4 million. At the end of 2004, Fairmont had combined capital of US$168.7 million and there were 222 employees.
SRO Napa, a managing general underwriter based in Napa, California with six regional underwriting offices across the United States, underwrites specialized excess casualty and excess property business on behalf of unaffiliated insurers and reinsurers. In 2004, it produced US$127.8 million of premium, and at year-end there were 58 employees.
Asian insurance
Falcon Insurance, based in Hong Kong, writes property and casualty insurance to niche markets in Hong Kong. In 2004, Falcon’s net premiums written were HK$343.1 million (approximately HK$7.8 = US$1). At year-end, the company had capital and surplus of HK$254.1 million and there were 114 employees.
First Capital, based in Singapore, writes property and casualty insurance primarily to Singapore markets. In 2004, First Capital’s net premiums written were SGD26.3 million (approximately SGD1.6 = US$1). At year-end, the company had capital and surplus of SGD64.3 million and there were 30 employees.
Reinsurance — OdysseyRe
OdysseyRe, based in Stamford, Connecticut, underwrites treaty and facultative reinsurance as well as specialty insurance business, with principal locations in the United States, Toronto, London, Paris, Singapore and Latin America. In 2004, OdysseyRe’s net premiums written were US$2,349.6 million. At year-end, the company had capital of US$1,440.5 million (US$1,585.5 million under US GAAP) and there were 566 employees.

Runoff and Group Re
The U.S. runoff group consists of the company resulting from the December 2002 merger of TIG and International Insurance. At year-end, the merged company had capital of US$1,481.1 million (statutory capital and surplus of US$742.0 million).
The European runoff group consists of RiverStone Holdings and Dublin, Ireland-based nSpire Re. At year-end, this group had combined capital (excluding amounts related to financing the acquisition of Fairfax’s U.S. insurance and reinsurance companies) of US$543.2 million.
The Resolution Group (TRG) and the RiverStone Group (run by TRG management) manage the U.S. and the European runoff groups. At year-end, TRG/RiverStone had 485 employees in the U.S., located primarily in Manchester, New Hampshire and Dallas, and 220 employees in its offices in London, Brighton, Paris and Stockholm.
Group Re primarily constitutes the participation by CRC (Bermuda), Wentworth (based in Barbados) and nSpire Re in the reinsurance programs of Fairfax’s subsidiaries with third party reinsurers, on the same terms as the third party reinsurers. In 2004, its net premiums written were US$341.4 million.
Other
Lindsey Morden Group provides a wide range of independent insurance claims services, including claims adjusting, appraisal and claims and risk management services, through a worldwide network of branches in Canada, the United States, the United Kingdom, continental Europe, the Far East, Latin America and the Middle East. In 2004, revenue totalled Cdn$438.9 million. The company was established in 1923, and at year-end the group had 3,384 employees located in 284 offices.
MFXchange, established in 2002 and based in Parsippany, New Jersey with offices in Toronto, Dallas and Ireland, designs, creates and markets a full range of state of the art technology products and services for the insurance industry, including the insurance, reinsurance and runoff subsidiaries of Fairfax.
Hamblin Watsa Investment Counsel was founded in 1984 and provides investment management to the insurance, reinsurance and runoff subsidiaries of Fairfax.
Notes:

(1)	All companies are wholly owned except Northbridge Financial, a public company of which Fairfax owns 59.2%; OdysseyRe, a public company of which Fairfax owns 80.8%; and Lindsey Morden Group, a public company of which Fairfax owns 75.0%.

(2)	The foregoing lists all of Fairfax’s operating subsidiaries. The Fairfax corporate structure (i.e. excluding a 26.0% interest in the ICICI/ Lombard joint venture and investments in Hub International, Zenith National and Advent) includes a number of companies, principally investment or intermediate holding companies (including companies located in various jurisdictions outside North America), which are not part of these operating groups. These companies had no insurance, reinsurance, runoff or other operations.

FAIRFAX FINANCIAL HOLDINGS LIMITED

To Our Shareholders:
2004 was the second year in our 19-year history that we lost money, due to unprecedented hurricane activity, reduced investment income as a result of our very conservative investment position, and runoff losses. We lost 1.0% on average shareholders’ equity in 2004 (compared to a return on equity of about 15.5% for the S&P 500 and 12.7% for the S&P/TSX). We had a loss of $17.8 million (all dollar amounts in this letter are in U.S. dollars unless stated otherwise) or $2.16 per share in 2004 compared to a profit of $271.1 million or $18.55 per share in 2003. For the second time in our history, book value per share decreased, by 4.1% to $184.86 per share, due to the loss in 2004 and a share issue below book value, while our share price dropped 3.4% to $168.50 from $174.51 at year end 2003. Intrinsic value, however, increased significantly in 2004 because of the excellent performance of our ongoing insurance and reinsurance companies. In spite of 2004, over the past 19 years, we have compounded book value by 28.7% from $1.52 per share to $184.86 per share and stock prices have followed from $2.38 to $168.50, a compound rate of 25.1% per year.
While our returns left much to be desired in 2004, we made significant progress in achieving the second and third objectives in our guiding principles that we have reproduced in Appendix A. As you will see later, our financial position was significantly strengthened during 2004 and we have taken a big step forward to make it easier for you to understand our company by disclosing segmented balance sheets as well as income statements.
In spite of the occurrence of four major hurricanes in the U.S., our underwriting performance in 2004 was excellent, as shown below:

	Year ended December 31,

				Net Premiums
	Combined Ratio			Written
	2004	2003(1)	2002(1)	2004 vs. 2001(1)
				(% change)
	(%)
Canadian Insurance – Northbridge	87.7	92.6	97.4	114
U.S. Insurance
Crum & Forster	106.5	104.4	108.3	67
Fairmont	99.3	99.2	107.0	(16)

Total	105.4	103.3	107.9	51

Asia Insurance	91.9	96.0	99.8	401
Reinsurance – OdysseyRe	98.1	96.9	99.1	139
Total Fairfax	97.5	97.6	101.5	104

(1)	Excludes Falcon and Old Lyme which were transferred to Asia Insurance and Runoff respectively effective January 1, 2004.
As you can see from the table, our ongoing insurance and reinsurance operations more than doubled their premiums in this hard market with combined ratios below 100%. Only a few companies in the P&C industry have been able to double their net premiums written during the hard market and our management teams again deserve your applause for their outstanding performance during the hard cycle. With the industry getting more competitive, our management teams continue to be very focused on achieving underwriting profitability over the entire market cycle and are very willing to let the net premiums written drop significantly, if necessary. The record Florida hurricanes cost our operating companies $222 million in 2004 ($253 million including Group Re) or 5.1 percentage points on the combined ratio.
Investment performance in 2004 was hampered by our very conservative position which included not reaching for yield, maintaining large cash positions and hedging a significant portion of our common stock holdings against a decline in the equity markets. The $81.5 million unrealized loss in our hedges flowed through our income statement as realized losses. Adding the $27.0 million of costs in repurchasing of our bonds at a premium to par to our hedging losses, we had $108.5 million deducted from realized gains. We began the year with unrealized gains of $244.9 million, realized net gains of $275.2 million (excluding the $40.1 million gain on the Northbridge secondary offering and the above-mentioned $27.0 loss on the repurchase of our bonds at a premium to par) and ended the year with unrealized gains of $428.3 million. The total return on our average investment portfolio (excluding from the portfolio the $539.5 million of investments from the above-mentioned economic hedges), including all interest and dividend income, gains and losses on the disposal of securities and the change in unrealized gains during the year, was 6.3% – significantly less than the 11.1% earned in 2003 and the average 9.5% earned over the past 19 years. As you will read later, we continue to be quite concerned about the investment environment in which we operate and believe that our cautious stance will serve our shareholders well over the long term. Our invested assets were up 8% to $13.5 billion in 2004 and were approximately $840 per share, only 7% less than the $904 per share we began the year with, in spite of the 18% increase in common shares from our equity issue.
We really concentrated on reducing financial risk and strengthening our balance sheet in 2004. In this regard, we did the following:

1.	We raised $300 million by issuing 2.4 million shares, mainly to Markel Corporation ($100 million) and Southeastern Asset Management ($150 million). As I have said previously, we did not like the price but we liked the long term partners – Steven Markel at Markel and Mason Hawkins at Southeastern and its Longleaf funds. It was great to welcome Steven Markel back as he was our partner in 1985 when we began. Southeastern, as you know, is our largest shareholder. We expect to recoup the approximately 5% dilution in book value from this issue by the additional flexibility that this issue will provide.

2.	Through an exchange offer and a tender offer for our bonds, bond buybacks and the issuance of bonds, we succeeded in removing refinancing risk by effectively reducing $543 million in bonds maturing through 2008 to $466 million of bonds maturing in 2012. The bonds we issued were investment grade bonds (i.e. similar in terms to all of Fairfax’s outstanding bonds) even though our current bond rating is non-investment grade.

3.	Early in the year, the California Department of Insurance confirmed that TIG had met the three financial tests at the end of 2003. As a consequence, it permitted the release of 26.4 million shares of Odyssey Re Holdings (with a current market value of about $660 million) from the TIG trust and the postponement of the $100 million note due from Fairfax on June 30, 2004 to June 30, 2005. We are proposing to defer the payment of this note to June 2006.

4.	We continued to reduce the portion of U.S. deferred tax asset on our balance sheet which relates to capitalized U.S. operating and capital losses from $535.7 million in 2002 to $400.6 million in 2003 and $251.8 million in 2004. We expect this asset to be significantly reduced over the next few years through taxable income generated by our U.S. insurance and reinsurance operations.

5.	We oversaw a turnaround at Lindsey Morden, where all five operating divisions are performing well, and we think we will continue to see good profitability and cash flow.

FAIRFAX FINANCIAL HOLDINGS LIMITED

6.	We ended the year with $567 million in cash, short term investments and marketable securities at the holding company level.
Many of you have told us that Fairfax has become complicated to understand in the past few years. Our objective has always been to keep our operations simple, and in that regard, we have taken a major step by supplementing our segmented income statements in the MD&A with segmented balance sheets (please see page 51 and the various pages describing each individual segment). These statements show investment portfolios, reinsurance recoverables, provisions for claims, etc. by company. Shown below is how our consolidated capital is invested (amounts in tables throughout this letter are in $ millions).

								Corporate
		U.S.	Fairfax		Ongoing			and
	Northbridge	Insurance	Asia	OdysseyRe	Operations	Runoff	LMG	Other	Consolidated
Debt	–	300.0	–	374.9	674.9	–	194.3	1,623.1	2,492.3
Non-controlling interests	293.4	–	–	281.0	574.4	–	14.9	(6.3)	583.0
Investments in affiliates	–	101.6	–	87.9	189.5	461.3	–	(650.8)	–
Shareholders’ equity	425.8	1,033.9	93.7	1,071.6	2,625.0	1,794.6	44.7	(1,255.2)	3,209.1

Total capital	719.2	1,435.5	93.7	1,815.4	4,063.8	2,255.9	253.9	(289.2)	6,284.4

% of capital	11%	23%	1%	29%	64%	36%	4%	(4)%	100%

So, you can see that of Fairfax’s total capital of $6,284.4 million, approximately 11% is invested in Northbridge, 23% in U.S. insurance, 1% in Fairfax Asia and 29% in OdysseyRe for a grand total of 64% in the insurance and reinsurance operations. The remaining 36% is invested in our runoff operations. Fairfax’s investment in runoff of $2,255.9 million consists of $461.3 million of investments in affiliates (which is mainly the 18.7 million shares of OdysseyRe owned by TIG) and the $728.9 million future income tax asset (described on page 70) which we expect to recover in the next few years. Excluding the investment in affiliates and tax loss carryforwards, Fairfax has approximately $1.1 billion invested in its runoff operations or approximately 17% of its total capital.
How are each of the operations doing? Shown below for 2004 is the net income from each of our operations and the ROE of our ongoing operations.

		U.S.	Fairfax		Ongoing			Corporate
	Northbridge	Insurance	Asia	OdysseyRe	Operations	Runoff	LMG	and Other	Consolidated
Net income after taxes	124.3	49.5	4.1	160.1	338.0	(123.4)	(20.6)	(211.8)	(17.8)
ROE (average equity)	19.3%	4.4%	4.5%	11.7%	10.5%
As shown, in spite of the hurricanes and our cautious investment strategy, Northbridge and Odyssey made good returns on equity. Crum & Forster (U.S. Insurance), because of the hurricanes, made only a modest return. Runoff lost significant money because of operating costs in excess of investment income as well as some reserve development and commutation losses. Lindsey Morden lost money due to writeoffs on the sale of its TPA business and the significant interest costs at the Lindsey Morden holding company. We expect our ongoing operations to continue to do well and Lindsey Morden to extend the profitability that began in the fourth quarter, while at our runoff operations we are seeking to reduce our losses and become profitable. We are also focused on reducing our corporate and other expenses, including interest expense.
Below we update the table on intrinsic value and stock price that we first presented five years ago. As you can see from the table, book value per share decreased slightly in 2004 and our stock price has basically been flat. There is no question that the intrinsic value of Northbridge, Crum & Forster and OdysseyRe increased significantly again in 2004, more than offsetting the decrease in the runoff segment.

	INTRINSIC VALUE			STOCK PRICE

		% Change in
	ROE	Book Value*		% Change in
	%	per Share		Stock Price
1986	25.2	+	180	+	287
1987	32.5	+	48	+	2
1988	22.8	+	31	+	31
1989	21.0	+	27	+	30
1990	23.0	+	41		– 40
1991	21.5	+	24	+	94
1992	7.7	+	1	+	7
1993	15.9	+	42	+	135
1994	11.4	+	18	+	3
1995	20.4	+	25	+	50
1996	21.9	+	63	+	195
1997	20.5	+	39	+	6
1998	23.0	+	37	+	57
1999	4.6	+	33		– 52
2000	3.9	+	1		– 10
2001	(12.0)		– 18		– 32
2002	13.0	+	14		– 25
2003	10.9	+	29	+	127
2004	(1.0)		– 4		– 3
1986-2004	15.1%	+	29%	+	25%
We continue to be focused on achieving a 15% ROE over time. We can earn a 15% ROE in a year which is normal for catastrophes (the record Florida hurricanes cost us $253 million in 2004) by producing higher investment income (interest and dividend income and realized gains) and reducing runoff losses. As mentioned in our conference calls, we have one of the best infrastructures for runoffs in the U.S. and Europe, and given the long term record of Dennis Gibbs and his team at IIC and more recently at Fairfax, we will be offering our services to others in 2005.
The table below shows the sources of our net earnings with Lindsey Morden equity accounted. This table, like various others below, is set out in a format which we have consistently used and we believe assists you in understanding Fairfax.

FAIRFAX FINANCIAL HOLDINGS LIMITED

	2004	2003
Underwriting
Insurance – Canada (Northbridge)	115.5	52.3
– U.S.	(55.0)	(27.1)
– Asia (Fairfax Asia)	4.7	1.5
Reinsurance (OdysseyRe)	43.2	61.0

Underwriting income	108.4	87.7
Interest and dividends	301.4	220.3

Operating income	409.8	308.0
Realized gains	162.7	534.6
Runoff and other	(193.6)	(110.0)
Claims adjusting (Fairfax portion)	(15.4)	(16.6)
Interest expense	(151.3)	(138.6)
Corporate overhead and other	(76.3)	(48.7)

Pre-tax income	135.9	528.7
Taxes	(74.6)	(187.6)
Non-controlling interests	(79.1)	(70.0)

Net earnings	(17.8)	271.1

The table shows the results from our insurance and reinsurance (underwriting and investments), runoff and other and non-insurance operations. Runoff and other operations include the U.S. runoff group, the European runoff group and our participation in third party reinsurance programs of our subsidiaries (referred to as “Group Re”). Claims adjusting shows our share of Lindsey Morden’s after-tax loss. Also shown separately are realized gains at our ongoing operations so that you can better understand our earnings from our operating companies.
Operating income (ongoing insurance and reinsurance underwriting and interest and dividends) increased significantly from $308.0 million to $409.8 million as we again made a significant underwriting profit in 2004. Interest and dividend income increased significantly as we reduced the cash position of our portfolio from approximately 47% in 2003 to approximately 27% in 2004 (excluding from our portfolio $539.5 of cash and short term investments arising from the company’s economic hedges against a decline in the equity markets), primarily by investing in U.S. treasury bonds. The gross yield on the portfolio continued to be very low at 3.6% (2.8% net of the guaranteed 7% interest on funds withheld treaties) as we did not reach for yield by taking on additional credit risk. Every 1% increase in yield results in a $135 million increase in interest and dividend income.
Realized gains at our ongoing operations dropped significantly in 2004 from the very high levels prevailing in 2003. The realized gains in 2004 were after the $108.5 million of non-trading realized losses discussed earlier.
The runoff and other loss in 2004 was better than the $100 million operating loss we predicted in early 2004 after excluding the $74.4 loss from the unplanned commutation in the third quarter (this commutation was another step towards simplifying our runoff structure), the $51.3 million of intercompany net realized gains which are eliminated on consolidation, and the $75.0 million strengthening of construction defect reserves. Reserves at TIG, which constitutes the U.S. runoff, held up well in 2004.
Interest costs increased in 2004, reflecting the additional debt issued by Crum & Forster and OdysseyRe in 2003, partially offset by reduced interest costs at Fairfax. Over time, reduced financial leverage plus higher interest income from our cash holdings should result in lower net interest costs. Corporate overhead and other increased from 2003 levels as detailed on page 71 in the MD&A.
Insurance and Reinsurance Operations
In spite of the record hurricane activity in Florida (which cost us 5.1 percentage points on the combined ratio), insurance and reinsurance operations had an excellent year in 2004 with a consolidated combined ratio of 97.5%. In 2001, World Trade Center losses of $186.8 million (less than the $222 million in Florida hurricane losses) resulted in a combined ratio for ongoing operations of 120.7%. Northbridge had an outstanding year with a combined ratio of 87.7% while OdysseyRe had an excellent year with a combined ratio of 98.1% after 4.2 points for hurricanes. Crum & Forster had a 106.5% combined ratio which included 11.1 points for the hurricanes. As we mentioned at our investor meeting in New York, Crum & Forster’s property operation, on a cumulative basis for the 2001 to 2004 years, had a combined ratio of 94% gross and net of reinsurance. Crum & Forster was not able to protect itself for the year 2004 from a frequency of high intensity hurricanes that Florida has never experienced before. Excluding the hurricanes, in 2004 Crum & Forster had a combined ratio of 95.4%.
Net premiums written by these operations expanded by 9.5%, which resulted in large positive cash flows at Northbridge, Crum & Forster and OdysseyRe of $948 million, not far below the record $1.1 billion of 2003 (which included $235 million from two large commutations at Crum & Forster).
As the table below shows, in the hard markets following 2001, each of Northbridge, Crum & Forster and OdysseyRe expanded their net premiums written significantly, had combined ratios below 100% (excluding asbestos and record hurricane activity for Crum & Forster) and generated significant internal capital, with the strong positive cash flows resulting in a dramatic increase in their investment portfolios. The capital adequacy of those companies is well in excess of regulatory requirements: at the end of 2004, each of Northbridge’s companies’ capital and surplus were in excess of 200% of their minimum capital requirements (the regulatory minimum is 150%), while each of Crum & Forster’s and OdysseyRe’s capital and surplus was in excess of 3.5 times the authorized control level (the regulatory minimum is 2.0 times).
                  Northbridge

	% change
	2004 vs 2001		2004		2003	2002
Net premiums written	+114%		958		802	533
Net income	n/a	(1)	124		108	34
Investment portfolio	+135%		1,762	(2)	1,384	925
Shareholders’ equity	+140%		719		568	356
Combined ratio	92.6%	(3)	87.7%		92.6%	97.4%
Return on equity	17.7%	(3)	19.3%		23.6%	10.3%

FAIRFAX FINANCIAL HOLDINGS LIMITED

                  Crum & Forster

	% change
	2004 vs 2001		2004		2003	2002
Net premiums written	+67%		870		857	729
Net income	n/a	(1)	38		177	78
Investment portfolio	+28%		3,084	(2)	3,015	2,376
Shareholders’ equity	+30%	(4)	967		990	1,039
Combined ratio	106.4%	(3)	106.5%		104.4%	108.3%
Return on equity	9.7%	(3)	3.9%		17.4%	7.8%
                  OdysseyRe

	% change
	2004 vs 2001		2004		2003	2002
Net premiums written	+139%		2,350		2,154	1,631
Net income	n/a	(1)	160		276	151
Investment portfolio	+75%		4,661	(2)	4,067	3,010
Shareholders’ equity	+66%		1,440		1,297	1,021

Combined ratio	98.0%	(3)	98.1%		96.9%	99.1%
Return on equity	17.2%	(3)	11.7%		23.8%	16.0%

(1)	There was a loss in 2001, due primarily to World Trade Center losses.

(2)	Net of investments from the economic hedges against a decline in the equity markets.

(3)	Simple three-year average 2002 – 2004.

(4)	After adjusting for dividend payments of $218 in 2003 and $62 in 2004.
In the table on page 103 of the MD&A, we again show the float that Fairfax’s ongoing insurance and reinsurance operations have generated and the benefit or cost of that float. As that table shows, our average float for our insurance and reinsurance companies increased by 21.4% in 2004 from 2003, at no cost. This was the second straight year of generating a no-cost float. Unfortunately, because of our cautious investment strategy, there was not much we could invest this additional float in — but that, too, will change. Patience is a virtue!
Through hard work and determination, we have built three excellent and significant operating companies in the insurance and reinsurance business. Please review the websites of Northbridge, Crum & Forster and OdysseyRe for additional information on these excellent companies.
Reserving
All in all, I am very happy to report that our reserves held up well. Any development at Northbridge and OdysseyRe was absorbed in their excellent combined ratios. In 2004, following an independent ground-up study of its asbestos and environmental reserves, Crum & Forster booked those reserves at the independent actuary’s point estimate by increasing those reserves by $100 million in the fourth quarter, all of which was covered by aggregate stop loss reinsurance purchased in 2001. Crum & Forster’s net cost in the fourth quarter for this charge was offset by redundancies. Crum & Forster’s full year net cost related to prior years’ loss reserve development, including redundancies, was $25 million.
For all our ongoing insurance and reinsurance operations, our objective, as you know, is to repeat Northbridge’s reserve record. In the last ten years, Northbridge has had cumulative average redundancies of 1.8% on an accident year basis. After many years of adverse development, we believe that the reserves of our ongoing underwriting operations are in good shape.
As for our runoff operations, TIG’s reserves held up for the first time in the last five years and, as discussed in the MD&A, the runoff is progressing well. In the European runoff, we had $75 million of adverse development of construction defect reserves, including $50 million in the fourth quarter. Otherwise, our reserves held up well in the European runoff as well.
As mentioned in previous Annual Reports, we have a very rigorous reserve review that takes place annually which results in an annual certification of our consolidated reserves by PricewaterhouseCoopers (the valuation actuary’s report is on page 19).
Canadian GAAP vs US GAAP
Although our financial statements are prepared on a Canadian GAAP basis, we also show you our results annually and quarterly on a US GAAP basis and reconcile them with Canadian GAAP (for 2004 we have done this in note 19 to the consolidated financial statements). There are two major differences between Canadian and US GAAP:

1.	Under US GAAP, the stocks and bonds in our investment portfolio are marked to market and the unrealized gains or losses after taxes are included in common shareholders’ equity. As shown in note 19, the $282.5 million of after tax unrealized stock and bond gains as of December 31, 2004 increased common shareholders’ equity by that amount under US GAAP.

2.	Under Canadian GAAP, reinsurance recoveries on the stop loss reinsurance treaties mentioned below in this section are recorded at the same time as the claims incurred are ceded. Under US GAAP, those reinsurance recoveries, which are considered to be retroactive reinsurance, are recorded up to the amount of the premium paid with the excess of the claims incurred over the premiums paid recorded as a deferred gain and amortized to income over time as the underlying claims are paid. The effect of this difference is that US GAAP earnings will be lower than Canadian GAAP earnings at the time of a claims cession, but will exceed Canadian GAAP earnings in the future as the deferred gain is amortized into income. In 2004, for example, US GAAP earnings benefited from $25.3 million of deferred gain amortization as shown in note 19. Also as shown in that note, the cumulative deferred gain after taxes under US GAAP is $535.6 million, which is included in the $515.3 million reduction of US GAAP common shareholders’ equity as compared to Canadian GAAP common shareholders’ equity. Please note that this $515.3 million reduction in equity is only for US GAAP and does not affect U.S. regulatory (statutory) capital.
The combination of the $282.5 million increase and $515.3 million decrease in common shareholders’ equity described above results in Fairfax’s common shareholders’ equity being $232.8 million less under US GAAP than under Canadian GAAP, balanced by the fact that US GAAP earnings will be higher than Canadian GAAP earnings in the future because of the deferred gain amortization.
As discussed in the runoff section on page 64 and in detail in past Annual Reports, the Swiss Re protection was purchased in 1999 to protect Fairfax from pre-1999 adverse reserve development and reinsurance recoverable bad debt. At that time, we never expected to fully use the $1 billion cover, but today we are happy that we purchased it. As in the case of the Chubb Re cover mentioned below, we decided to use a funds held contract or similar arrangement (meaning we maintain investment management over the premiums we pay) because we felt we could earn more than 7% on the money and keep the excess (as noted

FAIRFAX FINANCIAL HOLDINGS LIMITED

on page 107, over our 19 years we have achieved an average annual total return on our investments of 9.5%). As of December 31, 2004, our cumulative returns on the funds held for the Swiss Re protection exceeded the 7% bogey by $10 million even though recently we have had more than half the money invested in T-bills. Our Chubb Re protection is also discussed in the runoff section on page 65.
Financial Position

	December 31,	December 31,
	2004	2003
Cash, short term investments and marketable securities	566.8	410.2
Long term debt (including OdysseyRe debt)	2,057.4	1,942.7
TRG purchase consideration payable	195.2	200.6
Net debt	1,685.8	1,733.1
Common shareholders’ equity	3,072.5	2,781.4
Preferred shares and trust preferred securities of subsidiaries	189.0	216.4
OdysseyRe non-controlling interest	281.0	250.6
Total equity	3,542.5	3,248.4
Net debt/equity	48%	53%
Net debt/total capital	32%	35%
Interest coverage	1.9x	4.8x
During the year, we issued $300 million of equity to significantly deleverage our balance sheet and increase cash in the holding company to record levels. Our net debt to equity and net debt to total capital ratios dropped in 2004. Also in 2004, through debt exchange offers and the issue of $466 million of investment grade debt (i.e. no debt covenants) due in 2012, we effectively removed any external debt maturities until 2012, eight years from now (at the end of 2003, we had $543 million of bonds maturing in the next five years).
We continue to be focused on reducing our financial leverage to further strengthen our balance sheet. Of course, earnings will help! As mentioned in last year’s Annual Report, Fairfax has significant financial flexibility now because Northbridge and OdysseyRe are public companies and have access to the public markets if they ever need financing. As Crum & Forster’s debt is registered with the SEC, it too can have access to financing in the public markets. All three companies are well financed and have capital well in excess of their regulatory requirements, but access to public markets provides each of them with significant flexibility. As discussed in the MD&A, Crum & Forster also now has significant dividend capacity.

Investments
The table below shows the time-weighted returns achieved by Hamblin Watsa (Fairfax’s wholly-owned investment manager) on stocks and bonds managed by it during the past 15 years for our U.S. insurance and reinsurance companies (measured in U.S. dollars) and for our Canadian insurance companies (measured in Canadian dollars), compared to the benchmark index in each case.

	5 years	10 years	15 years
Managed for U.S. companies
Common stocks	17.3%	17.7%	14.3%
S&P 500	–2.3%	12.1%	10.9%
Bonds	12.0%	9.8%	9.8%
Merrill Lynch Corporate Index	8.0%	7.9%	7.9%
Managed for Canadian companies
Common stocks	17.4%	16.8%	13.9%
S&P/TSX Composite	3.6%	10.0%	8.1%
Bonds	9.2%	9.6%	10.4%
Scotia Capital Universe Index	8.2%	9.0%	9.4%
As you can see, our long-term returns by asset category have been excellent – in absolute terms (which we care about) and in relative terms (compared to their respective index).
However, we continue to be cautious on equities. The market risks are many (they have been catalogued by us before) and include high debt levels, liberal credit standards (particularly towards consumer lending), policy makers low on ammo (record federal deficits and low interest rates), huge derivative exposures, unfunded pension liabilities (with high return assumptions and high equity contents), asset backed bonds and the possibility of a run on mutual funds.
The Japanese experience continues to fascinate us as we lived through it. In the late 1980s, the Japanese said they were different and their markets were not going down in spite of “bubble” valuations. The Japanese markets are currently down approximately 70% from their highs in 1989. Today and in the last few years, similar statements are made in the U.S. about U.S. markets. Only time will tell!! Jeremy Grantham of Grantham Mayo recently stated in a Barron’s article that of the 28 bubbles that they have studied in all asset categories (including gold, silver, Japanese equities, 1929, etc.), this recent bubble in the U.S. is the only one that has not completely reversed itself (just as it was about to reverse in 2003, it turned and rebounded).
Given our view and the fact that we have about $2 billion (market value) in common stocks, we decided in the fall of 2004 to protect our insurance company capital against a 1 in 50 year to 1 in 100 year equity market meltdown by hedging approximately half of our equity position. We have protected our capital by selling approximately $1 billion of S&P 500 indices (SPDRs) short – with a cap on our loss if we are wrong by the purchase of S&P two-year call options at 20% out of the money.
Gross realized gains in 2004 totalled $402.2 million. After realized losses of $95.4 million (including $81.5 million of mark to market declines on our S&P 500 hedges, recorded as realized losses) and provisions of $31.6 million, net realized gains were $275.2 million, excluding the $40.1 million gain on the Northbridge secondary offering and the $27.0 loss on repurchasing our bonds at a premium to par. Net gains from fixed income securities were $139.6 million, while net gains from common stocks were $157.4 million (after $81.5 million of mark to market declines on our S&P 500 hedges, recorded as realized losses); please see

FAIRFAX FINANCIAL HOLDINGS LIMITED

note 3 to the consolidated financial statements. The principal contributions to stock realized gains were NipponKoa ($54.3 million, a gain of 84%), Russel Metals ($46.4 million, a gain of 173%), and BT Group PLC ($21.3 million, a gain of 23%).
Our unrealized gains (losses) as of year-end are as follows:

	2004	2003
Bonds	3.9	(84.5)
Preferred stocks	0.6	1.6
Common stocks	279.3	254.6
Strategic investments*	139.0	68.4
Real estate	5.5	4.8

	428.3	244.9

*	Hub International, Zenith National and Advent
Notwithstanding our general views on markets and stock valuation levels, we did come across some common stocks in 2004 that fit our long term, value oriented philosophy. Here are our common stock investments, broken down by country:

	Carrying Value	Market Value
United States	511.1	501.1
Canada	340.0	435.0
Other	827.5	1,021.8

	1,678.6	1,957.9

Miscellaneous
Our segmented balance sheet on page 51 shows you where your money is invested. Our three major operating companies are worth much more than their carrying value and we are working on achieving that state with our runoff companies as well.
With the help of outside experts retained by our Board, we reviewed and formalized our corporate governance policies. Your level of protection has always been uppermost in our minds in our corporate governance and this has not changed.
As a foreign private issuer, we were in fact not required to provide SOX 404 reports for 2004 (section 404 of the Sarbanes-Oxley legislation requires a corporation and its independent auditors to report on the effectiveness of the corporation’s internal control over financial reporting). For several reasons, though, including our desire to give complete disclosure, to provide the greatest assurance to our shareholders and debtholders and to assess for ourselves the quality of our internal control over financial reporting, we voluntarily elected to provide those reports. We are very pleased that both our own and our auditors’ SOX 404 reports are clean – that is, the reports conclude that we maintained effective control over financial reporting as at December 31, 2004 and do not identify any material weaknesses in these controls.
With the current focus on the cost of executive pensions, we should mention that at Fairfax head office there are no executive pensions and therefore no pension liabilities (we contribute annually the permitted limit – Cdn$15,500 in 2004 – to our executives’ registered retirement savings plans).
Any defined benefit pension plans are at the operating subsidiaries. At December 31, 2004, the aggregate defined benefit plan assets, with a fair value of $387.1 million, were invested 59% in bonds, 32% in equities and 9% principally in cash. The key assumptions used to determine the actuarial obligation of these plans were an expected long term rate of return on plan assets of 6.0% to 7.5%, a discount rate of 5.5% to 6.5% and a rate of increase of future compensation of 3.5% to 5.8%.
This is again a good time to remind you that we have listed the risks in our business as simply as we could (beginning on page 110). As I said in the last few years, they continue to be many and very real. This year, I wanted to highlight the ones on reinsurance recoverables, ratings, claims reserves (always a risk) and fluctuations in stock and bond prices. We have extensive disclosure on each of these risks and on runoff cash flow in the MD&A. Although there are no guarantees, I feel much more comfortable about these risks today then in the past five years.
It is with great pleasure that I welcome Paul Murray to the Fairfax Board of Directors. Paul was one of the seven original equity investors who refinanced Fairfax in 1985 and, as the proxy circular shows, continues to own the majority of his original holdings. Paul has served as CFO and CEO of Donlee Manufacturing Industries and VP Finance and Treasurer of Redpath Industries.
We were also very excited during 2004 when Sam Mitchell, one of the founding partners of the investment counselling firm Marshfield Associates, decided to join Fairfax as a principal in its Hamblin Watsa investment counselling operations. Sam has had an outstanding track record for the past 18 years managing common stock portfolios using a disciplined, long term, value oriented philosophy.
Recently, Paul Fink, a long term veteran of Fairfax and Hamblin Watsa, has retired. Paul was responsible for the refinancing of Markel Financial (now Fairfax) in 1985 because, through his previous position at a financial institution, he lent us the Cdn$3 million (the toughest money I ever raised) which, together with equity funds from original shareholders like Robbert Hartog and Paul Murray, financed Fairfax at inception. We will miss him and wish him and his family a very long and happy retirement.
We will very much look forward to seeing you at the annual meeting in Toronto at 9:30 a.m. on Tuesday, April 12, 2005 in Room 106 at the Metro Toronto Convention Centre, 255 Front Street West.
I want to again highlight our website for you (www.fairfax.ca) and remind you that all of our Annual Reports since 1985 are available there, as well as our corporate governance documentation and links to the informative websites of our various individual companies. Our press releases and published financial statements are posted to our website immediately upon issuance. Our quarterly reports for 2005 will be posted to our website on the following days after the market close: first quarter – April 28, second quarter – July 28 and third quarter – October 27. Our 2005 Annual Report will be posted after the market close on March 3, 2006.
I would like to thank the Board and the management and employees of all our companies for their outstanding efforts during 2004. We look forward to continuing to build shareholder value for you over the long term.
March 4, 2005
V. Prem Watsa
Chairman and Chief Executive Officer

FAIRFAX FINANCIAL HOLDINGS LIMITED

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Management’s Responsibility for the Financial Statements
The preparation and presentation of the accompanying consolidated financial statements, Management’s Discussion and Analysis (“MD&A”) and all financial information in this Annual Report are the responsibility of management and have been approved by the Board of Directors.
The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles. Financial statements, by nature, are not precise since they include certain amounts based upon estimates and judgments. When alternative methods exist, management has chosen those it deems to be the most appropriate in the circumstances. The financial information presented elsewhere in this Annual Report is consistent with that in the consolidated financial statements.
We, as Fairfax’s Chief Executive Officer and Chief Financial Officer, will certify Fairfax’s annual disclosure document filed with the SEC (Form 40-F) in accordance with the United States Sarbanes-Oxley Act.
The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility principally through its Audit Committee which is independent from management.
The Audit Committee is appointed by the Board of Directors and reviews the consolidated financial statements and MD&A; considers the report of the external auditors; assesses the adequacy of the internal controls of the Company, including management’s assessment described below; examines the fees and expenses for audit services; and recommends to the Board the independent auditors for appointment by the shareholders. The independent auditors have full and free access to the Audit Committee and meet with it to discuss their audit work, Fairfax’s internal control over financial reporting and financial reporting matters. The Audit Committee reports its findings to the Board for consideration when approving the consolidated financial statements for issuance to the shareholders and management’s assessment of the internal control over financial reporting.
Management’s Report on Internal Control over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting.
Management has assessed the effectiveness of the company’s internal control over financial reporting as of December 31, 2004 using criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that the company’s internal control over financial reporting was effective as of December 31, 2004.
PricewaterhouseCoopers LLP, our auditors, have audited management’s assessment of the effectiveness of the company’s internal control over financial reporting as of December 31, 2004 as stated in their report which appears herein.
March 4, 2005

V. Prem Watsa Chairman and Chief Executive Officer	Trevor J. Ambridge Vice President and Chief Financial Officer

FAIRFAX FINANCIAL HOLDINGS LIMITED

Auditors’ Report
To the Shareholders of Fairfax Financial Holdings Limited
We have audited the accompanying consolidated balance sheets of Fairfax Financial Holdings Limited (the Company) as at December 31, 2004 and 2003 and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2004. We have also audited the effectiveness of the Company’s internal control over financial reporting as at December 31, 2004 based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and management’s assessment thereof included in Management’s Report on Internal Control over Financial Reporting. The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements, an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audits.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
We conducted our audits of the Company’s consolidated financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We conducted our audit of the effectiveness of the Company’s internal control over financial reporting and management’s assessment thereof in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2004 in accordance with Canadian generally accepted accounting principles. Also, in our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as at December 31, 2004 is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the COSO. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2004 based on criteria established in Internal Control — Integrated Framework issued by the COSO.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Chartered Accountants
Toronto, Canada
March 4, 2005
Valuation Actuary’s Report
I have reviewed management’s valuation, including management’s selection of appropriate assumptions and methods, of the policy liabilities of the subsidiary insurance and reinsurance companies of Fairfax Financial Holdings Limited in its consolidated balance sheet as at December 31, 2004 and their change as reflected in its consolidated statement of earnings for the year then ended, in accordance with Canadian accepted actuarial practice.
In my opinion, management’s valuation is appropriate, except as noted in the following paragraph, and the consolidated financial statements fairly present its results.
Under Canadian accepted actuarial practice, the valuation of policy liabilities reflects the time value of money. Management has chosen not to reflect the time value of money in its valuation of the policy liabilities.
Richard Gauthier, FCIA, FCAS
PricewaterhouseCoopers LLP
Toronto, Canada
February 8, 2005

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Financial Statements
Consolidated Balance Sheets
as at December 31, 2004 and 2003

	2004	2003
	(US$ millions)
Assets
Cash and short term investments	534.6	346.4
Cash held in Crum & Forster (including $16.3 (2003 – $47.3) in interest escrow account)	17.1	47.3
Marketable securities	15.1	16.5
Accounts receivable and other	2,346.0	2,112.3
Recoverable from reinsurers (including recoverables on paid losses – $630.2; 2003 – $654.2)	8,135.5	8,542.6

	11,048.3	11,065.1

Portfolio investments
Subsidiary cash and short term investments (market value – $4,047.7; 2003 – $5,710.6)	4,047.7	5,710.6
Bonds (market value – $7,292.7; 2003 – $4,644.8)	7,288.8	4,729.3
Preferred stocks (market value – $136.4; 2003 – $143.9)	135.8	142.3
Common stocks (market value – $1,957.9; 2003 – $1,428.5)	1,678.6	1,173.9
Investments in Hub, Zenith National and Advent (market value – $450.5; 2003 – $456.0)	311.5	387.6
Real estate (market value – $33.5; 2003 – $17.0)	28.0	12.2

Total (market value – $13,918.7; 2003 – $12,400.8)	13,490.4	12,155.9

Deferred premium acquisition costs	378.8	412.0
Future income taxes	973.6	968.3
Premises and equipment	99.8	98.7
Goodwill	228.1	214.3
Other assets	112.3	104.0

	26,331.3	25,018.3

See accompanying notes.
Signed on behalf of the Board

Director	Director

	2004	2003
	(US$ millions)
Liabilities
Lindsey Morden indebtedness	89.2	17.7
Accounts payable and accrued liabilities	1,122.4	1,413.0
Securities sold but not yet purchased	539.5	—
Funds withheld payable to reinsurers	1,033.2	1,104.6

	2,784.3	2,535.3

Provision for claims	14,983.5	14,368.1
Unearned premiums	2,368.3	2,441.9
Long term debt	2,155.5	2,033.8
Purchase consideration payable	195.2	200.6
Trust preferred securities of subsidiaries	52.4	79.8

	19,754.9	19,124.2

Non-controlling interests	583.0	440.8

Shareholders’ Equity
Common stock	1,781.8	1,510.0
Other paid in capital	97.8	101.4
Preferred stock	136.6	136.6
Retained earnings	1,061.9	1,114.9
Currency translation account	131.0	55.1

	3,209.1	2,918.0

	26,331.3	25,018.3

See accompanying notes.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Statements of Earnings
for the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(US$ millions – except
	per share amounts)
Revenue
Gross premiums written	5,608.8	5,518.6	5,173.2

Net premiums written	4,786.5	4,448.1	4,033.9

Net premiums earned	4,801.5	4,209.0	3,888.6
Interest and dividends	366.7	330.1	418.6
Realized gains on investments	248.2	840.2	469.5
Realized gain on Northbridge secondary offering and IPO	40.1	5.7	–
Claims fees	336.1	328.9	290.7

	5,792.6	5,713.9	5,067.4

Expenses
Losses on claims	3,610.6	3,240.6	2,998.7
Operating expenses	1,037.6	1,023.4	927.5
Commissions, net	827.3	776.1	706.2
Interest expense	164.6	146.3	87.0
Other costs and restructuring charges (including Lindsey Morden TPA business in 2004)	13.4	–	70.0
Swiss Re premiums	–	–	2.7

	5,653.5	5,186.4	4,792.1

Earnings from operations before income taxes	139.1	527.5	275.3
Provision for income taxes	83.0	191.9	150.0

Earnings from operations before extraordinary item	56.1	335.6	125.3
Negative goodwill	–	–	188.4

Net earnings before non-controlling interests	56.1	335.6	313.7
Non-controlling interests	(73.9)	(64.5)	(50.7)

Net earnings (loss)	(17.8)	271.1	263.0

Net earnings (loss) per share before extraordinary item and after non-controlling interests	$(2.16)	$18.55	$5.01
Net earnings (loss) per share	$(2.16)	$18.55	$18.20
Net earnings (loss) per diluted share	$(2.16)	$18.23	$18.20
Cash dividends paid per share	$1.40	$0.98	$0.63
See accompanying notes.

Consolidated Statements of Retained Earnings
for the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(US$ millions)
Retained earnings – beginning of year	1,114.9	873.5	622.5
Net earnings (loss) for the year	(17.8)	271.1	263.0
Excess over stated value of shares purchased for cancellation	(3.6)	(4.9)	–
Common share dividends	(19.5)	(13.9)	(9.0)
Preferred share dividends	(10.1)	(9.8)	(8.3)
Cost of convertible debentures, net of tax	(2.0)	(1.1)	–
Dividend tax recovery	–	–	5.3

Retained earnings – end of year	1,061.9	1,114.9	873.5

See accompanying notes.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Statements of Cash Flows
for the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(US$ millions)
Operating activities
Earnings before non-controlling interests	56.1	335.6	313.7
Amortization	42.6	52.1	42.9
Future income taxes	5.6	127.0	114.8
Negative goodwill	–	–	(188.4)
Gains on investments	(288.3)	(845.9)	(469.5)

	(184.0)	(331.2)	(186.5)
Increase (decrease) in:
Provision for claims	333.2	759.5	(492.5)
Unearned premiums	(122.4)	235.7	415.6
Accounts receivable and other	(182.3)	257.4	(135.6)
Recoverable from reinsurers	565.7	(793.5)	450.6
Funds withheld payable to reinsurers	(76.5)	141.6	(164.6)
Accounts payable and accrued liabilities	(319.2)	59.8	122.5
Other	96.1	62.4	119.3

Cash provided by operating activities	110.6	391.7	128.8

Investing activities
Investments – purchases	(6,883.2)	(11,280.6)	(5,354.5)
– sales	4,738.5	14,483.6	5,498.4
Sale of marketable securities	1.4	6.6	28.8
Purchase of equipment	(37.0)	(29.9)	(23.9)
Investments in Hub, Zenith National and Advent	–	–	(29.1)
Disposition of Lindsey Morden TPA business	(22.2)	–	–
Purchase of subsidiaries, net of cash	(33.7)	18.7	(53.0)
Net proceeds on Northbridge secondary offering and IPO	104.8	148.9	–
Non-controlling interests	–	–	(6.9)

Cash provided by (used in) investing activities	(2,131.4)	3,347.3	59.8

Financing activities
Subordinate voting shares issued	299.7	–	–
Subordinate voting shares repurchased	(31.5)	(30.6)	(16.7)
Trust preferred securities of subsidiary repurchased	(27.4)	(136.0)	(4.1)
Issue of OdysseyRe debt	–	225.0	110.0
Issue of Crum & Forster debt	–	300.0	–
Issue of convertible debentures	–	200.0	–
Long term debt – repayment	(240.2)	(179.3)	(88.5)
Long term debt – issuances	308.6	–	–
Purchase consideration payable	(21.9)	(23.3)	–
Lindsey Morden indebtedness	71.5	(8.8)	(0.8)
Common share dividends	(19.5)	(13.9)	(9.0)
Preferred share dividends	(10.1)	(9.8)	(8.3)

Cash provided by (used in) financing activities	329.2	323.3	(17.4)

Foreign currency translation	17.0	31.9	(44.1)

Increase (decrease) in cash resources	(1,674.6)	4,094.2	127.1
Cash resources – beginning of year	6,104.3	2,010.1	1,883.0

Cash resources – end of year	4,429.7	6,104.3	2,010.1

See accompanying notes.
Cash resources consist of cash and short term investments, including subsidiary cash and short term investments, and excludes $169.7 of subsidiary cash and short term investments pledged for securities sold but not yet purchased, which is restricted. Short term investments are readily convertible into cash and have maturities of three months or less.

Notes to Consolidated Financial Statements
for the years ended December 31, 2004, 2003 and 2002
(in US$ millions except per share amounts and as otherwise indicated)
1.      Business Operations
The company is a financial services holding company which, through its subsidiaries, is principally engaged in property and casualty insurance conducted on a direct and reinsurance basis, related investment management and insurance claims management.
2.      Summary of Significant Accounting Policies
The preparation of financial statements in accordance with Canadian generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenue and expenses during the periods covered by the financial statements. The principal financial statement components subject to measurement uncertainty include other-than-temporary declines in the value of investments (note 3), the provision for claims (note 4), the allowance for unrecoverable reinsurance (note 8) and the carrying value of future tax assets (note 9). Actual results could differ from those estimates.
Principles of consolidation
The consolidated financial statements include the accounts of the company and all of its subsidiaries:

Canadian Insurance

Northbridge Financial Corporation
  (Northbridge)

U.S. Insurance

Crum & Forster Holdings, Inc. (C&F)
Fairmont Specialty Group
  (Fairmont)

Asian Insurance

Fairfax Asia consists of:
Falcon Insurance Company Limited
First Capital
ICICI/ Lombard Joint Venture
(26.0% interest)	Reinsurance

Odyssey Re Holdings Corp. (OdysseyRe)

Runoff and Other

U.S. runoff consists of:
TIG Insurance Company (TIG)
European runoff consists of:
nSpire Re Limited (nSpire Re)
RiverStone Insurance (UK) Limited
RiverStone Managing Agency
Syndicate 3500

Group Re consists of:
CRC (Bermuda) Reinsurance Limited
Wentworth Insurance Company Ltd.
Retention of U.S. business in nSpire Re

Other Hamblin Watsa Investment Counsel Ltd. (Hamblin Watsa) (investment management) Lindsey Morden Group Inc. (Lindsey Morden) (insurance claims management)
All subsidiaries are wholly-owned except for OdysseyRe with a voting and equity interest of 80.8% (2003 – 80.6%), Northbridge with a voting and equity interest of 59.2% (2003 – 71.0%) and Lindsey Morden with a 75.0% equity interest (2003 – 75.0%). The company has investments in Hub International Limited with a 26.1% (2003 – 26.1%) equity interest and Advent Capital (Holdings) PLC with a 46.8% interest (2003 – 46.8%), which are accounted for on the equity basis. The company also has an investment in Zenith National Insurance Corp. (“Zenith”) with a 24.4% (2003 – 42.0%) equity interest which is accounted for on the cost basis, as the company does not currently have the ability to exercise significant influence over

FAIRFAX FINANCIAL HOLDINGS LIMITED

Zenith. In 1999, at the time of the company’s initial investment in Zenith, it entered into a Standstill Agreement with Zenith whereby the company would have no Board of Directors representation and is precluded from, directly or indirectly, acting, alone or with others, to seek to acquire or affect control or influence the management, Board of Directors or policies of Zenith. This agreement will remain in effect until the earlier of December 31, 2006 and the date on which the current President and Chairman of Zenith no longer holds those positions. Further, Fairfax entered into a Proxy Agreement dated March 28, 2002, giving an independent trustee the proxy to vote the company’s shares of Zenith in the same proportion as the votes cast by all other voting shareholders of Zenith (except in the event of a hostile proxy contest, when the trustee will vote as recommended by the management of Zenith).
Acquisitions are accounted for by the purchase method, whereby the results of acquired companies are included only from the date of acquisition. Divestitures are included up to the date of disposal.
Premiums
Insurance and reinsurance premiums are taken into income evenly throughout the terms of the related policies.
Deferred premium acquisition costs
Certain costs, consisting of brokers’ commissions and premium taxes, of acquiring insurance premiums are deferred, to the extent that they are considered recoverable, and charged to income as the premiums are earned. The ultimate recoverability of deferred premium acquisition costs is determined without regard to investment income.
Investments
Bonds are carried at amortized cost providing for the amortization of the discount or premium on a yield to maturity basis. Preferred and common stocks are carried at cost. Real estate is carried at cost. When there has been a loss in value of an investment that is other than temporary, the investment is written down to its estimated net realizable value. Such writedowns are reflected in realized gains (losses) on investments.
Provision for claims
Claim provisions are established by the case method as claims are reported. For reinsurance, the provision for claims is based on reports and individual case estimates received from ceding companies. The estimates are regularly reviewed and updated as additional information on the estimated claims becomes known and any resulting adjustments are included in earnings. A provision is also made for management’s calculation of factors affecting the future development of claims including claims incurred but not reported (IBNR) based on the volume of business currently in force and the historical experience on claims.
Translation of foreign currencies
The operations of the company’s subsidiaries (principally in Canada, the United States and the United Kingdom) are self-sustaining. As a result, the assets and liabilities of the non U.S. dollar denominated subsidiaries are translated at the year-end rates of exchange. Revenue and expenses are translated at the average rate of exchange for the year. The net unrealized gains or losses which result from translation are deferred and included in shareholders’ equity.
The company (i.e. the holding company) had also determined, effective January 1, 2004, that its functional currency is U.S. dollars. This change from Canadian dollars, which is accounted for on a prospective basis, was based primarily on the fact that with the termination of the U.S. forward contracts and the repayment of the Canadian dollar denominated debt, the holding company balance sheet is fully exposed to the U.S. dollar. In addition, based on analysis of the underlying cash flows, management had determined that these cash flows would be primarily denominated in U.S. dollars and that future dividend payments would be denominated in U.S. dollars.

Goodwill
The company assesses the carrying value of goodwill based on the underlying discounted cash flows and operating results of its subsidiaries. The carrying value of goodwill will be charged to earnings if and to the extent that it is determined that an impairment in value exists. Management has compared the carrying value of goodwill balances as at December 31, 2004 and the estimated fair values of the underlying operations and concluded that there was no impairment in the value of goodwill. The estimated fair values are sensitive to the cash flow projections and discount rates used in the valuation and more specifically the ability of Lindsey Morden’s U.K. operations to meet their profit and cash flow forecasts for 2005 and future years.
Negative goodwill arising on acquisitions during the year is recognized in the consolidated statement of earnings as an extraordinary item.
Reinsurance
The company reflects third party reinsurance balances on the balance sheet on a gross basis to indicate the extent of credit risk related to third party reinsurance and its obligations to policyholders and on a net basis in the statement of earnings to indicate the results of its retention of premiums written.
In order to control the company’s exposure to loss from adverse development of reserves or reinsurance recoverables on pre-acquisition reserves of companies acquired or from future adverse development on long tail latent or other potentially volatile claims, and to protect capital, the company obtains vendor indemnities or purchases excess of loss reinsurance protection from reinsurers. For excess of loss reinsurance treaties (other than vendor indemnities), the company generally pays the reinsurer a premium as losses from adverse development are ceded under the treaty. The company records both the premium charge and the related reinsurance recovery in its consolidated statement of earnings in the period in which the adverse development is ceded to the reinsurer.
Income taxes
Income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities and their tax bases based on tax rates which are expected to be in effect when the asset or liability is settled.

FAIRFAX FINANCIAL HOLDINGS LIMITED

3.	Investment Information
Portfolio investments comprise:

	2004				2003
		Gross	Gross			Gross	Gross
	Carrying	Unrealized	Unrealized	Estimated	Carrying	Unrealized	Unrealized	Estimated
	Value	Gains	Losses	Fair Value	Value	Gains	Losses	Fair Value
Subsidiary cash and short term investments	3,476.3	–	–	3,476.3	5,710.6	–	–	5,710.6
Subsidiary cash and short term investments pledged for securities sold but not yet purchased	571.4	–	–	571.4	–	–	–	–
Bonds
Canadian – government	693.6	49.6	–	743.2	663.0	49.9	(5.1)	707.8
– government bonds pledged for securities sold but not yet purchased	82.7	2.6	–	85.3	–	–	–	–
– corporate	275.6	16.4	(0.1)	291.9	425.6	22.9	–	448.5
U.S. – government	4,379.9	31.2	(193.0)	4,218.1	2,397.3	6.4	(185.1)	2,218.6
– government bonds pledged for securities sold but not yet purchased	78.8	–	(1.6)	77.2	–	–	–	–
– corporate	1,227.1	148.5	(66.7)	1,308.9	811.4	63.9	(10.0)	865.3
Other – government	371.1	22.0	–	393.1	242.4	18.8	–	261.2
– corporate	180.0	4.6	(9.6)	175.0	189.6	7.6	(53.8)	143.4
Preferred stocks
Canadian	135.8	0.6	–	136.4	142.3	1.6	–	143.9
Common stocks
Canadian	340.0	100.8	(5.8)	435.0	192.1	59.7	(0.3)	251.5
U.S.	511.1	48.2	(58.2)	501.1	333.3	49.1	(1.8)	380.6
Other	827.5	210.7	(16.4)	1,021.8	648.5	155.1	(7.2)	796.4
Hub, Zenith National and Advent	311.5	139.0	–	450.5	387.6	68.4	–	456.0
Real estate	28.0	5.5	–	33.5	12.2	4.8	–	17.0

	13,490.4	779.7	(351.4)	13,918.7	12,155.9	508.2	(263.3)	12,400.8

The estimated fair values of debt securities and preferred and common stocks in the table above are based on quoted market values.
Management has reviewed currently available information regarding those investments whose estimated fair value is less than carrying value at December 31, 2004. Debt securities whose carrying value exceeds market value are expected to be held until maturity or until market value exceeds carrying value. All investments have been reviewed to ensure that corporate performance expectations have not changed significantly to adversely affect the market value of these securities other than on a temporary basis. The company has made investments in certain high yield debt securities for which the market value of the investments is below the carrying value to the company. The company has written down the carrying value of these investments to reflect other than temporary declines in value. The carrying values have been written down to the company’s assessment of the underlying fair value of the investments when the company does not view the current quoted market value as being reflective of the underlying value of the investments. At December 31, 2004, the company had total bonds rated less than investment grade with an aggregate carrying value of $477.3 (2003 – $444.6), aggregate quoted market value of $498.7 (2003 – $371.6), gross unrealized gains of $69.0 (2003 – $10.1) and gross unrealized losses of $47.6 (2003 – $83.1).
At December 31, 2004, as an economic hedge against a decline in the equity markets, the company had short sales of approximately $400 notional amount of Standard & Poor’s

Depository Receipts (“SPDRs”) and $50 of common stocks as well as a swap with a notional value of approximately $450, as described in the two following paragraphs. At December 31, 2004, common stocks in the company’s portfolio aggregated $1,678.6, with a market value of $1,957.9.
Simultaneously with short sales of approximately $400 notional amount of SPDRs and $50 of common stocks, the company entered into two-year call options (“options”) to limit the potential loss on the future purchase of the SPDRs and the common stocks to $90.0. The company is required to provide collateral for the obligation to purchase the SPDRs, which amounted to $401.7 of cash and $162.5 of bonds at market value (shown on the table above as subsidiary cash and short term investments and bonds pledged for securities sold but not yet purchased). The collateral provided for the purchase of common stocks sold short is $70.5 of cash. Both the obligation to purchase the securities sold short and options are carried at fair value in the consolidated financial statements. The fair value of the obligation to purchase the SPDRs and common stocks is included in securities sold but not yet purchased and the fair value of the options is included in common stocks on the consolidated balance sheet.
In addition, during the year, the company entered into a Total Return Swap (the “swap”). The swap has a notional value of approximately $450 and the company receives floating payments based on the notional value multiplied by LIBOR. The company pays or receives a fixed rate based on the change of the SPDRs which are the underlying security multiplied by the notional value of the swap. Simultaneously, the company entered into an option to limit the potential loss on the swap to $90.0. Short term investments have been pledged as collateral for the swap in the amount of $99.2. The fair value of the swap is a liability of $44.9 and is included in securities sold but not yet purchased on the consolidated balance sheet.
The company also has purchased credit default swaps and bond put warrants which are carried at fair value of $52.5 and classified as bonds in the table above.
Changes in the fair value for the transactions described above have been recorded in the mark to market on derivative instruments included in realized gains and losses in the consolidated statement of earnings as follows:

	2004	2003	2002

SPDRs, common stocks and related options	(43.3)	–	–
Swap and related option	(38.2)	–	–
Credit default swaps and put bond warrants	4.4	(10.5)	–

	(77.1)	(10.5)	–

In addition to the amounts disclosed in note 11, the company’s subsidiaries have pledged cash and investments of $2.1 billion as security for their own obligations to pay claims or make premium payments (these pledges are either direct or to support letters of credit). These pledges are in the normal course of business and are generally released when the payment obligation is fulfilled.
Liquidity and Interest Rate Risk
Maturity profile as at December 31, 2004 and 2003:

	Within 1	1 to 5	6 to 10	Over 10	2004
	Year	Years	Years	Years	Total
Bonds (carrying value)	$364.4	$648.7	$874.7	$5,401.0	$7,288.8
Effective interest rate					5.2%

FAIRFAX FINANCIAL HOLDINGS LIMITED

	Within 1	1 to 5	6 to 10	Over 10	2003
	Year	Years	Years	Years	Total
Bonds (carrying value)	$780.3	$1,120.8	$472.9	$2,355.3	$4,729.3
Effective interest rate					4.9%
Bonds are classified at the earliest of the available maturity dates.
Investment Income

	2004	2003	2002
Interest and dividends:
Cash and short term investments	55.2	51.4	36.0
Bonds	232.0	216.2	347.4
Preferred stocks	3.7	7.3	4.2
Common stocks	90.4	70.7	38.1

	381.3	345.6	425.7
Expenses	(14.6)	(15.5)	(7.1)

	366.7	330.1	418.6

Realized gains on investments:
Bonds – gain	150.8	754.8	360.1
– (loss)	(11.2)	(58.0)	(37.2)
Preferred stocks – gain	–	0.1	7.6
– (loss)	(0.1)	–	–
Common stocks – gain	241.5	200.2	197.6
– (loss)	(7.0)	(11.6)	(39.6)
Mark to market on derivative instruments	(77.1)	(10.5)	–
Repurchase of debt	(27.0)	–	20.2
Northbridge secondary offering and IPO	40.1	5.7	–
Other	9.9	(2.8)	(5.5)
Provision for losses and writedowns	(31.6)	(32.0)	(33.7)

	288.3	845.9	469.5

Net investment income	655.0	1,176.0	888.1

4.	Provision for Claims
The provisions for unpaid claims and adjustment expenses and for the third party reinsurers’ share thereof are estimates subject to variability, and the variability could be material in the near term. The variability arises because all events affecting the ultimate settlement of claims have not taken place and may not take place for some time. Variability can be caused by receipt of additional claim information, changes in judicial interpretation of contracts or liability, significant changes in severity or frequency of claims from historical trends, expansion of coverage to include unanticipated exposures, or a variety of other reasons. The estimates are principally based on the company’s historical experience. Methods of estimation have been used which the company believes produce reasonable results given current information.

Changes in claim liabilities recorded on the consolidated balance sheets as at December 31, 2004 and 2003 and their impact on unpaid claims and allocated loss adjustment expenses for these two years are as shown in the following table:

	2004	2003
Unpaid claim liabilities – beginning of year – net	6,904.9	6,917.6
Foreign exchange effect of change in claim liabilities	168.4	173.0
Increase in estimated losses and expenses for losses occurring in prior years	340.2	456.3
Recovery under Swiss Re cover	(3.9)	(263.6)
Provision for losses and expenses on claims occurring in the current year	3,231.9	2,834.4
Paid on claims occurring during:
the current year	(707.7)	(597.0)
prior years	(2,195.2)	(2,615.8)
Unpaid claims liabilities at December 31 of Opus Re	93.3	—

Unpaid claim liabilities – end of year – net	7,831.9	6,904.9
Unpaid claim liabilities at December 31 of Federated Life	26.2	24.1

Unpaid claim liabilities – end of year – net	7,858.1	6,929.0
Reinsurance gross-up	7,125.4	7,439.1

Unpaid claim liabilities – end of year – gross	14,983.5	14,368.1

The foreign exchange effect of change in claim liabilities results from the fluctuation of the value of the U.S. dollar in relation to primarily the Canadian dollar and European currencies. With the assignment of the Swiss Re cover to nSpire Re effective December 31, 2002, the $147.8 cost of the related cessions was charged to net premiums earned for the year ended December 31, 2003.
The basic assumptions made in establishing actuarial liabilities are best estimates of possible outcomes. The company presents its claims on an undiscounted basis.

FAIRFAX FINANCIAL HOLDINGS LIMITED

5.	Long Term Debt
The long term debt at December 31 consists of the following balances:

	2004	2003
Fairfax unsecured senior notes at 7.375% due March 15, 2006(1)	67.6	275.0
Fairfax €45.7 secured debt at 2.5% due February 27, 2007 (effectively a €33.6 debt at 8%)(4)	54.8	49.7
Fairfax unsecured senior notes at 6.875% due April 15, 2008(1)(2)	62.7	170.0
Fairfax unsecured senior notes at 7.75% due April 15, 2012(1)	466.4	–
Fairfax unsecured senior notes at 8.25% due October 1, 2015(2)	100.0	100.0
Fairfax unsecured senior notes at 7.375% due April 15, 2018(2)(3)	190.2	190.2
Fairfax unsecured senior notes at 8.30% due April 15, 2026(1)(2)	97.6	102.6
Fairfax unsecured senior notes at 7.75% due July 15, 2037 (2)	105.5	105.5
Fairfax 5% convertible senior debentures due July 15, 2023(5)	95.8	99.0
Fairfax Inc. 3.15% exchangeable debenture due March 3, 2010(6)	–	78.0
Fairfax Inc. 3.15% exchangeable debenture due November 19, 2009(6)	101.0	–
TIG senior unsecured non-callable notes at 8.125% due April 15, 2005(1)	27.3	97.7
OdysseyRe senior unsecured non-callable notes at 7.49% due November 30, 2006	40.0	40.0
OdysseyRe convertible senior debentures at 4.375% due June 22, 2022(7)	109.9	110.0
OdysseyRe unsecured senior notes at 7.65% due November 1, 2013(8)	225.0	225.0
Crum & Forster unsecured senior notes at 10.375% due June 15, 2013(9)	300.0	300.0
Lindsey Morden unsecured Series B debentures of Cdn$125 at 7.0% due June 16, 2008	104.3	96.7
Other long term debt of Lindsey Morden	0.7	0.8
Other debt – 6.15% secured loan due January 28, 2009	13.6	–

	2,162.4	2,040.2

Less: Lindsey Morden debentures held by Fairfax	(6.9)	(6.4)

	2,155.5	2,033.8

(1)	During 2004, the company completed the following transactions with respect to its debt:

(a)	Exchanged $204.6 of outstanding notes due in 2005 through 2008 for cash of $59.4 (including accrued interest) and the issue of $160.4 of notes due in 2012 (which were accounted for as a modification of debt).
(b)	Issued an aggregate of $295.0 notes due in 2012.

(c)	Purchased $175.5 of notes due in 2005 through 2008 and in 2026 (2003 – $44.5 due in 2003).

(d)	Exchanged $10.0 of notes due in 2006 for $11.0 of notes due in 2012.

(2)	During 2002, the company closed out the swaps for this debt and deferred the resulting gain which is amortized to earnings over the remaining term to maturity. The unamortized balance is $54.2.
(3)	During 1998, the company swapped $125 of its debt due 2018 for Japanese yen denominated debt of the same maturity. The company pays fixed interest at 3.93% on ¥16.5 billion and receives a fixed rate interest at 10.7% on a notional amount of $125. The inception to date cost of this instrument is a loss of $10.6, all of which has been settled except for $0.4 which is due from the counter party at year end.
(4)	Secured by LOCs issued under a separate banking facility from the company’s syndicated bank facility.
(5)	Each $1,000 principal amount of debentures is convertible under certain circumstances into 4.7057 subordinate voting shares ($212.51 per share). Prior to July 15, 2008, the company may redeem the debentures (effectively forcing conversion) if the share price exceeds $293.12 for 20 trading days in any 30-day trading period. The company may redeem the debentures at any time commencing July 15, 2008, and the debenture holders can put their debentures to the company for repayment on July 15, 2008, 2013 and 2018. The company has the option to repay the debentures in cash, subordinate voting shares or a combination thereof. In accordance with Canadian GAAP, these convertible debentures are recorded as components of debt and equity. The present value of the interest cost associated with these debentures, discounted at 8% per annum, is presented as debt of $95.8 (2003 – $99.0). The value of the conversion option and the present value of the principal amount of the debentures on maturity, discounted at 8% per annum, aggregating $97.8 (2003 – $101.4), is included in other paid in capital. The paid in capital amount is net of issue costs of $1.8 after tax. The amortization of the net present value of the principal amount of the debentures is charged to retained earnings for $2.0 ($1.1 in 2003). During 2004, the company purchased for cancellation $6.5 principal amount of these debentures at a cost of $6.7 (including accrued interest). The purchase of the debentures was allocated as a $3.2 reduction of long term debt and a $3.3 reduction of paid in capital. The Canadian Institute of Chartered Accountants has issued new recommendations to retroactively change current Canadian GAAP, which the company will adopt on January 1, 2005 such that the amount recorded in equity will only represent the value of the holders’ option to convert the debentures into subordinate voting shares of $59.4 and the current remaining equity portion, of $38.4, will instead be included as long term debt.
(6)	During 2004, the company, through one if its subsidiaries, purchased its $78.0 principal amount of 3.15% exchangeable debentures due 2010 in a private transaction. As consideration, the subsidiary issued $101.0 principal amount of new 3.15% exchangeable debentures due 2009 which are collectively exchangeable into an aggregate of 4,300,000 OdysseyRe common shares in August 2006 (with respect to $32.9 principal amount of new debentures) and November 2006 (with respect to $68.1 principal amount of new debentures).
(7)	Redeemable at OdysseyRe’s option beginning June 22, 2005. Each holder may, at its option, require OdysseyRe to repurchase all or a portion of this debt (for cash or OdysseyRe common shares, at OdysseyRe’s option) on June 22, 2005, 2007, 2009, 2012 and 2017. Convertible at the holder’s option, under certain circumstances, into OdysseyRe common shares in the ratio of 46.9925 OdysseyRe shares for every $1,000 principal amount of this debt.
(8)	Redeemable at OdysseyRe’s option at any time.
(9)	$63.1 of the proceeds was placed in an interest escrow account, to fund the first four interest payments. At December 31, 2004, the balance in the interest escrow account was $16.3 after three semi-annual interest payments.
Interest expense on long term debt amounted to $158.4 (2003 – $144.8; 2002 – $85.3). Interest expense on Lindsey Morden’s total indebtedness amounted to $6.2 (2003 – $1.5; 2002 – $1.7).
Principal repayments are due as follows:

2005	27.7
2006	108.2
2007	55.1
2008	160.3
2009	113.8
Thereafter	1,690.4
6.      Trust Preferred Securities of Subsidiaries
TIG Holdings has issued 8.597% junior subordinated debentures to TIG Capital Trust (a statutory business trust subsidiary of TIG Holdings) which, in turn, has issued 8.597% mandatory redeemable capital securities, maturing in 2027. During 2004, the company acquired $27.4 of these trust preferred securities for approximately $23.9, with $52.4 outstanding at December 31, 2004.

FAIRFAX FINANCIAL HOLDINGS LIMITED

7.      Shareholders’ Equity
(a)      Capital Stock
Authorized capital
The authorized share capital of the company consists of an unlimited number of preferred shares issuable in series, an unlimited number of multiple voting shares carrying ten votes per share and an unlimited number of subordinate voting shares carrying one vote per share.
Issued capital

	2004		2003		2002
	number	$	number	$	number	$
Multiple voting shares	1,548,000	3.8	1,548,000	3.8	1,548,000	3.8
Subordinate voting shares	15,342,759	1,791.1	13,151,218	1,519.3	13,391,918	1,545.0

	16,890,759	1,794.9	14,699,218	1,523.1	14,939,918	1,548.8
Interest in shares held through ownership interest in shareholder	(799,230)	(13.1)	(799,230)	(13.1)	(799,230)	(13.1)

Net shares effectively outstanding	16,091,529	1,781.8	13,899,988	1,510.0	14,140,688	1,535.7

Floating (previously fixed/ floating) rate cumulative redeemable (at the company’s option) preferred shares, Series A, with an annual dividend rate based on the prime rate, but in any event not less than 5% per annum (6.5% per annum until November 30, 2004) and with stated capital of Cdn$25 per share	3,000,000	51.2	8,000,000	136.6	8,000,000	136.6
Fixed rate cumulative redeemable (at the company’s option) preferred shares, Series B, with a dividend rate of 6.5% per annum until November 30, 2009 and thereafter at an annual rate based upon the yield of five year Government of Canada bonds, and stated capital of Cdn$25 per share	5,000,000	85.4	–	–	–	–

	8,000,000	136.6	8,000,000	136.6	8,000,000	136.6

(i)	On December 16, 2004, the company issued 2,406,741 subordinate voting shares at $124.65 per share for net proceeds after issue costs (net of tax) of $299.7.

(ii)	Under the terms of normal course issuer bids approved by the Toronto Stock Exchange, during 2004 the company purchased and cancelled 215,200 (2003 – 240,700; 2002 – 210,200) subordinate voting shares for an aggregate cost of $31.5

(2003 – $30.6; 2002 – $16.7), of which $3.6 (2003 – $4.9; 2002 – nil) was charged to retained earnings.

(iii)	During the year, certain holders of the preferred shares elected to convert 5,000,000 of Series A preferred shares into Series B preferred shares on a one-for-one basis. At November 30, 2009 and every five years thereafter, the holders of the preferred shares – both Series A and B – have the right to convert to the other Series.
(b)      Currency Translation Account

Currency Translation Account	2004	2003	2002
Balance – beginning of year	55.1	(297.8)	(237.7)
Foreign exchange impact from foreign denominated net assets	75.9	61.5	(4.9)
Foreign exchange impact from hedges (U.S. denominated debt and forward contracts, net of tax of $25.7 in 2003)	–	291.4	(55.2)

Balance – end of year	131.0	55.1	(297.8)

Historically, the company had entered into foreign currency contracts from time to time to hedge the foreign currency exposure related to its net investments in self-sustaining U.S. operations prior to the company’s change in functional currency as disclosed in note 2. Such contracts were translated at the year-end rates of exchange. The remaining contracts were terminated during 2003.
8.      Reinsurance
The company follows the policy of underwriting and reinsuring contracts of insurance and reinsurance which, depending on the type of contract, generally limits the liability of the individual insurance and reinsurance subsidiaries to a maximum amount on any one loss of $10 for OdysseyRe, $7.5 for Crum & Forster and $3.3 for Northbridge. Reinsurance is generally placed on an excess of loss basis in several layers. The company’s reinsurance does not, however, relieve the company of its primary obligation to the policyholders.
The company has guidelines and a review process in place to assess the creditworthiness of the companies to which it cedes.
The company makes specific provisions against reinsurance recoverable from companies considered to be in financial difficulty. In addition, the company records a general allowance based upon analysis of historical recoveries, the level of allowance already in place and management’s judgment on future collectibility. The allocation of the allowance for loss is as follows:

	2004	2003
Specific	385.0	382.0
General	149.7	109.9

Total	534.7	491.9

During the year, the company ceded premiums earned of $862.7 (2003 – $1,350.4; 2002 – $903.2) and claims incurred of $1,134.8 (2003 – $1,614.3; 2002 – $826.3).
9.      Income Taxes
The company’s provision for income taxes is as follows:

	2004	2003	2002
Current	77.4	64.9	35.2
Future	5.6	127.0	114.8

	83.0	191.9	150.0

FAIRFAX FINANCIAL HOLDINGS LIMITED

The provision for income taxes differs from the statutory tax rate as certain sources of income are exempt from tax or are taxed at other than the statutory rate. A reconciliation of income tax calculated at the statutory tax rate with the income tax provision at the effective tax rate in the financial statements is summarized in the following table:

	2004	2003	2002
Provision for income taxes at the statutory income tax rate	50.3	193.2	106.2
Non-taxable investment income	(19.7)	(18.8)	(10.5)
Tax rate differential on losses incurred (income earned) outside Canada	32.3	(6.2)	(69.9)
Foreign exchange	20.1	–	–
Change in tax rate for future income taxes	–	(14.2)	(8.0)
Unrecorded tax benefit of losses and utilization of prior years’ losses	–	37.9	132.2

Provision for income taxes	83.0	191.9	150.0

Future income taxes of the company are as follows:

	2004	2003
Operating and capital losses	556.3	613.5
Claims discount	288.5	251.9
Unearned premium reserve	85.5	84.6
Deferred premium acquisition cost	(88.5)	(92.5)
Allowance for doubtful accounts	21.7	21.2
Other	110.1	89.6

Future income taxes	973.6	968.3

The company has loss carryforwards in the U.S. of approximately $720 of which the bulk expire in 2022 and 2023, in Canada of approximately $325 expiring from 2006 to 2014 and in the U.K. of $275 with no expiry date. The majority of the future tax balances relate to the U.S. operations.
Management reviews the valuation of the future income taxes on an ongoing basis and adjusts the valuation allowance, as necessary, to reflect its anticipated realization. Management expects that these future income taxes will be realized in the normal course of operations.
10.     Statutory Requirements
The company’s insurance and reinsurance subsidiaries are subject to certain requirements and restrictions under their respective insurance company Acts including minimum capital requirements and dividend restrictions.
At December 31, 2004, statutory surplus, determined in accordance with the various insurance regulations, amounted to $2.1 billion (2003 – $1.9 billion) for the insurance subsidiaries, $1.7 billion (2003 – $1.6 billion) for the reinsurance subsidiaries and $3.0 billion (2003 – $2.4 billion) for the runoff subsidiaries which includes $1.3 billion of investments in the U.S. subsidiaries for nSpire Re and $0.3 billion (2003 – $0.3 billion) of OdysseyRe’s statutory surplus is also included in TIG’s statutory surplus.
11.     Contingencies and Commitments
Subsidiaries of the company are defendants in several damage suits and have been named as third party in other suits. The uninsured exposure to the company is not considered to be material to the company’s financial position.

In addition to the secured letters of credit referred to in note 3, at December 31, 2004 letters of credit aggregating $450, had been issued upon the company’s application and pledged as security for subsidiaries’ reinsurance balances, all relating to intercompany reinsurance between subsidiaries. These letters of credit are effectively secured by the assets held in trust derived from the premiums on the company’s corporate insurance cover ultimately reinsured with a Swiss Re subsidiary, and the interest thereon. The lenders have the ability, in the event of a default, to cause the commutation of this cover, thereby gaining access to the above-mentioned assets.
During the year, OdysseyRe pledged and placed on deposit at Lloyd’s approximately $211 (£110) of U.S. Treasury Notes on behalf of Advent. nSpire Re had previously pledged assets at Lloyd’s on behalf of Advent pursuant to a November 2000 Funding Agreement with Advent whereby the funds are used to support Advent’s underwriting activities for the 2001 to 2005 underwriting years of account. Advent is responsible for the payment of any losses resulting from the use of these funds to support its underwriting activities.
A subsidiary of Lindsey Morden owes $78.3 (Cdn$105.0) under an unsecured non-revolving term facility for an initial term to March 31, 2005 which may be extended, subject to certain conditions, for two successive six-month periods. Fairfax has extended its letter of support of Lindsey Morden to March 2006.
The company under certain circumstances may be obligated to assume loans to officers and directors of the company and its subsidiaries from Canadian chartered banks totalling $9.3 (2003 – $8.9) for which 214,186 (2003 – 214,186) subordinate voting shares of the company with a year-end market value of $36.1 (2003 – $35.8) have been pledged as security.
The company also has a restricted stock plan for management of the holding company and the management of its subsidiaries with vesting periods of up to ten years from the date of grant. At December 31, 2004, 237,853 (2003 – 210,464) subordinate voting shares had been purchased for the plan at a cost of $51.6 (2003 – $44.1).
Shares for the above-mentioned plans are purchased on the open market. The costs of these plans are amortized to compensation expense over the vesting period. Amortization expense for the year for these plans amounted to $10.5 (2003 – $7.7; 2002 – $7.1).
12.     Pensions
The company has various pension and post retirement benefit plans for its employees. These plans are a combination of defined benefit and defined contribution plans. For the defined benefit pension plans, all at the subsidiary level, the company estimates its benefit obligation at year end to be $431.7, the fair value of plan assets available to fund this obligation to be $387.1 and the aggregation of plan deficits where the pension benefit obligation is in excess of the plan assets to be $56.5. Pension expense for defined benefit plans for the year was $22.1 and contributions under the defined contribution pension plans were $16.0 in 2004.
The company’s obligation for post retirement benefits is estimated at $64.9 at December 31, 2004 and has not been funded. Post retirement benefit expense recorded during the year was $4.9.

FAIRFAX FINANCIAL HOLDINGS LIMITED

13.     Operating Leases
Aggregate future minimum commitments at December 31, 2004 under operating leases relating to premises, automobiles and equipment for various terms up to ten years are as follows:

2005	71.4
2006	60.5
2007	48.4
2008	39.4
2009	31.9
Thereafter	162.9
14.     Earnings per Share
Earnings per share are calculated after providing for dividends and dividend tax on the Series A floating and the Series B fixed cumulative redeemable preferred shares and after the cost of convertible debentures, net of tax.
The weighted average number of shares for 2004 was 13,898,948 (2003 – 14,024,338; 2002 – 14,283,735).
Diluted earnings per share calculations include the impact of converting the convertible debentures into 941,140 common shares. The impact of this conversion was anti-dilutive in 2002 and 2004.
15.     Acquisitions and Divestitures
Year ended December 31, 2004
On December 29, 2004, the company agreed to acquire 100% of the issued and outstanding common shares of Compagnie de Réassurance d’Ile de France (“Corifrance”), a French reinsurance company, for $59.8 (€44.0) payable on April 7, 2005. As at January 11, 2005 (the date of acquisition), the fair value of assets and liabilities acquired was $122.2 (€89.9) and $62.4 (€45.9) respectively, resulting in no goodwill. In addition, the seller has agreed to indemnify the company, up to the purchase price, for any adverse development on acquired net reserves.
On November 15, 2004, OdysseyRe acquired Overseas Partners U.S. Reinsurance Company, a reinsurance company domiciled in the state of Delaware, for $43.0. The fair value of assets and liabilities acquired was $237.8 and $194.8 respectively, resulting in no goodwill.
Subsidiaries of the company sold 3.1 million shares of common stock of Zenith National Insurance Corp. which they owned, at $43 per share, in an underwritten public offering which closed on July 30, 2004, resulting in a pre-tax gain after expenses of approximately $40.9.
On May 18, 2004, the company recorded a pre-tax gain of $40.1 (Cdn$53.5) on the sale of 6,000,000 common shares of its Northbridge subsidiary in an underwritten secondary offering at a price of Cdn$25.60 per share, generating net proceeds of $104.8 (Cdn$146.0) and reducing the company’s ownership of Northbridge from 71.0% to 59.2%.
On March 14, 2004, Lindsey Morden completed the sale of its U.S. third party claims administration business for a cash payment by Lindsey Morden of $22.0. The disposition of this business resulted in a charge to earnings of $13.4, consisting of a $3.6 loss on the sale of the business and other related accruals, including lease termination costs, of $9.8.
Year ended December 31, 2003
On May 28 and June 10, 2003, Northbridge, the Canadian holding company for Lombard Canada Ltd., Commonwealth Insurance Company, Markel Insurance Company of Canada and Federated Holdings of Canada Ltd. and their respective subsidiaries, issued an aggregate of 14,740,000 common shares in an initial public offering at Cdn$15 (US$10.82) per share. Net proceeds (after expenses of issue) were $148.9 (Cdn$206.4). After the offering, Fairfax held

36.1 million (71.0%) of Northbridge’s common shares. Fairfax recorded a $5.7 (Cdn$8.0) gain on its effective sale of a 29.0% interest in Northbridge which is included in realized gains on investments in the consolidated statement of earnings.
On May 30, 2003, Lindsey Morden acquired all of the outstanding common shares of RSKCo Services, Inc. (“RSKCo”), a claims management service provider in the U.S. The purchase price payable is estimated to be $10.1 and the fair value of the assets acquired including goodwill of approximately $4.7 and liabilities assumed would both be $37.7.
On March 3, 2003, the company purchased an additional 4,300,000 outstanding common shares of OdysseyRe for $18.15 per share, increasing its interest in OdysseyRe from 73.8% to 80.6%. As consideration, the company issued seven-year 3.15% notes exchangeable in November 2004 and February 2005 into the same number of OdysseyRe shares purchased.
Year ended December 31, 2002
On September 10, 2002, OdysseyRe acquired 56.0% of First Capital Insurance Limited, a Singapore insurance company, for $17.8. At the date of acquisition, the acquired company had $48.8 in total assets and $17.8 in total liabilities.
On August 28, 2002, the company invested an additional $29.3 (£19.4) in Advent Capital (Holdings) PLC of the U.K., thereby increasing its ownership to 46.8% from 22.0%.
Effective May 30, 2002, the company acquired Old Lyme Insurance Company of Rhode Island, Inc. and Old Lyme Insurance Company Ltd. from its equity investee, Hub International Limited, for cash consideration of $43.5, which approximated the fair value of the net assets acquired. At the date of acquisition, the acquired companies had $108.2 in total assets and $64.7 in total liabilities.
16.     Acquisition and Reorganization
On December 16, 2002, the company acquired Xerox’s 72.5% economic interest in TRG, the holding company of International Insurance Company (“IIC”), in exchange for payments over the next 15 years of $425 ($204 at December 16, 2002 using a discount rate of 9% per annum), payable approximately $5 a quarter from 2003 to 2017 and approximately $128 on December 16, 2017. Upon this acquisition, Xerox’s non-voting shares were amended to make them mandatorily redeemable at a capped price and to eliminate Xerox’s participation in the operations of IIC, and a direct contractual obligation was effectively created from the company to Xerox. The fair value of assets acquired was $1,442.9 and of liabilities assumed was $1,050.5, resulting in negative goodwill of $188.4. On December 16, 2002, TIG merged with IIC and discontinued its MGA-controlled program business, which resulted in the company recognizing a pre-tax charge to income in 2002 of $200 for reserve strengthening and $63.6 for restructuring and other related costs which include severance, lease termination costs, writedowns of long-lived assets and premiums for certain long term catastrophe covers.
17.     Segmented Information
The company is a financial services holding company which, through its subsidiaries, is primarily engaged in property and casualty insurance conducted on a direct and reinsurance basis. The runoff business segment comprises nSpire Re (which fully reinsures the U.K. runoff entities, Sphere Drake and RiverStone (UK)) and the U.S. runoff company formed on the merger of TIG and IIC combined with Old Lyme. The international runoff operations have reinsured their reinsurance portfolios to nSpire Re to provide consolidated investment and liquidity management services, with the RiverStone Group retaining full responsibility for all other aspects of the business. Included in the runoff and other business segment is Group Re which writes and retains insurance business written by other Fairfax subsidiaries consisting of CRC (Bermuda) (Canadian business), Wentworth (international business) and nSpire Re (U.S. business). Accordingly, for segmented information, nSpire Re is classified in the Runoff segment. The company also provides claims adjusting, appraisal and loss management services.

FAIRFAX FINANCIAL HOLDINGS LIMITED

	Canada			United States			Europe and Far East			Corporate and other			Total
	2004	2003	2002	2004	2003	2002	2004	2003	2002	2004	2003	2002	2004	2003	2002

Revenue
Net premiums earned
Insurance – Canada	835.7	625.0	413.7	76.9	55.2	43.7	26.4	23.0	25.5	–	–	–	939.0	703.2	482.9
– US	–	–	–	1,027.6	991.7	912.4	–	–	–	–	–	–	1,027.6	991.7	912.4
– Asia	–	–	–	–	–	–	57.8	37.2	41.6	–	–	–	57.8	37.2	41.6
Reinsurance	46.2	40.5	28.6	1,381.6	1,221.6	988.1	893.0	703.0	415.9	–	–	–	2,320.8	1,965.1	1,432.6
Runoff and Group Re	154.9	173.5	126.9	277.0	86.2	872.6	24.4	252.1	19.6	–	–	–	456.3	511.8	1,019.1

	1,036.8	839.0	569.2	2,763.1	2,354.7	2,816.8	1,001.6	1,015.3	502.6	–	–	–	4,801.5	4,209.0	3,888.6

Interest and dividends													366.7	330.1	418.6
Realized gains													288.3	845.9	469.5
Claims fees													336.1	328.9	290.7

													5,792.6	5,713.9	5,067.4

Allocation of revenue	21.6%	19.9%	14.6%	57.5%	56.0%	72.5%	20.9%	24.1%	12.9%
Earnings (loss) before income taxes
Underwriting results
Insurance – Canada	105.9	40.3	1.9	9.2	2.4	3.4	0.4	9.6	7.1	–	–	–	115.5	52.3	12.4
– US	–	–	–	(55.0)	(27.1)	(68.2)	–	–	–	–	–	–	(55.0)	(27.1)	(68.2)
– Asia	–	–	–	–	–	–	4.7	1.5	0.1	–	–	–	4.7	1.5	0.1
Reinsurance	3.7	3.4	0.2	(42.9)	17.3	12.1	82.4	40.3	0.6	–	–	–	43.2	61.0	12.9

	109.6	43.7	2.1	(88.7)	(7.4)	(52.7)	87.5	51.4	7.8	–	–	–	108.4	87.7	(42.8)
Interest and dividends	61.2	57.1	19.3	217.3	146.4	244.2	22.9	16.8	2.6	–	–	–	301.4	220.3	266.1

Operating income	170.8	100.8	21.4	128.6	139.0	191.5	110.4	68.2	10.4	–	–	–	409.8	308.0	223.3
Realized gains (losses)	34.7	67.2	13.3	140.2	312.7	182.3	7.3	284.1	0.6	(19.5)	(129.4)	89.7	162.7	534.6	285.9

	205.5	168.0	34.7	268.8	451.7	373.8	117.7	352.3	11.0	(19.5)	(129.4)	89.7	572.5	842.6	509.2
Runoff and Group Re	11.6	–	–	(119.3)	(136.2)	(106.0)	(85.9)	26.2	41.8	–	–	–	(193.6)	(110.0)	(64.2)
Claims adjusting	(16.4)	(17.4)	(23.1)	(18.4)	(28.1)	(2.4)	22.6	27.7	16.6	–	–	–	(12.2)	(17.8)	(8.9)
Interest expense	–	–	–	(58.8)	(31.4)	(7.7)	–	–	–	(92.5)	(107.2)	(71.9)	(151.3)	(138.6)	(79.6)
Swiss Re premium	–	–	–	–	–	(1.5)	–	–	(1.2)	–	–	–	–	–	(2.7)
Restructuring charges	–	–	–	–	–	(72.6)	–	–	–	–	–	–	–	–	(72.6)
Corporate and other	(8.3)	(4.4)	–	(20.8)	(13.8)	(5.0)	(2.8)	–	–	(44.4)	(30.5)	(0.9)	(76.3)	(48.7)	(5.9)

	192.4	146.2	11.6	51.5	242.2	178.6	51.6	406.2	68.2	(156.4)	(267.1)	16.9	139.1	527.5	275.3

Identifiable assets
Insurance	2,683.1	2,373.8	1,944.5	6,577.9	6,293.6	7,930.6	326.3	234.0	219.4	–	–	–	9,587.3	8,901.4	10,094.5
Reinsurance	169.7	135.3	79.0	5,407.4	5,266.5	4,562.0	1,457.2	960.6	628.6	–	–	–	7,034.3	6,362.4	5,269.6
Runoff and Group Re	464.9	516.6	36.0	5,083.6	5,605.0	3,816.1	2,984.3	2,705.2	1,933.0	–	–	–	8,532.8	8,826.8	5,785.1
Claims adjusting	43.4	27.3	20.1	33.3	53.2	43.8	282.3	270.7	224.2	–	–	–	359.0	351.2	288.1
Corporate	–	–	–	–	–	–	–	–	–	817.9	576.5	787.2	817.9	576.5	787.2

	3,361.1	3,053.0	2,079.6	17,102.2	17,218.3	16,352.5	5,050.1	4,170.5	3,005.2	817.9	576.5	787.2	26,331.3	25,018.3	22,224.5

	12.8%	12.2%	9.4%	65.0%	68.8%	73.6%	19.2%	16.7%	13.5%	3.0%	2.3%	3.5%
Amortization	11.1	16.4	9.4	18.5	26.2	19.2	13.0	9.5	14.3	–	–	–	42.6	52.1	42.9
Interest and dividend income for the Canadian Insurance, the U.S. Insurance, Asian Insurance and Reinsurance segments is $60.9, $81.3, $2.9 and $156.3 respectively (2003 – $50.8, $76.1, $0.7 and $92.7) (2002 – $31.2, $126.6, $1.3 and $107.0).
Realized gains/(losses) for the Canadian Insurance, the U.S. Insurance, Asian Insurance and Reinsurance segments are $22.6, $85.0, nil and $74.6 respectively (2003 – $67.2, $308.8, $3.8 and $284.1) (2002 – $13.4, $61.8, $0.7 and $118.6).
Interest expense for the Canadian Insurance, the U.S. Insurance, Asian Insurance and Reinsurance segments is nil, $33.2, nil and $25.6, respectively (2003 – nil, $18.7, nil and $12.7) (2002 – nil, nil, nil and $7.7).
Geographic premiums are determined based on the domicile of the various subsidiaries and where the primary underlying risk of the business resides.
Corporate and other includes the company’s interest expense and corporate overhead. Corporate assets include cash and short term investments and miscellaneous other assets in the holding company.

18.     Fair Value
Information on the fair values of financial instruments of the company, including where those values differ from their carrying values in the financial statements at December 31, 2004, include:

	Note	Carrying	Estimated
	Reference	Value	Fair Value
Marketable securities		15.1	15.1
Portfolio investments	3	13,490.4	13,918.7
Securities sold but not yet purchased	3	539.5	539.5
Long term debt	5	2,155.5	2,246.2
Trust preferred securities of subsidiaries	6	52.4	46.5
Purchase consideration payable	16	195.2	205.6
The amounts above do not include the fair value of underlying lines of business. While fair value amounts are designed to represent estimates of the amounts at which instruments could be exchanged in current transactions between willing parties, certain of the company’s financial instruments lack an available trading market. Therefore, these instruments have been valued on a going concern basis. Fair value information on the provision for claims and reinsurance recoverables are not determinable.
These fair values have not been reflected in the financial statements.
19.     US GAAP Reconciliation
The consolidated financial statements of the company have been prepared in accordance with Canadian GAAP which are different in some respects from those applicable in the United States, as described below.
Consolidated Statements of Earnings
For the years ended December 31, 2004, 2003 and 2002, significant differences between consolidated net earnings under Canadian GAAP and consolidated net earnings under US GAAP were as follows:

(a)	Under Canadian GAAP, recoveries on certain stop loss reinsurance treaties (including with Swiss Re) protecting Fairfax, Crum & Foster and TIG are recorded at the same time as the claims incurred are ceded. Under US GAAP, these recoveries, which are considered to be retroactive reinsurance, are recorded up to the amount of the premium paid with the excess of the ceded liabilities over the premium paid recorded as a deferred gain. The deferred gain is amortized to income over the estimated settlement period over which the company expects to receive the recoveries and is recorded in accounts payable and accrued liabilities.

(b)	Other than temporary declines are recorded in earnings. Declines in fair values are generally presumed to be other than temporary if they have persisted over a period of time and factors indicate that recovery is uncertain. Under Canadian GAAP, other than temporary declines in the value of investment securities to fair value are recorded in earnings. Under US GAAP, securities are written down to quoted market value when an other than temporary decline occurs.

(c)	Effective January 1, 2002, the company adopted for United States reporting purposes Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”. Under this standard, goodwill is no longer amortized over its estimated useful life, however it is assessed on an annual basis for impairment requiring writedowns (consistent with Canadian Standards). The excess of net assets over purchase price paid, in respect of acquisitions prior to January 1, 2002, is no longer amortized to earnings but is added to earnings through a cumulative catchup

FAIRFAX FINANCIAL HOLDINGS LIMITED

adjustment under US GAAP rather than to retained earnings as under Canadian GAAP.
The following shows the net earnings in accordance with US GAAP:

	2004	2003	2002
Net earnings (loss), Canadian GAAP	(17.8)	271.1	263.0
Recoveries (deferred gains) on retroactive reinsurance (a)	25.3	(209.4)	33.2
Other than temporary declines (b)	28.1	(49.9)	(13.8)
Cumulative catchup adjustment on changes in accounting for negative goodwill (c)	–	–	112.6
Other differences	(14.4)	1.5	–
Tax effect	(13.1)	91.0	(8.0)

Net earnings, US GAAP	8.1	104.3	387.0
Other comprehensive income(1)	171.0	445.6	127.9

Comprehensive income, US GAAP	179.1	549.9	514.9

Net earnings (loss) per share, US GAAP before cumulative catchup adjustment and extraordinary item	$(0.29)	$6.66	$5.81

Net earnings (loss) per share, US GAAP before cumulative catchup adjustment	$(0.29)	$6.66	$19.00

Net earnings (loss) per share, US GAAP	$(0.29)	$6.66	$26.88

Net earnings (loss) per diluted share, US GAAP	$(0.29)	$6.66	$26.88

(1)	Consists of the change in the mark to market valuation of investments of $95.1 (2003 – $92.7; 2002 – $183.0) and the change in the currency translation adjustment amount of $75.9 (2003 – $352.9; 2002 – ($55.1)).
Consolidated Balance Sheets
In Canada, portfolio investments are carried at cost or amortized cost with a provision for declines in value which are considered to be other than temporary. Strategic investments include Hub and Advent which are equity accounted and Zenith which is carried at cost. In the U.S., such investments (excluding equity accounted investments) are classified as available for sale and recorded at market values through shareholders’ equity.
As described in footnote (5) in note 5, under Canadian GAAP the value of the conversion option and the present value of the principal amount of the company’s 5% convertible senior debentures are included in Other paid in capital. Under US GAAP the full principal amount of the debentures is included in debt.

The following shows the balance sheet amounts in accordance with US GAAP, setting out individual amounts where different from the amounts reported under Canadian GAAP:

	2004	2003
Assets
Portfolio investments
Subsidiary cash and short term investments	3,476.3	5,710.6
Bonds	7,130.2	4,644.8
Preferred stocks	136.4	143.9
Common stocks	1,957.9	1,428.5
Strategic investments	412.2	423.3
Investments pledged for securities sold but not yet purchased	733.9	–

Total portfolio investments	13,846.9	12,351.1
Future income taxes	1,168.1	1,229.9
Goodwill	280.2	266.6
All other assets	11,667.2	11,692.0

Total assets	26,962.4	25,539.6

Liabilities
Accounts payable and accrued liabilities	1,986.1	2,288.0
Securities sold but not yet purchased	539.5	–
Long term debt	2,253.3	2,135.2
All other liabilities	18,526.8	18,012.1

Total liabilities	23,305.7	22,435.3

Mandatorily redeemable shares of TRG	195.2	200.6
Non-controlling interests	583.0	440.8

	778.2	641.4

Shareholders’ Equity	2,878.5	2,462.9

	26,962.4	25,539.6

The difference in consolidated shareholders’ equity is as follows:

	2004	2003	2002
Shareholders’ equity based on Canadian GAAP	3,209.1	2,918.0	2,248.0
Other comprehensive income	282.5	187.5	94.8
Reduction of other paid in capital	(97.8)	(101.4)	–
Cumulative reduction in net earnings under US GAAP	(515.3)	(541.2)	(374.4)

Shareholders’ equity based on US GAAP	2,878.5	2,462.9	1,968.4

FAIRFAX FINANCIAL HOLDINGS LIMITED

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income”, requires the company to disclose items of other comprehensive income in a financial statement and to disclose accumulated balances of other comprehensive income in the equity section of financial statements. A new Canadian GAAP standard will require this presentation to be adopted in 2006. Other comprehensive income includes (besides the currency translation account, which is disclosed under Canadian GAAP) unrealized gains and losses on investments, as follows:

	2004	2003	2002
Unrealized gain (loss) on investments available for sale	420.1	271.1	133.4
Related deferred income taxes	(151.6)	(97.7)	(52.7)
Other	14.0	14.1	14.1

	282.5	187.5	94.8

The cumulative reduction in net earnings under US GAAP of $515.3 at December 31, 2004 relates primarily to the deferred gain on retroactive reinsurance ($535.6 after tax) which is amortized into income as the underlying claims are paid.
Disclosure of Interest and Income Taxes Paid
The aggregate amount of interest paid for the years ended December 31, 2004, 2003 and 2002 was $175.1, $140.9 and $122.3, respectively. The aggregate amount of income taxes paid for the years ended December 31, 2004, 2003 and 2002 was $132.6, $42.9 and $20.4, respectively.
Statement of Cash Flows
There are no significant differences on the statement of cash flows under US GAAP as compared to Canadian GAAP.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (as of March 4, 2005)
(Figures and amounts are in US$ and $ millions except per share amounts and as otherwise indicated. Figures may not add due to rounding.)

Notes: (1)	Readers of the Management’s Discussion and Analysis of Financial Condition and Results of Operations should review the entire Annual Report for additional commentary and information. Additional information relating to the Company, including its annual information form, can be found on SEDAR at www.sedar.com, which can also be accessed from the company’s website www.fairfax.ca.

(2)	Management analyzes and assesses the underlying insurance, reinsurance and runoff operations and the financial position of the consolidated group in various ways. Certain of these measures provided in this Annual Report, which have been used historically and disclosed regularly in Fairfax’s Annual Reports and interim financial reporting, are non-GAAP measures; these measures include tables showing the company’s sources of net earnings with Lindsey Morden equity accounted and the company’s capital structure with Lindsey Morden equity accounted. Where non-GAAP measures are provided, descriptions are clearly provided in the commentary as to the nature of the adjustments made.

(3)	The combined ratio – which may be calculated differently by different companies and is calculated by the company as the sum of the loss ratio (claims losses and loss adjustment expenses expressed as a percentage of net premiums earned) and the expense ratio (commissions, premium acquisition costs and other underwriting expenses as a percentage of net premiums earned) – is the traditional measure of underwriting results of property and casualty companies, but is regarded as a non-GAAP measure.

(4)	References to other documents or certain websites does not constitute incorporation for reference in this MD&A of all or any portion of those documents or websites.
As the majority of the company’s operations are in the United States or conducted in U.S. dollars, effective December 31, 2003, the company reported its consolidated financial statements in U.S. dollars, in order to provide more meaningful information to its financial statement users. All historical comparative financial information and all historical financial data in this Annual Report were restated in the 2003 Annual Report to reflect the company’s results as if they had been historically reported in U.S. dollars.
The company (i.e. the holding company) also determined, effective January 1, 2004, that its functional currency is U.S. dollars. This change from Canadian dollars, which is accounted for on a prospective basis, was based primarily on the fact that with the termination of the U.S. forward contracts and the repayment of the Canadian dollar denominated debt, the holding company balance sheet is fully exposed to the U.S. dollar. In addition, based on analysis of the underlying cash flows, management has determined that these cash flows are primarily denominated in U.S. dollars and that dividend payments will be denominated in U.S. dollars.
Sources of Revenue
Revenue reflected in the consolidated financial statements for the past three years, as shown in the table below, includes net premiums earned, interest and dividend income and realized gains on the sale of investments of the insurance, reinsurance and runoff operations, and claims adjusting fees of Lindsey Morden.

FAIRFAX FINANCIAL HOLDINGS LIMITED

	2004	2003	2002
Net premiums earned
Insurance – Canada (Northbridge)	939.0	703.2	482.9
Insurance – U.S.	1,027.6	991.7	912.4
Insurance – Asia (Fairfax Asia)	57.8	37.2	41.6
Reinsurance (OdysseyRe)	2,320.8	1,965.1	1,432.6
Runoff and other	456.3	511.8	1,019.1

	4,801.5	4,209.0	3,888.6
Interest and dividends	366.7	330.1	418.6
Realized gains	288.3	845.9	469.5
Claims fees	336.1	328.9	290.7

	5,792.6	5,713.9	5,067.4

Net premiums earned from the insurance and reinsurance operations increased by 17.5% to $4,345.2 in 2004 from $3,697.2 in 2003. In 2002, net premiums earned by the runoff group reflect inclusion of premiums on TIG’s discontinued MGA-controlled program business of $686.5 in the U.S. runoff group retroactive to January 1, 2002.
Claims fees for 2004 increased by 2.2% over 2003, principally reflecting the strong growth in U.K. revenues (including the strengthening of the U.K. pound against the U.S. dollar) and more moderate growth in the other business segments, partially offset by lower U.S. revenues principally as a result of the sale of Lindsey Morden’s TPA business in the second quarter of 2004.
As shown in note 17 to the consolidated financial statements, on a geographic basis, United States, Canadian, and Europe and Far East operations accounted for 57.5%, 21.6% and 20.9%, respectively, of net premiums earned in 2004 compared with 56.0%, 19.9% and 24.1%, respectively, in 2003.
The change in geographic concentration of net premiums earned for 2004 compared with 2003 was caused by the following factors:

(a)	The increase in U.S. net premiums earned from $991.7 in 2003 to $1,027.6 in 2004 was principally due to growth in premiums for Crum & Forster ($123.7) offset by a decrease in Fairmont’s premiums ($34.7) and the transfer of Old Lyme to runoff effective January 1, 2004 ($53.1).

(b)	The strong growth in Canadian net premiums earned from $839.0 in 2003 to $1,036.8 in 2004 was due primarily to volume and price increases at Northbridge and the strengthening of the Canadian dollar against the U.S. dollar.

(c)	The decrease in Europe and Far East net premiums earned from $1,015.3 in 2003 to $1,001.6 in 2004 was principally due to the continuing significant growth in OdysseyRe’s London market and Euro Asia divisions, with net premiums earned of $893.0 in 2004 (2003 – $703.0), being more than offset by a decrease in the net premiums earned by runoff and other to $24.4 in 2004 (2003 – $252.1). Runoff and other premiums for 2003 included the third party risk premium received upon the formation of a new runoff syndicate at Lloyd’s, as described on page 63.
Net Earnings
Combined ratios and sources of net earnings (with Lindsey Morden equity accounted) for the past three years are as set out beginning on page 47. Fuller commentary on combined ratios and on operating income on a segment by segment basis is provided under Underwriting and Operating Income beginning on page 53.

The company shows the net premiums earned, combined ratios, and underwriting and operating results for each of its continuing insurance and reinsurance groups and, as applicable, for its runoff and other operations as well as the earnings contributions from its claims adjusting, appraisal and loss management services. In the table showing the sources of net earnings, interest and dividends on the consolidated statements of earnings are included in the insurance and reinsurance group operating results and in the runoff and other operations and realized gains on investments related to the runoff group are included in the runoff and other operations.
During 2004 (and reflected in the comparatives for 2003 and 2002), with the formation of Fairfax Asia, a separate holding company to hold its interests in Falcon, First Capital and ICICI, the company refined its operating segment disclosure to disclose Asian Insurance as a separate segment.

	2004	2003	2002
Combined ratios
Insurance – Canada (Northbridge)	87.7% (1)	92.6%	97.4%
– U.S.	105.4% (1)	102.7%	107.5%
– Asia (Fairfax Asia)	91.9%	96.0%	99.8%
Reinsurance (OdysseyRe)	98.1% (1)	96.9%	99.1%

Consolidated	97.5% (1)	97.6%	101.5%

Sources of net earnings
Underwriting
Insurance – Canada (Northbridge)	115.5	52.3	12.4
– U.S.	(55.0)	(27.1)	(68.2)
– Asia (Fairfax Asia)	4.7	1.5	0.1
Reinsurance (OdysseyRe)	43.2	61.0	12.9

Underwriting income (loss)	108.4	87.7	(42.8)
Interest and dividends	301.4	220.3	266.1

Operating income	409.8	308.0	223.3
Realized gains	162.7	534.6	285.9
Runoff and other	(193.6)	(110.0)	(127.9)
Claims adjusting (Fairfax portion)	(15.4)	(16.6)	(6.7)
Interest expense	(151.3)	(138.6)	(79.6)
Corporate overhead and other	(76.3)	(48.7)	(17.6)

Pre-tax income	135.9	528.7	277.4
Taxes	(74.6)	(187.6)	(149.3)
Negative goodwill on TRG purchase	–	–	188.4
Non-controlling interests	(79.1)	(70.0)	(53.5)

Net earnings (loss)	(17.8)	271.1	263.0

(1)	The combined ratios include 2.9 combined ratio points for Canadian insurance, 9.4 combined ratio points for U.S. insurance, 4.2 combined ratio points for reinsurance and 5.1 combined ratio points for consolidated, arising from the third quarter hurricanes.
The difference between the pre-tax earnings of $135.9 in 2004 and $528.7 in 2003 reflects principally the following:

•	Earnings in 2004 were affected by $252.7 of losses from the third quarter hurricanes and $104.1 of non-trading realized losses (described below).

•	Interest and dividends increased in 2004, due primarily to an increase in yield resulting from the reinvestment of a significant portion of the cash and short term investments,

FAIRFAX FINANCIAL HOLDINGS LIMITED

primarily in the U.S. treasury bonds, and to increased investment portfolios reflecting positive cash flow from continuing operations.

•	Realized gains on investments were significantly lower in 2004, and also reflected $104.1 of non-trading losses, consisting of $77.1 of mark to market changes in fair value, recorded as realized losses, primarily relating to the economic hedges put in place by the company against a decline in the equity markets, and $27.0 of costs, recorded as realized losses, in connection with the company’s repurchase of outstanding debt at a premium to par.
The above sources of net earnings (with Lindsey Morden equity accounted) shown by business segments were as set out below for the years ended December 31, 2004, 2003 and 2002. The intercompany adjustment for gross premiums written eliminates premiums on reinsurance ceded within the group, primarily to OdysseyRe, nSpire Re and Group Re. The intercompany adjustment for realized gains eliminates gains or losses on purchase and sale transactions within the group.
Year ended December 31, 2004

		U.S.	Fairfax		Ongoing	Runoff &		Corporate &
	Northbridge	Insurance	Asia	OdysseyRe	Operations	Other	Intercompany	Other	Consolidated
Gross premiums written	1,483.1	1,345.1	86.7	2,631.6	5,546.5	584.2	(521.9)	–	5,608.8

Net premiums written	957.6	1,036.0	59.6	2,349.6	4,402.8	383.7	–	–	4,786.5

Net premiums earned	939.0	1,027.6	57.8	2,320.8	4,345.2	456.3	–	–	4,801.5

Underwriting profit (loss)	115.5	(55.0)	4.7	43.2	108.4	–	–	–	108.4
Interest and dividends	60.9	81.3	2.9	156.3	301.4	–	–	–	301.4

Operating income before:	176.4	26.3	7.6	199.5	409.8	–	–	–	409.8
Realized gains	22.6	85.0	–	74.6	182.2	125.6	(43.8)	24.3	288.3
Runoff and other operating income (loss)	–	–	–	–	–	(319.2)	–	–	(319.2)
Claims adjusting	–	–	–	–	–	–	–	(15.4)	(15.4)
Interest expense	–	(33.2)	–	(25.6)	(58.8)	–	–	(92.5)	(151.3)
Corporate overhead and other	(8.3)	(8.4)	(2.8)	(12.4)	(31.9)	–	–	(44.4)	(76.3)

Pre-tax income (loss)	190.7	69.7	4.8	236.1	501.3	(193.6)	(43.8)	(128.0)	135.9
Taxes									(74.6)
Non-controlling interests									(79.1)

Net earnings (loss)									(17.8)

Year ended December 31, 2003

		U.S.	Fairfax		Ongoing	Runoff &		Corporate &
	Northbridge	Insurance	Asia	OdysseyRe	Operations	Other	Intercompany	Other	Consolidated
Gross premiums written	1,318.6	1,396.0	81.8	2,558.2	5,354.6	582.2	(418.2)	–	5,518.6

Net premiums written	802.3	1,092.1	61.6	2,153.6	4,109.6	338.5	–	–	4,448.1

Net premiums earned	703.2	991.7	37.2	1,965.1	3,697.2	511.8	–	–	4,209.0

Underwriting profit (loss)	52.3	(27.1)	1.5	61.0	87.7	–	–	–	87.7
Interest and dividends	50.8	76.1	0.7	92.7	220.3	–	–	–	220.3

Operating income before:	103.1	49.0	2.2	153.7	308.0	–	–	–	308.0
Realized gains	67.2	308.8	3.8	284.1	663.9	311.3	(132.4)	3.1	845.9
Runoff and other operating									–
income (loss)	–	–	–	–	–	(421.3)	–	–	(421.3)
Claims adjusting	–	–	–	–	–	–	–	(16.6)	(16.6)
Interest expense	–	(18.7)	–	(12.7)	(31.4)	–	–	(107.2)	(138.6)
Corporate overhead and other	(4.4)	(5.9)	–	(7.9)	(18.2)	–	–	(30.5)	(48.7)

Pre-tax income (loss)	165.9	333.2	6.0	417.2	922.3	(110.0)	(132.4)	(151.2)	528.7
Taxes									(187.6)
Non-controlling interests									(70.0)

Net earnings									271.1

Year ended December 31, 2002

		U.S.	Fairfax		Ongoing	Runoff &		Corporate &
	Northbridge	Insurance	Asia	OdysseyRe	Operations	Other	Intercompany	Other	Consolidated
Gross premiums written	1,132.9	1,315.1	56.6	1,894.5	4,399.1	1,205.3	(431.2)	–	5,173.2

Net premiums written	533.2	994.8	41.7	1,631.2	3,200.9	833.0	–	–	4,033.9

Net premiums earned	482.9	912.4	41.6	1,432.6	2,869.5	1,019.1	–	–	3,888.6

Underwriting profit (loss)	12.4	(68.2)	0.1	12.9	(42.8)	–	–	–	(42.8)
Interest and dividends	31.2	126.6	1.3	107.0	266.1	–	–	–	266.1

Operating income before:	43.6	58.4	1.4	119.9	223.3	–	–	–	223.3
Realized gains	13.4	61.8	0.7	118.6	194.5	183.7	(17.5)	108.9	469.5
Runoff and other operating income (loss)	–	–	–	–	–	(311.6)	–	–	(311.6)
Claims adjusting	–	–	–	–	–	–	–	(6.7)	(6.7)
Interest expense	–	–	–	(7.7)	(7.7)	–	–	(71.9)	(79.6)
Corporate overhead and other	–	(9.0)	–	(5.0)	(14.0)	–	–	(3.6)	(17.6)

Pre-tax income (loss)	57.0	111.2	2.1	225.8	396.1	(127.9)	(17.5)	26.7	277.4
Taxes									(149.3)
Negative goodwill on TRG purchase									188.4
Non-controlling interests									(53.5)

Net earnings									263.0

FAIRFAX FINANCIAL HOLDINGS LIMITED

Segmented Balance Sheet
The company’s segmented balance sheet as at December 31, 2004 is presented to disclose the assets and liabilities of, and the capital invested by the company in, each of the company’s major operating subsidiaries. The segmented balance sheet has been prepared on the following basis:

(a)	The balance sheet for each segment is on a legal entity basis for each major operating subsidiary (except for nSpire Re, which excludes balances related to U.S. acquisition financing), prepared in accordance with Canadian GAAP and Fairfax’s accounting policies and basis of accounting. Accordingly, these segmented balance sheets differ from those published by Crum & Forster and OdysseyRe due to differences between Canadian and US GAAP.

(b)	Investments in affiliates, which are carried at cost, and major balances due from affiliates are disclosed in the operating company segments on pages 53 to 70. Affiliated insurance and reinsurance balances, including premiums receivable, reinsurance recoverable, deferred premium acquisitions costs, funds withheld payable to reinsurers, provision for claims and unearned premiums are not shown separately but are eliminated in Corporate and Other.

(c)	Corporate and Other includes Fairfax entity and its subsidiary intermediate holding companies as well as the consolidating and eliminating entries required under Canadian GAAP to prepare consolidated financial statements. The most significant of those entries derive from the elimination of intercompany reinsurance (primarily consisting of normal course reinsurance between OdysseyRe and the primary insurers, normal course reinsurance provided by Group Re and pre-acquisition reinsurance relationships), which affects Recoverable from reinsurers, Provision for claims and Unearned premiums. The $1,623.1 holding company Long term debt consists primarily of Fairfax debt of $1,341.6 (see note 5 to the consolidated financial statements), TIG debt and trust preferred securities of $79.7 (see notes 5 and 6 to the consolidated financial statements) and purchase consideration payable of $195.2 (related to the TRG acquisition referred to in note 16 to the consolidated financial statements).

Segmented Balance Sheet as at December 31, 2004

	Insurance

	Canadian			Reinsurance	Ongoing	Runoff and	Lindsey	Corporate
	(Northbridge)	U.S.	Asian	(OdysseyRe)	Operations	Other	Morden	and Other	Fairfax
Assets
Cash, short term investments and marketable securities	1.1	17.1	–	–	18.2	–	–	548.6	566.8
Accounts receivable and other	488.1	446.4	36.4	857.0	1,827.9	479.6	118.0	(79.5)	2,346.0
Recoverable from reinsurers	1,049.3	1,965.0	57.8	1,275.8	4,347.9	5,045.6	–	(1,258.0)	8,135.5
Portfolio investments	1,982.6	3,574.1	167.2	4,762.2	10,486.1	2,875.2	23.7	105.4	13,490.4
Deferred premium acquisition costs	110.1	83.0	7.6	171.1	371.8	7.0	–	–	378.8
Future income taxes	44.1	160.9	2.2	169.9	377.1	728.9	2.7	(135.1)	973.6
Premises and equipment	11.2	5.3	1.2	11.9	29.6	9.4	13.3	47.5	99.8
Goodwill	16.6	7.3	11.4	13.0	48.3	–	192.4	(12.6)	228.1
Due from affiliates		1.1	7.7	8.7	17.5	359.4	1.3	(378.2)	–
Other assets	1.3	27.2	–	15.4	43.9	23.1	8.9	36.4	112.3
Investments in Fairfax affiliates	–	101.6	–	87.9	189.5	461.3	–	(650.8)	–

Total assets	3,704.4	6,389.0	291.5	7,372.9	17,757.8	9,989.5	360.3	(1,776.3)	26,331.3

Liabilities
Lindsey Morden indebtedness	–	–	–	–	–	–	89.2	–	89.2
Accounts payable and accrued liabilities	151.3	230.1	6.6	139.1	527.1	337.1	102.4	155.8	1,122.4
Securities sold but not yet purchased	221.0	217.4	–	56.2	494.6	–	–	44.9	539.5
Funds withheld payable to reinsurers	101.3	336.7	14.4	302.0	754.4	598.3	–	(319.5)	1,033.2
Provision for claims	1,744.2	3,576.7	96.1	4,228.0	9,645.0	6,657.5	–	(1,319.0)	14,983.5
Unearned premiums	760.6	592.6	79.8	832.2	2,265.2	140.7	–	(37.6)	2,368.3
Deferred taxes payable	6.8	–	–	–	6.8	–	2.8	(9.6)	–
Long term debt	–	300.0	–	374.9	674.9	–	105.1	1,623.1	2,403.1

Total liabilities	2,985.2	5,253.5	196.9	5,932.4	14,368.0	7,733.6	299.5	138.1	22,539.2

Non-controlling interests	–	–	0.9	–	0.9	–	1.2	580.9	583.0

Shareholders’ equity	719.2	1,135.5	93.7	1,440.5	3,388.9	2,255.9	59.6	(2,495.3)	3,209.1

Total liabilities and shareholders’ equity	3,704.4	6,389.0	291.5	7,372.9	17,757.8	9,989.5	360.3	(1,776.3)	26,331.3

Capital
Debt	–	300.0	–	374.9	674.9	–	194.3	1,623.1	2,492.3
Non-controlling interests	293.4	–	–	281.0	574.4	–	14.9	(6.3)	583.0
Investments in Fairfax affiliates	–	101.6	–	87.9	189.5	461.3	–	(650.8)	–
Shareholders’ equity	425.8	1,033.9	93.7	1,071.6	2,625.0	1,794.6	44.7	(1,255.2)	3,209.1

Total capital	719.2	1,435.5	93.7	1,815.4	4,063.8	2,255.9	253.9	(289.2)	6,284.4

% of total capital	11.4%	22.8%	1.5%	28.9%	64.6%	35.9%	4.0%	(4.5% )	100.0%

FAIRFAX FINANCIAL HOLDINGS LIMITED

Future income taxes represent amounts expected to be recovered in future years. At December 31, 2004 future income taxes of $973.6 (of which $608.3 related to Fairfax Inc., Fairfax’s U.S. holding company, and subsidiaries in its U.S. consolidated tax group) consisted of $556.3 of capitalized operating and capital losses (with no valuation allowance), and timing differences of $417.3 which represent primarily expenses recorded in the financial statements but not yet deducted for income tax purposes. The capitalized operating losses relate primarily to Fairfax Inc. and its U.S. subsidiaries ($251.8), where approximately 90% of the losses expire in 2022 and 2023, the Canadian holding company ($140.8) and European runoff ($110.1).
In order to more quickly use its future U.S. income tax asset and for the cash flow benefit of receiving tax sharing payments from OdysseyRe, the company increased its interest in OdysseyRe to in excess of 80% in 2003, so that OdysseyRe would be included in Fairfax’s U.S. consolidated tax group.
With the discontinuance of TIG’s MGA-controlled program business in 2003 and the continuing profitability of Crum & Forster and OdysseyRe, 2004 taxable income of Fairfax’s U.S. consolidated tax group was in excess of $400. As a result, the portion of Fairfax’s future income tax asset related to its U.S. consolidated tax group decreased by $148.8 in 2004 from the utilization of net operating losses of that group. Notwithstanding that decrease, future income taxes increased by $5.3 in 2004 as a result of increases in the ordinary course for timing differences as a result of increased business volumes, and increases in the non-U.S. components of this asset, including the impact of foreign exchange.
Fairfax has determined that no additional valuation allowance is required on its future income tax asset as at December 31, 2004. Differences between expected and actual future operating results could adversely impact the company’s ability to realize the future income tax asset within a reasonable period of time given the inherent uncertainty in projecting operating company earnings and industry conditions beyond a three to four year period. The company expects to realize the benefit of these capitalized losses from future profitable operations.
In determining the need for a valuation allowance, management considers primarily current and expected profitability of the companies. Management reviews the recoverability of the future tax asset and the valuation allowance on a quarterly basis. The timing differences principally relate to insurance-related balances such as claims, deferred premium acquisition costs and unearned premiums; such timing differences are expected to continue for the foreseeable future in light of the company’s ongoing operations.
Portfolio investments include investment in 26.1%-owned Hub International Limited ($108.0) and 24.4%-owned Zenith National Insurance Corp. ($130.9), both of which are publicly listed companies, and 46.8%-owned Advent Capital Holdings PLC ($72.6).
The increase in goodwill to $228.1 at December 31, 2004 from $214.3 at December 31, 2003 is principally attributable to the strengthening of the pound sterling against the U.S. dollar during 2004.

Components of Net Earnings
                  Underwriting and Operating Income
Set out and discussed below are the 2004, 2003 and 2002 underwriting and operating results of Fairfax’s ongoing insurance and reinsurance operations on a summarized company by company basis.
                           Canadian Insurance – Northbridge

	2004	2003	2002
Underwriting profit	115.5	52.3	12.4

Combined ratio:
Loss & LAE	62.2%	65.5%	71.6%
Commissions	7.3%	6.7%	5.7%
Underwriting expense	18.2%	20.4%	20.1%

	87.7%	92.6%	97.4%

Gross premiums written	1,483.1	1,318.6	1,132.9

Net premiums written	957.6	802.3	533.2

Net premiums earned	939.0	703.2	482.9

Underwriting profit	115.5	52.3	12.4
Interest and dividends	60.9	50.8	31.2

Operating income	176.4	103.1	43.6
Realized gains	22.6	67.2	13.4

Pre-tax income before interest and other	199.0	170.3	57.0

Net income after taxes	124.3	108.3	33.6

Continued premium growth and improved underwriting performance generated a record 2004 underwriting profit for Northbridge of $115.5, an increase of 120.8% over underwriting profit of $52.3 earned in 2003. Notwithstanding the impact of $27.5 in losses related to the third quarter hurricanes in the U.S. (representing 2.9 combined ratio points), Northbridge’s combined ratio improved to 87.7% in 2004 from 92.6% in 2003 (79.5% in the fourth quarter of 2004 compared to 89.0% in 2003). Premium growth in most of the markets served by Northbridge, while still robust in 2004, slowed relative to the rates of increase in many of those markets in 2003. Rate increases achieved in 2004 in many of Northbridge’s markets, reduced overall quota share treaty cessions to reinsurers, and strong levels of renewal retention augmented by new business volumes nevertheless combined to produce growth (measured in Canadian dollars) in net premiums written of 10.4% and in net premiums earned of 23.5% over 2003 levels. After the inclusion of interest and dividend income, Northbridge reported operating income of $176.4 in 2004, representing an increase of 71.1% over $103.1 of operating income produced in 2003.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Set out and discussed below is the balance sheet for Northbridge as at December 31, 2004.

2004
Assets
Cash, short term investments and marketable securities	1.1
Accounts receivable and other	488.1
Recoverable from reinsurers	1,049.3
Portfolio investments	1,982.6
Deferred premium acquisition costs	110.1
Future income taxes	44.1
Premises and equipment	11.2
Goodwill	16.6
Other assets	1.3

Total assets	3,704.4

Liabilities
Accounts payable and accrued liabilities	151.3
Securities sold but not yet purchased	221.0
Funds withheld payable to reinsurers	101.3
Provision for claims	1,744.2
Unearned premiums	760.6
Deferred taxes payable	6.8

Total liabilities	2,985.2
Shareholders’ equity	719.2

Total liabilities and shareholders’ equity	3,704.4

For the year ended December 31, 2004, Northbridge earned net income of $124.3, producing a return on average equity (while remaining debt free) expressed in U.S. dollars of 19.3%. For 2004, $46.1 of Northbridge’s earnings were allocated to the minority shareholders, while Fairfax’s share amounted to $78.2 before the $40.1 gain on the sale of Northbridge shares. Northbridge’s return on average equity expressed in Canadian dollars for the past 19 years (since inception in 1985) was 16.2%.
For more information on Northbridge’s results, please see its 2004 annual report posted on its website www.northbridgefinancial.com.

                           U.S. Insurance
Year ended December 31, 2004

	Crum &
	Forster(1)	Fairmont	Total
Underwriting profit (loss)	(56.2)	1.2	(55.0)

Combined ratio:
Loss & LAE	77.1%	64.4%	75.0%
Commissions	10.5%	13.8%	11.2%
Underwriting expense	18.9%	21.1%	19.2%

	106.5%	99.3%	105.4%

Gross premiums written	1,139.0	206.1	1,345.1

Net premiums written	869.6	166.4	1,036.0

Net premiums earned	859.0	168.6	1,027.6

Underwriting profit (loss)	(56.2)	1.2	(55.0)
Interest and dividends	73.0	8.3	81.3

Operating income	16.8	9.5	26.3
Realized gains	77.8	7.2	85.0

Pre-tax income before interest and other	94.6	16.7	111.3

Net income after taxes	38.3	11.2	49.5

Year ended December 31, 2003

	Crum &
	Forster(1)	Fairmont	Old Lyme(2)	Total
Underwriting profit (loss)	(32.7)	1.7	3.9	(27.1)

Combined ratio:
Loss & LAE	74.5%	64.6%	58.2%	71.6%
Commissions	9.9%	14.5%	28.2%	11.8%
Underwriting expense	20.0%	20.1%	6.3%	19.3%

	104.4%	99.2%	92.7%	102.7%

Gross premiums written	1,104.2	242.3	49.5	1,396.0

Net premiums written	857.3	185.4	49.4	1,092.1

Net premiums earned	735.3	203.3	53.1	991.7

Underwriting profit (loss)	(32.7)	1.7	3.9	(27.1)
Interest and dividends	59.2	14.4	2.5	76.1

Operating income	26.5	16.1	6.4	49.0
Realized gains	294.8	13.8	0.2	308.8

Pre-tax income before interest and other	321.3	29.9	6.6	357.8

Net income after taxes	176.8	18.2	4.8	199.8

FAIRFAX FINANCIAL HOLDINGS LIMITED

Year ended December 31, 2002

	Crum &
	Forster(1)	Fairmont	Old Lyme(2)	Total
Underwriting profit (loss)	(55.2)	(15.0)	2.0	(68.2)

Combined ratio:
Loss & LAE	76.2%	69.9%	56.7%	74.1%
Commissions	11.3%	15.4%	29.0%	11.9%
Underwriting expense	20.8%	21.7%	7.2%	21.5%

	108.3%	107.0%	92.9%	107.5%

Gross premiums written	963.5	313.0	38.6	1,315.1

Net premiums written	729.0	227.2	38.6	994.8

Net premiums earned	669.0	214.9	28.5	912.4

Underwriting profit (loss)	(55.2)	(15.0)	2.0	(68.2)
Interest and dividends	105.5	19.4	1.7	126.6

Operating income	50.3	4.4	3.7	58.4
Realized gains	51.4	10.4	–	61.8

Pre-tax income before interest and other	101.7	14.8	3.7	120.2

Net income after taxes	77.8	6.7	2.7	87.2

(1)	These results differ from those published by Crum & Forster Holdings Corp., primarily due to differences between Canadian and US GAAP, relating principally to the treatment of retroactive reinsurance (explained in note 19 to the consolidated financial statements).

(2)	Transferred to runoff effective January 1, 2004.
The U.S. insurance combined ratio for 2004 was 105.4% (90.9% in the fourth quarter) compared to 102.7% for 2003 (107.6% in the fourth quarter). The 105.4% combined ratio in 2004 included 9.4 combined ratio points arising from the third quarter hurricanes.
Crum & Forster’s combined ratio of 106.5% in 2004 included 11.1 combined ratio points arising from the third quarter hurricanes. Underwriting results also reflected a net cost of $25.0 or 2.4 combined ratio points related to development of prior years’ loss reserves. Such net prior year loss development included redundancies as well as $100.0 of APH strengthening, recorded following an independent ground-up study, all of which was covered by aggregate stop loss reinsurance. Excluding the third quarter hurricanes, the combined ratio improved to 95.4% in 2004 from 104.4% in 2003, reflecting the earned premium impact of the more than 10% price increase achieved in 2003 and stable pricing in 2004 and the company’s continued focus on expenses. Crum & Forster’s net premiums written in 2004 grew by 5.3% (excluding premium cessions related to catastrophe events and prior year reserve actions), reflecting improved retention of renewal business. United States Fire Insurance, Crum & Forster’s principal operating subsidiary, which was redomiciled from New York to Delaware at December 31, 2003, moved to a positive earned surplus position at that date and paid an $80 dividend in 2004 to its parent holding company. Its 2005 dividend capacity is approximately $88. North River Insurance, Crum & Forster’s New Jersey-domiciled operating subsidiary, improved its earned surplus from a deficit of $6 at December 31, 2003 to positive $5 at December 31, 2004 and therefore has 2005 dividend capacity of $5. Cash flow from operations at Crum & Forster was $94.7 in 2004 compared to 2003 operating cash flow of $379.2, with the decrease primarily due to cash received from two large treaty commutations in 2003 and paid losses on catastrophe events in 2004.
Fairmont’s combined ratio of 99.3% reflects its continued focus on underwriting profitability combined with moderate price increases obtained in 2004. Fairmont’s disciplined response to competitive pressure in the employer stop loss market decreased net premiums written to $166.4 in 2004 from $185.4 in 2003.
Set out and discussed below is the balance sheet for U.S. insurance as at December 31, 2004.

	Crum &		Intrasegment	U.S.
	Forster	Fairmont	Eliminations	Insurance
Assets
Cash, short term investments and marketable securities	17.1	–	–	17.1
Accounts receivable and other	391.0	55.4	–	446.4
Recoverable from reinsurers	1,853.1	126.4	(14.5)	1,965.0
Portfolio investments	3,301.3	272.8	–	3,574.1
Deferred premium acquisition costs	75.0	8.0	–	83.0
Future income taxes	127.9	33.0	–	160.9
Premises and equipment	5.3	–	–	5.3
Goodwill	7.3	–	–	7.3
Due from affiliates	(4.1)	5.2	–	1.1
Other assets	24.7	2.5	–	27.2
Investments in Fairfax affiliates	101.6	–	–	101.6

Total assets	5,900.2	503.3	(14.5)	6,389.0

Liabilities
Accounts payable and accrued liabilities	216.2	13.9	–	230.1
Securities sold but not yet purchased	217.4	–	–	217.4
Funds withheld payable to reinsurers	315.8	21.1	(0.2)	336.7
Provision for claims	3,355.4	235.6	(14.3)	3,576.7
Unearned premiums	528.6	64.0	–	592.6
Long term debt	300.0	–	–	300.0

Total liabilities	4,933.4	334.6	(14.5)	5,253.5
Shareholders’ equity	966.8	168.7	–	1,135.5

Total liabilities and shareholders’ equity	5,900.2	503.3	(14.5)	6,389.0

Crum & Forster has issued $300 of notes payable on June 15, 2013. Under the terms of the debt indenture, C&F may only pay dividends to Fairfax if the dividend capacity of its insurance subsidiaries is greater than two times its interest expense, and the dividends paid may not exceed 75% of cumulative consolidated US GAAP net income since April 1, 2003. At December 31, 2004, Crum & Forster had $63.7 of remaining coverage under its excess of loss reinsurance treaties for 2000 and prior accident years. For the year ended December 31, 2004, C&F earned net income of $38.3, producing a return on average equity of 3.9%. Crum & Forster’s cumulative earnings since acquisition on August 13, 1998 have been $384.8, from which it paid Fairfax dividends of $61.5 in 2004. Its return on average equity since acquisition has been 8.0%.

FAIRFAX FINANCIAL HOLDINGS LIMITED

C&F’s investments in Fairfax affiliates consist of:

Affiliate	% interest
Northbridge	15.3
OdysseyRe	1.2
TRG Holdings (Class 1 shares)	5.2
MFX	9.3
Fairmont was formed from the combination of Ranger Insurance Company and the Accident & Health and Hawaii business units of TIG Insurance, effective January 1, 2004.
For more information on Crum & Forster, please see its 10K report posted on its website www.cfins.com.
                           Asian Insurance – Fairfax Asia

	2004	2003	2002
Underwriting profit	4.7	1.5	0.1

Combined ratio:
Loss & LAE	55.9%	53.5%	56.0%
Commissions	18.0%	22.3%	21.1%
Underwriting expense	18.0%	20.2%	22.7%

	91.9%	96.0%	99.8%

Gross premiums written	86.7	81.8	56.6

Net premiums written	59.6	61.6	41.7

Net premiums earned	57.8	37.2	41.6

Underwriting profit	4.7	1.5	0.1
Interest and dividends	2.9	0.7	1.3

Operating income	7.6	2.2	1.4
Realized gains	–	3.8	0.7

Pre-tax income before interest and other	7.6	6.0	2.1

Net income after taxes	4.1	8.5	2.1

In 2002 and 2003, Fairfax Asia included only Falcon. Effective January 1, 2004, Fairfax Asia consists of the company’s Asia operations: Falcon, First Capital and a 26.0% interest in the ICICI/ Lombard joint venture. Fairfax Asia is the holding company which is 54.8% owned by Wentworth and 45.2% by OdysseyRe as of December 31, 2004. These operations continue to reflect a focus on underwriting profit. The decrease in the combined ratio to 91.9% in 2004 (93.8% in the fourth quarter) from 96.0% in 2003 (91.0% in the fourth quarter) reflects the inclusion in 2004 of First Capital’s strong underwriting results.

Set out below is the balance sheet for Fairfax Asia as at December 31, 2004.

2004
Assets
Accounts receivable and other	36.4
Recoverable from reinsurers	57.8
Portfolio investments	167.2
Deferred premium acquisition costs	7.6
Future income taxes	2.2
Premises and equipment	1.2
Goodwill	11.4
Due from affiliates	7.7

Total assets	291.5

Liabilities
Accounts payable and accrued liabilities	6.6
Funds withheld payable to reinsurers	14.4
Provision for claims	96.1
Unearned premiums	79.8

Total liabilities	196.9
Non-controlling interests	0.9
Shareholders’ equity	93.7

Total liabilities and shareholders’ equity	291.5

                           Reinsurance – OdysseyRe(1)

	2004	2003	2002
Underwriting profit	43.2	61.0	12.9

Combined ratio:
Loss & LAE	70.0%	67.5%	68.9%
Commissions	22.6%	24.2%	25.3%
Underwriting expense	5.5%	5.2%	4.9%

	98.1%	96.9%	99.1%

Gross premiums written	2,631.6	2,558.2	1,894.5

Net premiums written	2,349.6	2,153.6	1,631.2

Net premiums earned	2,320.8	1,965.1	1,432.6

Underwriting profit	43.2	61.0	12.9
Interest and dividends	156.3	92.7	107.0

Operating income	199.5	153.7	119.9
Realized gains	74.6	284.1	118.6

Pre-tax income before interest and other	274.1	437.8	238.5

Net income after taxes	160.1	276.5	151.0

FAIRFAX FINANCIAL HOLDINGS LIMITED

(1)	These results differ from those published by Odyssey Re Holdings Corp., primarily due to differences between Canadian and US GAAP (relating principally to the timing of the recognition of provisions for other than temporary declines, as explained in note 19 to the consolidated financial statements) and the exclusion from the 2004 results of the results of First Capital (First Capital’s 2004 results are included in Fairfax Asia’s results).
OdysseyRe’s combined ratio was 98.1% in 2004 (including 4.2 combined ratio points arising from the third quarter hurricanes), which marked its third consecutive year producing an underwriting profit. The combined ratio in the fourth quarter of 2004 was 95.2%, compared to 96.0% in 2003. Net premiums written increased by 9.1% in 2004, which follows increases of 32.0% in 2003 and 65.7% in 2002. During this three year period, OdysseyRe significantly expanded its presence in the global marketplace through a deliberate strategy of product and geographic diversification. For 2004, gross premiums written in the United States represented 54% of the total, with non-U.S. business producing 46%. Over the last three years, international business produced an increasing amount of OdysseyRe’s premium volume. The diversification of activity OdysseyRe has achieved was responsible for its ability to produce an underwriting profit in 2004 despite incurring record hurricane losses in Florida and the Caribbean during the third quarter of 2004.
Net operating cash flow amounted to $603.2 and $554.1 for the years ended December 31, 2004 and 2003, respectively. Since the end of 2001, OdysseyRe’s shareholders’ equity has increased by 93% on a US GAAP basis, generated entirely from retained earnings and invested asset appreciation.

Set out and discussed below is the OdysseyRe balance sheet as at December 31, 2004.

2004
Assets
Accounts receivable and other	857.0
Recoverable from reinsurers	1,275.8
Portfolio investments	4,762.2
Deferred premium acquisition costs	171.1
Future income taxes	169.9
Premises and equipment	11.9
Goodwill	13.0
Due from affiliates	8.7
Other assets	15.4
Investments in Fairfax affiliates	87.9

Total assets	7,372.9

Liabilities
Accounts payable and accrued liabilities	139.1
Securities sold but not yet purchased	56.2
Funds withheld payable to reinsurers	302.0
Provision for claims	4,228.0
Unearned premiums	832.2
Long term debt	374.9

Total liabilities	5,932.4
Shareholders’ equity	1,440.5

Total liabilities and shareholders’ equity	7,372.9

OdysseyRe has debt of $374.9, representing debt to total capital of 20.6%. For the year ended December 31, 2004, OdysseyRe earned net income of $160.1, producing a return on average equity of 11.7%. For 2004, $32.9 of OdysseyRe’s earnings were allocated to the minority shareholders, while Fairfax’s share amounted to $127.2. OdysseyRe’s return on average equity for the three years since 2001, the year in which it went public, was 17.2%.
OdysseyRe’s investments in Fairfax affiliates consist of:

Affiliate	% interest
TRG Holdings (Class 1 shares)	47.4
Fairfax Asia	45.2
MFX	7.4
For more information on OdysseyRe’s results, please see its 2004 annual report posted on its website www.odysseyre.com.

FAIRFAX FINANCIAL HOLDINGS LIMITED

                  Interest and Dividends
Interest and dividends increased by 36.8% to $301.4 in 2004 from $220.3 in 2003, due primarily to an increase in yield resulting from the reinvestment of a significant portion of the cash and short term investments, primarily in U.S. treasury bonds, and to increased investment portfolios reflecting positive cash flow from ongoing operations (cash flow from operations at Northbridge, Crum & Forster and OdysseyRe was $948.4 in 2004 (2003 – $1,099.2)).
                  Realized Gains
Net realized gains decreased in 2004 to $162.7, after $104.1 of non-trading losses, from $534.6 in 2003. The $104.1 of non-trading losses consisted of $77.1 of mark to market changes in fair value, recorded as realized losses, primarily relating to the economic hedges put in place by the company against a decline in the equity markets, and $27.0 of costs, recorded as realized losses, in connection with the company’s repurchase of outstanding debt at a premium to par. Consolidated realized gains of $288.3 included $125.6 ($74.3 excluding gains on intra-group sales) of realized gains in the runoff segment as well. Included in net realized gains for the year ended December 31, 2004 is a provision of $31.6 (2003 – $32.0) for other than temporary losses and writedowns of certain bonds and common stocks. Fairfax’s investment portfolio is managed on a total return basis which views realized gains as an important and recurring component of the return on investments and consequently of income. The amount of realized gains fluctuates significantly from period to period, and the amount of gains or losses which may be realized in any particular period is unpredictable.
                  Runoff and Other
The runoff business segment was formed with the acquisition on August 11, 1999 of the company’s interest in The Resolution Group (TRG), which was comprised of the outstanding runoff management expertise and experienced, highly respected personnel of TRG, and a wholly-owned insurance subsidiary in runoff, International Insurance Company (IIC). The Runoff and other segment currently consists of three groups: the U.S. runoff group (the merged TIG Insurance Company (TIG) and IIC, as described below), the European runoff group (RiverStone Holdings and nSpire Re, also as described below) and Group Re, which predominantly constitutes the participation by CRC (Bermuda), Wentworth and nSpire Re in the reinsurance programs of the company’s subsidiaries with third party reinsurers. The U.S. and European runoff groups are managed by the dedicated TRG runoff management operation, now usually identified under the RiverStone name, which has over 700 employees in the U.S. and Europe. Group Re’s activities are managed by Fairfax.
         U.S. runoff group
On August 11, 1999, Fairfax paid $97 to purchase 100% of TRG’s voting common shares which represented an effective 27.5% economic interest in TRG’s results of operations and net assets. Xerox retained all of TRG’s participating non-voting shares, resulting in an effective 72.5% economic interest in TRG’s results of operations and net assets. Xerox’s wholly-owned subsidiary, Ridge Re, provides IIC with reinsurance protection (there was unutilized coverage of $63.6 (net of 15% coinsurance) under this protection at December 31, 2004). IIC’s cessions to Ridge Re are fully collateralized by trust funds in the same amount as the cessions.
On December 16, 2002, Fairfax acquired Xerox’s 72.5% economic interest in TRG in exchange for payments over 15 years of $425 ($204 at then current value, using a discount rate of 9% per annum), payable approximately $5 a quarter from 2003 to 2017 and approximately $128 at the end of 2017. Upon this acquisition, Xerox’s non-voting shares were amended to make them mandatorily redeemable at a capped price and to eliminate Xerox’s participation in the operations of IIC, and a direct contractual obligation was effectively created from Fairfax to

Xerox. IIC then merged with and into TIG to form the U.S. runoff group. This group, currently operating under the TIG name, consists of the IIC operations and the discontinued MGA-controlled program business of TIG and is under the management of RiverStone, with 485 employees in six offices across the U.S.
On January 6, 2003, TIG distributed to its holding company approximately $800 of assets, including 33.2 million of TIG’s 47.8 million shares of NYSE-listed Odyssey Re Holdings Corp. and all of the outstanding shares of Commonwealth (subsequently converted to 14.4 million shares of TSX-listed Northbridge) and Ranger. The distributed securities were held in trust for TIG’s benefit, principally pending TIG’s satisfaction of certain financial tests at the end of 2003. Fairfax guaranteed that TIG would maintain at least $500 of statutory surplus at the end of 2003, a risk-based capital of at least 200% at each year-end, and a continuing net reserves to surplus ratio not exceeding 3 to 1.
During 2003, the 14.4 million Northbridge shares (with a market value of approximately $191) were released from the trust, and 4.8 million shares of OdysseyRe (with a market value of approximately $101) were contributed by the trust to TIG, in conjunction with the placement of the Chubb Re cover described below.
On December 31, 2003, Fairfax contributed Old Lyme Insurance Company of Rhode Island to TIG. Old Lyme had been purchased in May 2002 from Hub International. As a wholly-owned subsidiary of TIG, Old Lyme ceased underwriting and became part of the U.S. runoff group.
Effective January 1, 2004, the California Department of Insurance approved the distribution of two licensed insurance subsidiaries of TIG, with aggregate statutory capital of $38.8, from TIG to the trust. These two companies and Ranger have been consolidated under a holding company to form Fairmont Specialty Group.
On April 29, 2004, TIG released 26.4 million shares of OdysseyRe (with a market value of approximately $660) from the trust to its holding company. The assets remaining in the trust currently consist of 2.0 million shares of OdysseyRe (with a market value of approximately $50 at December 31, 2004) and all of the shares of Fairmont Specialty Group and its subsidiaries (GAAP and statutory capital of $168.7 and $121.4 respectively at December 31, 2004).
         European runoff group
The European runoff group consists principally of RiverStone Holdings and nSpire Re.
RiverStone Holdings, headquartered in the United Kingdom, includes Sphere Drake Insurance, RiverStone Insurance (UK) and Syndicate 3500. Sphere Drake Insurance ceased underwriting and was put into runoff in 1999. In 2004, substantially all of Sphere Drake Insurance’s insurance and reinsurance portfolio was amalgamated into RiverStone Insurance (UK) forming the unified European runoff platform. RiverStone Insurance (UK) resulted from the amalgamation during 2002 of RiverStone Stockholm, Sphere Drake Bermuda and CTR’s non-life operations, all of which ceased underwriting and were put into runoff between 1999 and 2001. In November 2003, RiverStone formed a new runoff syndicate at Lloyd’s of London, Syndicate 3500, to provide reinsurance-to-close for the 2000 and prior underwriting years of Kingsmead syndicates 271 and 506 for which TIG, along with third party capital providers, had provided underwriting capacity for 2000 and prior underwriting years. The transaction involved the assumption of gross and net provisions for claims of $670.1 and $147.6 respectively (of which $514.0 and $113.2 were in respect of TIG’s interests), including a risk premium of $123.5 that was charged proportionately to all capital providers, including TIG. RiverStone Insurance (UK) reinsures the insurance and reinsurance portfolio of Syndicate 3500. This transaction allowed RiverStone to integrate direct management of these liabilities into the European runoff platform.

FAIRFAX FINANCIAL HOLDINGS LIMITED

nSpire Re is headquartered in Ireland, which is an attractive entry point to the European market and provides investment and regulatory flexibility. nSpire Re reinsures the insurance and reinsurance portfolios of RiverStone Holdings and benefits from the protection provided by the Swiss Re Cover (described below on this page) from aggregate adverse development of claims and uncollectible reinsurance on 1998 and prior net reserves. nSpire Re’s insurance and reinsurance obligations are guaranteed by Fairfax. RiverStone Holdings, with 220 employees and offices in London, Brighton, Paris and Stockholm, provides the management (including claims handling) of nSpire Re’s insurance and reinsurance liabilities and the collection and management of its reinsurance assets. nSpire Re provides consolidated investment and liquidity management services to the European runoff group. In addition to its role in the consolidation of the European runoff companies, nSpire Re also has two other mandates, described in the following paragraph and under Group Re below.
nSpire Re served as the entity through which Fairfax primarily provided financing for the acquisition of the U.S. insurance and reinsurance companies. nSpire Re’s capital and surplus includes $1.6 billion of equity in Fairfax’s U.S. holding company and company debt resulting from the acquisitions of Ranger, OdysseyRe, Crum & Forster and TIG. For each of its U.S. acquisitions, Fairfax financed the acquisition, at the Canadian holding company, with an issue of subordinate voting shares and long term debt. The proceeds of this long term financing were invested in nSpire Re’s capital which then provided the acquisition financing to Fairfax’s U.S. holding company to complete the acquisition.
Every related party transaction of nSpire Re, including its provision of reinsurance to affiliates, is effected on market terms and at market prices, and requires approval by nSpire Re’s board of directors, three of whose five members are unrelated to Fairfax. nSpire Re’s accounts are audited annually by PricewaterhouseCoopers LLP, and its reserves are certified annually by Milliman USA and are included in the consolidated reserves on which PricewaterhouseCoopers LLP provides an annual valuation actuary’s report, which is included on page 19.
         Group Re
Consistent with the company’s objective of retaining more business for its own account in favourable market conditions, CRC (Bermuda), Wentworth and nSpire Re participate in the reinsurance programs of the company’s subsidiaries with third party reinsurers. This participation, on the same terms, including pricing, as the third party reinsurers, varies by program and by subsidiary, and is shown separately as “Group Re”. Commencing in 2004, Group Re, through nSpire Re, also writes third party business. Group Re’s premiums, which have grown in the recent hard market, are expected to decline in the next few years.
         Swiss Re Cover
As part of its acquisition of TIG effective April 13, 1999, Fairfax purchased a $1 billion corporate insurance cover ultimately reinsured with a Swiss Re subsidiary (the Swiss Re Cover), protecting it, on an aggregate basis, from adverse development of claims and unrecoverable reinsurance above the aggregate reserves set up by all of its subsidiaries (including TIG, but not including other subsidiaries acquired after 1998) at December 31, 1998. At December 31, 2004, the company had ceded losses under this cover utilizing the full $1 billion limit of that cover ($996.1 at December 31, 2003).
As of December 31, 2002, Fairfax assigned the full benefit of the Swiss Re Cover to nSpire Re which had previously provided the indirect benefit of the Swiss Re Cover to TIG and the European runoff companies. Although Fairfax remains legally liable for its original obligations with respect to the Swiss Re Cover, under the terms of the assignment agreement, nSpire Re is responsible to Fairfax for all premium and interest payments after 2002 for any additional losses ceded to the Swiss Re Cover. During 2004, nSpire Re paid premium and interest of

$147.8 for cessions of $263.6 made and accrued during 2003 (nil in 2003 for cessions made and accrued in 2002). In 2002 and prior, payments were made by Fairfax. At December 31, 2004, there remains no unused protection under the Swiss Re Cover ($3.9 at December 31, 2003; $267.5 at December 31, 2002) and nSpire Re’s accrued obligation for premium and interest for the $3.9 cession made during 2004 is $2.4. At December 31, 2004, the premiums plus interest paid or earned on the Swiss Re Cover (including the $2.4 mentioned in the preceding sentence) aggregated $529.7.
In December 2003, an affiliate of nSpire Re entered into a $300 revolving letter of credit facility with 11 banks which is used to provide letters of credit for reinsurance contracts of nSpire Re provided for the benefit of other Fairfax subsidiaries. The facility was increased to $450 during 2004. The facility is effectively secured by the assets held in trust derived from the premiums on the Swiss Re Cover and the interest thereon. The lenders have the ability, in the event of a default, to cause the commutation of this Cover, thereby gaining access to the trust account assets. The aggregate amount of letters of credit issued from time to time under this facility may not exceed the agreed margined value of the assets in the trust account. Currently, there are $450 of letters of credit issued under this facility, including those replacing the letters of credit previously issued under Fairfax’s syndicated credit facility.
With the Odyssey Re Holdings IPO, effective June 14, 2001 Odyssey America Re’s and Odyssey Reinsurance Corporation’s claims and unrecoverable reinsurance were no longer protected by the Swiss Re Cover from further adverse development. Similarly, with the Northbridge IPO, effective May 28, 2003 the subsidiaries of Northbridge were no longer protected by the Swiss Re Cover from further adverse development. In each case, at the date of the IPO, ultimate reserves and claim payout patterns were contractually “fixed” for purposes of the Swiss Re Cover.
The premiums and interest paid for the Swiss Re Cover are placed into a trust account for the benefit of Swiss Re and are guaranteed by Fairfax to earn 7% per annum. The trust assets are managed by Hamblin Watsa and to the extent they earn less than 7% per annum, or the market value of the trust account assets falls below the required level, top-up payments into the trust account are required. For the year ended December 31, 2004, investment income (including realized gains and losses) from the assets in the trust account was $35.2 less than the contractual 7% per annum rate of interest. Since inception of the trust account in 1999, the cumulative investment income (including realized gains and losses) has exceeded the cumulative contractual 7% per annum rate of interest by $10.3.
The cessions to the Swiss Re Cover since inception have resulted from adverse development at the various operating segments, as follows:

	2004	2003	2002	2001	2000	1999	Cumulative
Canadian insurance	–	0.9	(0.1)	11.3	(9.7)	(3.2)	(0.8)
U.S. insurance	3.9	85.8	2.9	94.9	166.6	186.1	540.2
Reinsurance	–	–	–	–	22.6	53.3	75.9
Runoff and other	–	176.9	2.3	97.6	93.0	14.9	384.7

Total	3.9	263.6	5.1	203.8	272.5	251.1	1,000.0

The majority of the cumulative cessions to the Swiss Re Cover resulted from reserve deficiencies of $438.3 for TIG, $232.7 for the European runoff group and $193.1 for Crum & Forster. TIG is included in the Runoff segment since 2002 and U.S. insurance prior thereto.
         Chubb Re Cover
During 2003, TIG purchased a $300 adverse development cover from a subsidiary of Chubb Re (the Chubb Re Cover) protecting it from adverse development of claims for certain “subject lines” above the reserves set up for these claims at September 30, 2002. The cover was

FAIRFAX FINANCIAL HOLDINGS LIMITED

purchased to satisfy the requirements of the California Department of Insurance for permitting the release from trust of certain of TIG’s investment assets which, as described above under U.S. runoff group, had been distributed from TIG into trust in connection with TIG’s being placed into runoff and merging with IIC in December 2002. At December 31, 2004, TIG had ceded $298 of losses under this cover ($290 at December 31, 2003). At December 31, 2004, the premiums plus interest paid or earned on the Chubb Re Cover aggregated $182.5, most of which, plus the original margin cost (and interest accrued thereon) of $30.4, was recorded in 2003.
The premiums and interest paid for the Chubb Re Cover are managed by Hamblin Watsa and to the extent they earn less than 7% per annum, or the market value of the invested assets falls below the required level, top-up payments are required. During 2004, investment income from the invested assets under the Chubb Re Cover was $5.2 ($1.9 in 2003) less than the contractual 7% per annum rate of interest. Any costs incurred by TIG with respect to the Chubb Re Cover are expensed by TIG and reimbursed by Fairfax through capital contributions.
         Results and balance sheet
Set out below is a summary of the operating results of Runoff and other for the years ended December 31, 2004, 2003 and 2002.
Year ended December 31, 2004

	U.S.	Europe		Group Re	Total
Gross premiums written	67.8	117.1		399.3	584.2

Net premiums written	17.1	25.2		341.4	383.7

Net premiums earned	68.1	45.2		343.0	456.3
Losses on claims (excluding TIG commutation)	(95.8)	(176.2)		(254.2)	(526.2)
Operating expenses	(57.1)	(71.7)		(78.4)	(207.2)
Interest and dividends	27.1	(17.9)		23.1	32.3

Operating income (loss)	(57.7)	(220.6)		33.5	(244.8)
Realized gains (except as noted below)	54.1	5.2		15.0	74.3

	(3.6)	(215.4)		48.5	(170.5)
Loss on TIG commutation(1)	(31.9)	(42.5)		–	(74.4)
Realized gains (losses) on intra-group sales	61.6 (2)	(10.3	) (3)	–	51.3

Pre-tax income (loss) before interest and other	26.1	(268.2)		48.5	(193.6)

(1)	At the end of the third quarter, Fairfax took another step toward simplifying its runoff structure when TIG agreed to commute a number of excess of loss reinsurance contracts aggregating $665 of coverage. This commutation resulted in a net pre-tax loss of $74.4 ($31.9 at the U.S. runoff group and $42.5 at the European runoff group).

The loss at the U.S. runoff group reflects the normal effect on an insurer of a commutation with a reinsurer (i.e., the insurer receives less than the amount of losses which it takes back because those losses are only payable over time); other normal effects were that TIG’s cash was increased by the cash it received on the commutation and its net loss reserves were increased by the amount of reserves which were formerly reinsured.

The loss at the European runoff group resulted from the operation of the loss allocation terms in the retrocessional arrangements between TIG’s third party reinsurer and nSpire Re and the establishment of a reserve with respect to other third party retrocessional arrangements.

(2)	Realized gain on the sale in the second quarter of Northbridge shares from the U.S. runoff companies to other Fairfax group companies, to facilitate the secondary offering of Northbridge shares by the company (this gain is eliminated on consolidation).

(3)	Realized loss on a sale in the first quarter of bonds from the European runoff companies to other Fairfax group companies (this loss is eliminated on consolidation).
Year ended December 31, 2003

	U.S.	Europe	Group Re	Total
Gross premiums written	325.8	(1.1)	257.5	582.2

Net premiums written	(1.4)	71.1	268.8	338.5

Net premiums earned	196.1	71.3	244.4	511.8
Losses on claims	(429.0)	(119.3)	(177.9)	(726.2)
Operating expenses	(153.9)	(54.0)	(71.4)	(279.3)
Interest and dividends	36.8	20.0	15.6	72.4

Operating income (loss)	(350.0)	(82.0)	10.7	(421.3)
Realized gains	213.8	91.6	5.9	311.3

Pre-tax income (loss) before interest and other	(136.2)	9.6	16.6	(110.0)

Year ended December 31, 2002

	U.S.*	Europe	Group Re	Total
Gross premiums written	795.8	224.5	185.0	1,205.3

Net premiums written	495.4	153.3	184.3	833.0

Net premiums earned	679.3	187.8	152.0	1,019.1
Losses on claims	(693.4)	(234.7)	(87.0)	(1,015.1)
Operating expenses	(240.5)	(103.7)	(47.1)	(391.3)
Restructuring expenses	(63.6)	–	–	(63.6)
Interest and dividends	74.1	47.0	18.2	139.3

Operating income (loss)	(244.1)	(103.6)	36.1	(311.6)
Realized gains (losses)	108.1	76.7	(1.1)	183.7

Pre-tax income (loss) before interest and other	(136.0)	(26.9)	35.0	(127.9)

*	Gives effect to the TIG/IIC merger throughout 2002.
Excluding the “Loss on TIG commutation” (as noted, this commutation in the third quarter was another step towards simplifying the company’s runoff structure) and the “Realized gains (losses) on intra-group sales” (which are eliminated on consolidation), both shown separately above (the “Special Items”), and excluding the $75.0 strengthening of construction defect reserves referred to below, the runoff and other pre-tax loss for 2004 was better than the company’s expectation of a runoff and other pre-tax loss of approximately $25 in each quarter of 2004.
Excluding the Special Items, for the year ended December 31, 2004, the U.S. runoff group had a pre-tax loss of $3.6, primarily attributable to operating and internal claims handling costs in excess of net investment income, substantially offset by realized gains (including the gain on the sale of Zenith National shares of $38.8). The U.S. runoff group’s pre-tax loss of $136.2 in 2003 reflects the $98.5 in additional net cost related to the Chubb Re Cover, reserve strengthening on lines not covered by the Chubb Re Cover, and operating and internal claims handling costs in excess of net investment income as a result of the continuing effects of winding down TIG’s MGA-controlled program business. Net premiums written for the U.S. runoff group of negative $1.4 in 2003 reflect cessions to third party reinsurers and

FAIRFAX FINANCIAL HOLDINGS LIMITED

premiums ceded to the Chubb Re Cover and the adverse development cover with nSpire Re. The U.S. runoff group’s pre-tax loss of $136.0 in 2002 reflects the $200 reserve strengthening recorded on the merger of TIG and IIC on December 16, 2002.
Excluding the Special Items, for the year ended December 31, 2004, the European runoff group had a pre-tax loss of $215.4, of which $75.0 reflects a strengthening (including $50.0 in the fourth quarter) of construction defect reserves, $22.5 relates to various costs and losses allocated to the European runoff group and the remainder is primarily attributable to operating and internal claims handling costs in excess of net investment income and the investment income being reduced as a result of funds withheld requirements under the Swiss Re Cover. The 2003 European runoff loss includes premiums payable of $147.8 upon the cession of an additional $263.6 of losses under the Swiss Re Cover (of which $62 relates to European runoff, $107 relates to U.S. runoff and $86 relates to Crum & Forster). The 2002 European runoff loss of $26.9 is primarily attributable to operating expenses in excess of investment income, coupled with reserve strengthening activity somewhat offset by capital gains.
For the year ended December 31, 2004, Group Re had pre-tax income of $48.5 compared to $16.6 in 2003, the increase relating primarily to improved underwriting results and higher realized gains. The deterioration in Group Re’s pre-tax income to $16.6 in 2003 from $35.0 in 2002 relates to a change in CRC (Bermuda)’s participation in reinsuring Lombard programs following the Northbridge IPO.
Runoff cash flow is volatile and ensuring its sufficiency requires constant focus. This situation stems principally from the requirement to pay gross claims initially while third party reinsurance is only collected subsequently in accordance with its terms, and from the delay, until some time after claims are paid, of the release of assets pledged to secure the payment of those claims. The TIG commutation and the sale of Zenith National shares during 2004 increased the U.S. runoff group’s unencumbered asset base, with the result that cash flow at the U.S. runoff operations appears adequate in 2005. The European runoff group is anticipated to require cash flow funding from Fairfax of $150 to $200 in 2005, prior to any management actions which would improve European runoff cash flow. Having effected the TIG commutation in 2004, the runoff group may in appropriate circumstances effect further commutations in the future.

Set out and discussed below is the balance sheet for Runoff and other as at December 31, 2004.

	U.S.	European		Intrasegment	Runoff and
	Runoff	Runoff	Group Re	Eliminations	Other
Assets
Cash and short term investments	439.5	664.9	123.2	–	1,227.6
Portfolio investments	898.1	397.4	352.1	–	1,647.6
Recoverable from reinsurers	3,367.1	1,833.2	73.1	(237.3)	5,036.1
Future income taxes	618.8	110.1	–	–	728.9
Due from affiliates	156.5	176.1	26.8	–	359.4
Accounts receivable and other – third parties	86.7	314.0	9.6	–	410.3
Accounts receivable and other – intercompany	9.4	158.7	40.9	(90.7)	118.3
Investments in Fairfax affiliates	278.9	102.4	80.0	–	461.3

Total assets	5,855.0	3,756.8	705.7	(328.0)	9,989.5

Liabilities
Provision for claims	4,117.2	2,409.9	367.7	(237.3)	6,657.5
Accounts payable and accrued liabilities	132.0	204.8	0.3	–	337.1
Funds withheld payable to reinsurers	97.5	573.1	18.4	(90.7)	598.3
Unearned premiums	27.2	25.8	87.7	–	140.7

Total liabilities	4,373.9	3,213.6	474.1	(328.0)	7,733.6
Shareholders’ equity	1,481.1	543.2	231.6	–	2,255.9

Total liabilities and shareholders’ equity	5,855.0	3,756.8	705.7	(328.0)	9,989.5

The balance sheet for Runoff and other represents the sum of individual entity balance sheets even though the individual entities are not necessarily a part of the same ownership structure. The European runoff balance sheet excludes the $1.6 billion of capital, previously discussed, which was provided to nSpire Re to facilitate the acquisitions of Ranger, OdysseyRe, Crum & Forster and TIG.
Approximately $769.8 and $934.6 of the cash and short term investments and portfolio investments held by the U.S. runoff and the European runoff respectively are pledged to support insurance and reinsurance obligations. Reinsurance recoverables include, at the U.S. runoff, $1.1 billion emanating from IIC, predominantly representing reinsurance recoverables on asbestos, pollution and health hazard claims, and $298 recoverable under the Chubb Re Cover, and include, at the European runoff, the $1 billion recoverable under the Swiss Re Cover.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The $728.9 Future income taxes asset consists of $618.8 at the U.S. runoff and $110.1 at the European runoff. The $618.8 deferred tax asset on the U.S. runoff balance sheet consists principally of $251.8 of capitalized U.S. operating losses remaining available for use, approximately $103 of timing differences and approximately $208 of capitalized U.S. operating losses which have already been used by other Fairfax subsidiaries within the U.S. consolidated tax return (and have therefore been eliminated in the preparation of the consolidated balance sheet) but which remain with the U.S. runoff companies on a standalone basis. The unused portion of the deferred tax asset may be realized (as it has in the past few years) by filing a consolidated tax return whereby TIG’s net operating loss carryforwards are available to offset taxable income at Crum & Forster, OdysseyRe and other Fairfax subsidiaries within the U.S. consolidated tax return.
Runoff and other’s investments in Fairfax affiliates consist of:

Affiliate	% interest
OdysseyRe (TIG)	28.8
Lindsey Morden (nSpire Re)	75.0
Fairfax Asia (Wentworth)	54.8
TRG Holdings (nSpire Re/Wentworth) (Class 1 shares)	47.4
Funds withheld payable to reinsurers at the European runoff includes $527.3, held in a trust account, under the Swiss Re Cover.
Shareholders’ equity in the GAAP balance sheets above differed from the statutory surplus of the major supervised insurance entities at December 31, 2004, principally as a result of the following:
The U.S. runoff’s consolidated GAAP shareholders’ equity of $1,481.1 differs from TIG’s standalone statutory surplus of $742.0 primarily because it includes deferred taxes (TIG’s standalone $529.1 of the U.S. runoff’s consolidated $618.8 of Future income taxes) and the reinsurance recoverables which are eliminated from the statutory surplus pursuant to a statutory schedule F penalty ($187.8, principally reinsurance due from non-U.S. reinsurers which are not licensed in the United States).
The statutory surplus of RIUK, the principal U.K. runoff subsidiary, of $322.5 does not differ significantly from its shareholders’ equity of $317.9.
nSpire Re’s statutory surplus of $1,779.3 (as against standalone shareholders’ equity of $154.4) includes intra-group acquisition financing provided of $1.6 billion, as described above.
                  Interest expense
Interest expense increased to $151.3 in 2004 from $138.6 in 2003 and $79.6 for 2002, as shown below:

	2004	2003	2002
Fairfax	92.5	107.2	71.9
Crum & Forster	33.2	18.7	–
OdysseyRe	25.6	12.7	7.7

	151.3	138.6	79.6

The increased interest expense in 2004 resulted from the interest costs of additional debt issued by C&F and OdysseyRe in 2003, partially offset by reduced interest costs at Fairfax.

                  Corporate overhead and other
Corporate overhead and other of Fairfax and its subsidiary holding companies Northbridge, Crum & Forster and OdysseyRe is broken down as follows:

	2004	2003	2002
Fairfax corporate overhead (net of interest on cash balances)	56.8	35.3	25.5
Investment management and administration fees	(32.7)	(36.5)	(36.9)
Corporate overhead of subsidiary holding companies	31.9	18.2	14.0
Internet and technology expenses	11.9	15.6	15.0
Other	8.4	16.1	–

	76.3	48.7	17.6

The increase in the corporate overhead of Fairfax and its subsidiary holding companies in 2004 relates primarily to additional professional fees in the year, including for Sarbanes-Oxley work, personnel retirement costs and the inclusion of charitable donations in overhead. Overhead is expected to return to more normal levels in 2005. “Other” in 2004 includes one-time severance and indemnification costs in the first and third quarters at Lindsey Morden for which the company assumed responsibility under its management services agreement. Fairfax has continued to invest in technology to better support its businesses. The company’s technology subsidiary, MFXchange, is also marketing its technology products and services for the insurance industry to third parties, resulting in net selling and administration costs over the near term until it generates more third party revenue. These costs are shown separately in the above corporate overhead costs. The company expects that over time, third party revenue will cover these costs.
                  Taxes
The company recorded an income tax expense in the consolidated financial statements of $83.0 for 2004 (compared to $191.9 in 2003 and $150.0 in 2002), principally as a result of runoff losses being incurred in jurisdictions with lower income tax rates and certain losses of Lindsey Morden which are not recorded on a tax-effected basis.
                  Non-controlling interests
The non-controlling interests on the company’s consolidated statements of earnings represent the public minority interests in Northbridge, OdysseyRe and Lindsey Morden and Xerox’s 72.5% economic interest in TRG to December 16, 2002, as summarized in the table below.

	2004	2003	2002
Northbridge	46.1	14.8	–
OdysseyRe	32.9	55.2	39.7
Lindsey Morden	(5.1)	(5.5)	(2.8)
TRG	–	–	13.8

	73.9	64.5	50.7

Non-controlling interests represent the minority shareholders’ 19.2% share of the underlying net assets of OdysseyRe ($281.0), 25.0% share of the underlying net assets of Lindsey Morden ($14.9) and 40.8% share of the underlying net assets of Northbridge ($293.4). All of the assets and liabilities, including long term debt, of these companies are included in the company’s consolidated balance sheet.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Provision for Claims
Since 1985, in order to ensure so far as possible that the company’s provision for claims (often called “reserves”) is adequate, management has established procedures so that the provision for claims at the company’s insurance, reinsurance and runoff operations are subject to several reviews, including by one or more independent actuaries. The reserves are reviewed separately by, and must be acceptable to, internal actuaries at each operating company, the chief actuary at Fairfax’s head office, and one or more independent actuaries, including an independent valuation actuary whose report appears in each Annual Report.
In the ordinary course of carrying on their business, Fairfax’s insurance, reinsurance and runoff companies pledge their own assets as security for their own obligations to pay claims or to make premium (and accrued interest) payments. Common situations where assets are so pledged, either directly, or to support letters of credit issued for the following purposes, are regulatory deposits (such as with states for workers compensation business), deposits of funds at Lloyd’s in support of London market underwriting, and the provision of security as a non-admitted company, as security for claims assumed or to support funds withheld obligations. Generally, the pledged assets are released as the underlying payment obligation is fulfilled. The $2.1 billion of cash and investments pledged by the company’s subsidiaries, referred to in note 3 to the consolidated financial statements, has been pledged in the ordinary course of business to support the pledging subsidiary’s own obligations, as described in this paragraph (these pledges do not involve the cross-collateralization by one group company of another group company’s obligations).
Claim provisions are established by the case method as claims are reported. The provisions are subsequently adjusted as additional information on the estimated amount of a claim becomes known during the course of its settlement. A provision is also made for management’s calculation of factors affecting the future development of claims including IBNR based on the volume of business currently in force and the historical experience on claims.
As time passes, more information about the claims becomes known and provision estimates are consequently adjusted upward or downward. Because of the estimation elements encompassed in this process, and the time it takes to settle many of the more substantial claims, several years are required before a meaningful comparison of actual losses to the original provisions can be developed.
The development of the provision for claims is shown by the difference between estimates of reserves as of the initial year-end and the re-estimated liability at each subsequent year-end. This is based on actual payments in full or partial settlement of claims, plus re-estimates of the reserves required for claims still open or claims still unreported. Unfavourable development means that the original reserve estimates were lower than subsequently indicated. The $340.2 aggregate unfavourable development in 2004 is comprised as shown in the following table:

	Unfavourable
	(favourable)
Northbridge	11.5
U.S. insurance	(30.1	)(1)
Fairfax Asia	(0.2)
OdysseyRe	181.2
Runoff and other	177.8	(2)

Total	340.2

(1)	See footnote (1) on page 76.

(2)	Includes $74.4 resulting from the commutation described in footnote (1) on page 66.

The following table presents a reconciliation of the provision for claims and loss adjustment expense (LAE) for the insurance, reinsurance and runoff and other lines of business for the past five years. As shown in the table, the sum of the provision for claims for all of Fairfax’s insurance, reinsurance and runoff and other operations is $14,983.5 as at December 31, 2004 – the amount shown as Provision for claims on Fairfax’s consolidated balance sheet.
Reconciliation of Provision for Claims and LAE as at December 31

	2004	2003	2002	2001	2000
Insurance subsidiaries owned throughout the year – net of indemnification	2,699.8	2,356.7	1,932.1	1,938.6	2,299.4
Insurance subsidiaries acquired during the year	21.1	–	–	16.1	47.5

Total insurance subsidiaries	2,720.9	2,356.7	1,932.1	1,954.7	2,346.9

Reinsurance subsidiaries owned throughout the year	3,058.9	2,341.7	1,834.3	1,674.4	1,666.8
Reinsurance subsidiaries acquired during the year	77.1	–	10.3	–	–

Total reinsurance subsidiaries	3,136.0	2,341.7	1,844.6	1,674.4	1,666.8

Runoff and other subsidiaries owned throughout the year	1,975.0	2,206.5	3,100.4	3,077.4	3,412.9
Runoff and other subsidiaries acquired during the year	–	–	40.5	–	–

Total runoff and other subsidiaries	1,975.0	2,206.5	3,140.9	3,077.4	3,412.9

Federated Life	26.2	24.1	18.3	18.4	20.6

Total provision for claims and LAE	7,858.1	6,929.0	6,935.9	6,724.9	7,447.2
Reinsurance gross-up	7,125.4	7,439.1	6,461.4	7,110.8	6,018.8

Total including gross-up	14,983.5	14,368.1	13,397.3	13,835.7	13,466.0

The nine tables that follow show the reconciliation and the reserve development of Northbridge (Canadian insurance), U.S. insurance, Fairfax Asia (Asian insurance), OdysseyRe (reinsurance) and runoff and other’s net provision for claims. Cessions to the Swiss Re Cover by group for 2004 and prior years are set out on page 65. Because business is written in various locations, there will necessarily be some distortions caused by foreign exchange fluctuations. The insurance operations’ tables are presented in Canadian dollars for Northbridge (Canadian insurance) and in U.S. dollars for U.S. and Asian insurance. The OdysseyRe (reinsurance) and runoff and other tables are presented in U.S. dollars as the reinsurance and runoff businesses are substantially transacted in that currency.
Canadian Insurance – Northbridge
The following table shows for Northbridge (excluding Federated Life) the provision for claims liability for unpaid losses and LAE as originally and as currently estimated for the years 2000 through 2004. The favourable or unfavourable development from prior years is credited or charged to each year’s earnings.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Reconciliation of Provision for Claims –
Northbridge

	2004	2003	2002	2001	2000
	(in Cdn $)
Provision for claims and LAE at January 1	855.4	728.9	621.9	585.5	603.3

Incurred losses on claims and LAE
Provision for current accident year’s claims	736.3	619.6	525.5	456.0	405.5
Foreign exchange effect on claims	(13.3)	(27.2)	(1.5)	–	–
Increase (decrease) in provision for prior accident years’ claims	15.0	19.2	8.2	32.4	(6.7)

Total incurred losses on claims and LAE	738.0	611.6	532.2	488.4	398.8

Payments for losses on claims and LAE
Payments on current accident year’s claims	(206.1)	(211.4)	(224.5)	(228.3)	(197.7)
Payments on prior accident years’ claims	(233.4)	(273.7)	(200.7)	(223.7)	(218.9)

Total payments for losses on claims and LAE	(439.5)	(485.1)	(425.2)	(452.0)	(416.6)

Provision for claims and LAE at December 31	1,153.9	855.4	728.9	621.9	585.5
Exchange rate	0.8347	0.7738	0.6330	0.6264	0.6658
Provision for claims and LAE at December 31 converted to U.S. dollars	963.1	661.9	461.4	389.6	389.8

The company strives to establish adequate provisions at the original valuation date. It is the company’s objective to have favourable development from the past. The reserves will always be subject to upward or downward development in the future.
The following table shows for Northbridge (excluding Federated Life) the original provision for claims reserves including LAE at each calendar year-end commencing in 1994 with the subsequent cumulative payments made from these years and the subsequent re-estimated amount of these reserves.

Provision for Northbridge’s Claims Reserve Development

As at
December 31	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004
	(in Cdn $)
Provision for claims including LAE	521.4	532.7	552.8	569.0	593.3	603.3	585.5	621.9	728.9	855.4	1,153.9
Cumulative payments as of:
One year later	194.3	178.8	195.0	193.5	196.8	218.9	223.7	200.7	273.7	233.4
Two years later	282.4	280.4	298.2	294.4	315.9	334.4	333.8	366.6	396.9
Three years later	360.7	348.1	369.6	377.0	393.3	417.8	458.2	451.4
Four years later	410.6	400.8	428.6	441.1	455.4	516.9	525.3
Five years later	447.6	437.5	470.3	487.2	533.1	566.7
Six years later	473.0	468.5	498.4	545.6	567.4
Seven years later	496.9	487.2	547.0	572.2
Eight years later	510.0	528.3	567.1
Nine years later	545.1	544.3
Ten years later	557.9
Reserves re-estimated as of:
One year later	516.9	516.1	550.3	561.5	573.9	596.7	617.9	630.1	724.8	864.8
Two years later	520.3	526.2	551.2	556.6	574.1	621.6	634.3	672.3	792.1
Three years later	529.8	528.7	552.2	561.0	593.3	638.0	673.9	721.8
Four years later	532.1	529.0	556.6	580.7	607.3	674.9	717.2
Five years later	537.0	528.5	567.2	592.3	644.6	711.8
Six years later	538.1	537.3	579.3	624.8	673.5
Seven years later	547.9	547.6	607.5	650.8
Eight years later	557.5	574.9	630.8
Nine years later	582.5	596.0
Ten years later	601.8
Favourable (unfavourable) development	(80.4)	(63.3)	(78.0)	(81.8)	(80.2)	(108.5)	(131.7)	(99.9)	(63.2)	(9.4)
Note that when in any year there is a reserve strengthening or redundancy for a prior year, the amount of the change in favourable (unfavourable) development thereby reflected for that prior year is also reflected in the favourable (unfavourable) development for each year thereafter.
The change in the US/Canadian exchange rate during 2004 had a favourable $13.3 (of which $5.6 related to prior years) currency translation effect on Commonwealth’s (and thus Northbridge’s) reserves. Excluding the currency translation effect, Northbridge experienced $15.0 in net adverse reserve development during 2004. The net amount of $15.0 is comprised of net adverse reserve development at Lombard ($17.5), Federated ($2.3) and Markel ($0.5), offset by net favourable reserve development at Commonwealth ($5.3). Of the $15.0, $13.2 relates generally to greater than expected incurred loss development on general liability and auto liability claims, and in particular includes the strengthening of reserves on general liability claims incurred prior to 1995. The balance of $1.8 is related to Facility Association reserve adjustments affecting Lombard, Markel and Federated, and as such is largely beyond the control of those management teams.
As shown in Northbridge’s annual report, on an accident year basis (under which all claims attribute back to the year of loss, regardless of when they are reported or adjusted), Northbridge’s average reserve development during the last ten years has been favourable (i.e. redundant) by 1.8%.
Future development could be significantly different from the past due to many unknown factors.

FAIRFAX FINANCIAL HOLDINGS LIMITED

U.S. Insurance
The following table shows for Fairfax’s U.S. insurance operations (excluding Old Lyme, which is included in the comparable table for Runoff and other) the provision for claims liability for unpaid losses and LAE as originally and as currently estimated for the years 2000 through 2004. The favourable or unfavourable development from prior years is credited or charged to each year’s earnings.
Reconciliation of Provision for Claims –
U.S. Insurance

	2004		2003	2002	2001	2000
Provision for claims and LAE at January 1	1,669.7		1,447.6	1,535.5	1,946.1	2,311.4

Incurred losses on claims and LAE
Provision for current accident year’s claims	795.4		585.5	517.4	545.6	462.5
Increase (decrease) in provision for prior accident years’ claims	(30.1	) (1)	40.5	20.8	(13.0)	45.1

Total incurred losses on claims and LAE	765.3		626.0	538.2	532.6	507.6

Payments for losses on claims and LAE
Payments on current accident year’s claims	(185.6)		(123.8)	(148.0)	(180.6)	(137.6)
Payments on prior accident years’ claims	(546.3)		(280.1)	(478.1)	(762.6)	(782.8)

Total payments for losses on claims and LAE	(731.9)		(403.9)	(626.1)	(943.2)	(920.4)

Provision for claims and LAE at December 31 before the undernoted	1,703.1		1,669.7	1,447.6	1,535.5	1,898.6
Provision for claims and LAE for Seneca at December 31	–		–	–	–	47.5

Provision for claims and LAE at December 31	1,703.1		1,669.7	1,447.6	1,535.5	1,946.1

(1)	Offset in Crum & Forster’s underwriting results by ceding premiums paid on strengthening prior years’ loss reserves, resulting in a net cost to Crum & Forster of $25.0.
The company strives to establish adequate provisions at the original valuation date. It is the company’s objective to have favourable development from the past. The reserves will always be subject to upward or downward development in the future.
The following table shows for Fairfax’s U.S. insurance operations (as noted above, excluding Old Lyme) the original provision for claims reserves including LAE at each calendar year-end commencing in 1994 with the subsequent cumulative payments made from these years and the subsequent re-estimated amounts of these reserves. The following U.S. insurance subsidiaries’ reserves are included from the respective years in which such subsidiaries were acquired:

Year Acquired
Fairmont (Ranger)	1993
Crum & Forster	1998
Seneca	2000
Provision for U.S. Insurance Operations’ Claims Reserve Development

As at
December 31	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004
Provision for claims including LAE	154.9	157.8	187.6	184.0	2,688.4	2,311.4	1,946.1	1,535.5	1,447.6	1,669.7	1,703.1
Cumulative payments as of:
One year later	89.1	69.4	79.8	70.1	754.4	782.8	762.6	478.1	280.1	546.3
Two years later	130.0	119.9	125.3	128.0	1,361.8	1,396.7	1,127.7	690.8	702.4
Three years later	158.7	135.2	157.5	168.9	1,819.4	1,663.7	1,259.5	1,025.7
Four years later	166.9	155.2	184.1	212.8	2,092.7	1,728.2	1,524.6
Five years later	179.9	171.8	204.6	222.7	2,116.0	1,982.2
Six years later	193.9	174.8	209.3	259.1	2,306.0
Seven years later	193.3	175.3	244.5	276.1
Eight years later	192.7	204.9	261.0
Nine years later	221.9	220.3
Ten years later	236.6
Reserves re-estimated as of:
One year later	191.0	183.2	196.3	227.8	2,718.1	2,356.5	1,933.1	1,556.3	1,488.0	1,639.6
Two years later	206.9	190.9	229.1	236.3	2,712.3	2,411.9	1,950.9	1,630.0	1,498.4
Three years later	216.8	210.8	236.3	251.9	2,762.1	2,425.3	1,971.3	1,644.7
Four years later	226.0	212.9	246.7	279.0	2,777.2	2,441.9	1,985.9
Five years later	229.8	216.2	261.1	279.0	2,791.7	2,473.7
Six years later	232.0	220.6	261.1	279.7	2,835.1
Seven years later	235.7	220.6	261.4	281.0
Eight years later	235.7	220.0	263.6
Nine years later	235.9	222.6
Ten years later	237.7
Favourable (unfavourable) development	(82.8)	(64.8)	(76.0)	(97.0)	(146.7)	(162.3)	(39.8)	(109.2)	(50.8)	30.1
Note that when in any year there is a reserve strengthening or redundancy for a prior year, the amount of the change in favourable (unfavourable) development thereby reflected for that prior year is also reflected in the favourable (unfavourable) development for each year thereafter.
The U.S. insurance operations had favorable development of $30.1 in 2004 including the benefit of aggregate stop loss reinsurance. Following an internal actuarial review and an independent actuarial firm’s ground-up study, Crum & Forster strengthened its asbestos and environmental reserves by $100.0, all of which was within its remaining aggregate stop loss reinsurance. Crum & Forster also recognized favorable development for accident years 2003, 2002 and 1998 and prior, principally in property, workers compensation and general liability lines, while recognizing unfavorable development for accident years 1999 through 2001, principally in workers compensation and general liability lines.
Future development could be significantly different from the past due to many unknown factors.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Asian Insurance – Fairfax Asia
The following table shows for Fairfax Asia the provision for claims liability for unpaid losses and LAE as originally and as currently estimated for the years 2000 through 2004. The favourable or unfavourable development from prior years is credited or charged to each year’s earnings. The following Asian insurance subsidiaries’ reserves are included from the respective years in which such subsidiaries were acquired (for this purpose, First Capital is added at the end of 2004):

Year Acquired
Falcon	1998
Winterthur (Asia)	2001
Reconciliation of Provision for Claims –
Fairfax Asia

	2004	2003	2002	2001	2000
Provision for claims and LAE at January 1	25.1	23.1	29.6	11.0	9.2

Incurred losses on claims and LAE
Provision for current accident year’s claims	24.9	20.6	20.1	6.9	5.6
Increase (decrease) in provision for prior accident years’ claims	(0.2)	(0.7)	3.2	2.4	(0.3)

Total incurred losses on claims and LAE	24.7	19.9	23.3	9.3	5.3

Payments for losses on claims and LAE
Payments on current accident year’s claims	(8.3)	(7.8)	(10.8)	(1.1)	(1.2)
Payments on prior accident years’ claims	(7.9)	(10.1)	(19.0)	(5.7)	(2.3)

Total payments for losses on claims and LAE	(16.2)	(17.9)	(29.8)	(6.8)	(3.5)

Provision for claims and LAE at December 31 before the undernoted	33.6	25.1	23.1	13.5	11.0
Provision for claims and LAE for Winterthur (Asia) at December 31	–	–	–	16.1	–
Provision for claims and LAE for First Capital at December 31	21.1	–	–	–	–

Provision for claims and LAE at December 31	54.7	25.1	23.1	29.6	11.0

The company strives to establish adequate provisions at the original valuation date. It is the company’s objective to have favourable development from the past. The reserves will always be subject to upward or downward development in the future.

The following table shows for Fairfax Asia the original provision for claims reserves including LAE at each calendar year-end commencing in 1998 with the subsequent cumulative payments made from these years and the subsequent re-estimated amount of these reserves.
Provision for Fairfax Asia’s Claims Reserve Development

As at December 31	1998	1999	2000	2001	2002	2003	2004
Provision for claims including LAE	5.6	9.2	11.0	29.6	23.1	25.1	54.7
Cumulative payments as of:
One year later	0.9	2.3	5.7	19.0	10.1	7.9
Two years later	1.4	5.3	7.9	26.1	14.1
Three years later	3.2	6.3	9.7	27.9
Four years later	3.4	7.0	10.8
Five years later	3.4	7.1
Six years later	3.4
Reserves re-estimated as of:
One year later	5.6	8.9	13.4	32.8	22.4	24.9
Two years later	3.5	9.1	14.1	32.3	22.2
Three years later	3.8	9.3	13.6	32.2
Four years later	3.8	8.3	13.3
Five years later	3.6	8.0
Six years later	3.5
Favourable (unfavourable) development	2.1	1.2	(2.3)	(2.6)	0.9	0.2
Note that when in any year there is a reserve strengthening or redundancy for a prior year, the amount of the change in favourable (unfavourable) development thereby reflected for that prior year is also reflected in the favourable (unfavourable) development for each year thereafter.
Fairfax Asia experienced favourable development in 2004 mainly relating to better development than expected on the more recent accident years in motor and cargo lines of business. As well, 2001 and prior accident years developed favourably relating to employee compensation.
Future development could be significantly different from the past due to many unknown factors.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Reinsurance – OdysseyRe
The following table shows for OdysseyRe the provision for claims liability for unpaid losses and LAE as originally and as currently estimated for the years 2000 through 2004. The favourable or unfavourable development from prior years is credited or charged to each year’s earnings.
Reconciliation of Provision for Claims –
OdysseyRe

	2004	2003	2002	2001	2000
Provision for claims and LAE at January 1	2,341.7	1,844.6	1,674.4	1,666.8	1,831.5

Incurred losses on claims and LAE
Provision for current accident year’s claims	1,448.4	1,208.8	920.0	702.7	487.5
Foreign exchange effect on claims	24.9	14.8	5.1	(0.4)	(1.1)
Increase in provision for prior accident years’ claims	181.2	116.9	66.0	23.0	15.9

Total incurred losses on claims and LAE	1,654.5	1,340.5	991.1	725.3	502.3

Payments for losses on claims and LAE
Payments on current accident year’s claims	(304.9)	(241.6)	(215.0)	(121.5)	(58.7)
Payments on prior accident years’ claims	(632.4)	(601.8)	(616.2)	(596.2)	(608.3)

Total payments for losses on claims and LAE	(937.3)	(843.4)	(831.2)	(717.7)	(667.0)

Provision for claims and LAE at December 31 before the undernoted	3,058.9	2,341.7	1,834.3	1,674.4	1,666.8
Provision for claims and LAE for First Capital at December 31	–	–	10.3	–	–
Provision for claims and LAE at December 31 for Opus Re	77.1 (1)	–	–	–	–

Provision for claims and LAE at December 31	3,136.0	2,341.7	1,844.6	1,674.4	1,666.8

(1)	Reflects the removal to the Fairfax Asia segment of First Capital’s provision for claims and LAE.
The company strives to establish adequate provisions at the original valuation date. It is the company’s objective to have favourable development from the past. The reserves will always be subject to upward or downward development in the future.
The following table shows for OdysseyRe the original provision for claims reserves including LAE at each calendar year-end commencing in 1996 (the date of Odyssey Reinsurance (New York)’s acquisition) with the subsequent cumulative payments made from these years and the subsequent re-estimated amount of these reserves. This table is the same as the comparable table published by Odyssey Re Holdings Corp.

Provision for OdysseyRe’s Claims Reserve Development

As at December 31	1996	1997	1998	1999	2000	2001	2002	2003	2004
Provision for claims including LAE	1,991.8	2,134.3	1,987.6	1,831.5	1,666.8	1,674.4	1,844.6	2,341.7	3,136.0
Cumulative payments as of:
One year later	456.8	546.1	594.1	608.5	596.2	616.2	601.8	632.4
Two years later	837.2	993.7	1,054.6	1,041.3	1,009.9	985.4	998.8
Three years later	1,142.1	1,341.5	1,352.9	1,332.8	1,276.4	1,295.5
Four years later	1,349.2	1,517.6	1,546.2	1,505.5	1,553.1
Five years later	1,475.0	1,648.3	1,675.4	1,718.4
Six years later	1,586.2	1,754.9	1,828.1
Seven years later	1,680.3	1,848.5
Eight years later	1,757.7
Reserves re-estimated as of:
One year later	2,106.7	2,113.0	2,033.8	1,846.2	1,689.9	1,740.4	1,961.5	2,522.9
Two years later	2,121.0	2,151.3	2,043.0	1,862.2	1,768.1	1,904.2	2,201.0
Three years later	2,105.0	2,130.9	2,043.7	1,931.4	1,987.9	2,155.2
Four years later	2,073.6	2,128.2	2,084.8	2,113.2	2,241.1
Five years later	2,065.8	2,150.3	2,215.6	2,292.2
Six years later	2,065.6	2,207.1	2,305.5
Seven years later	2,067.9	2,244.3
Eight years later	2,094.2
Favourable (unfavourable) development	(102.4)	(110.0)	(317.9)	(460.7)	(574.3)	(480.8)	(356.4)	(181.2)
Note that when in any year there is a reserve strengthening or redundancy for a prior year, the amount of the change in favourable (unfavourable) development thereby reflected for that prior year is also reflected in the favourable (unfavourable) development for each year thereafter.
The unfavourable development of $181.2 in 2004 was mainly due to higher loss estimates on United States casualty business for accident years 1997 through 2000. The classes of business contributing most to the change in loss estimates include general casualty, directors and officers, errors and omissions and medical malpractice liability.
Future development could be significantly different from the past due to many unknown factors.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Runoff and Other
The following table shows for Fairfax’s runoff and other operations the provision for claims liability for unpaid losses and LAE as originally and as currently estimated for the years 2000 through 2004. The favourable or unfavourable development from prior years is credited or charged to each year’s earnings.
Reconciliation of Provision for Claims – Runoff and Other

	2004	2003	2002	2001	2000
Provision for claims and LAE at January 1	2,206.5	3,140.9	3,077.4	3,412.9	3,824.4

Incurred losses on claims and LAE
Provision for current accident year’s claims	399.4	580.7	826.1	1,031.8	1,106.3
Foreign exchange effect on claims	81.1	66.6	3.0	38.3	2.5
Increase in provision for prior accident years’ claims	177.8	286.1	241.3	290.2	402.2
Recovery under Swiss Re Cover	(3.9)	(263.6)	(5.2)	(210.5)	(272.3)

Total incurred losses on claims and LAE	654.4	669.8	1,065.2	1,149.8	1,238.7

Payments for losses on claims and LAE
Payments on current accident year’s claims	(51.2)	(74.2)	(172.3)	(264.3)	(332.3)
Payments on prior accident years’ claims	(834.7)	(1,530.0)	(869.9)	(1,221.0)	(1,317.9)

Total payments for losses on claims and LAE	(885.9)	(1,604.2)	(1,042.2)	(1,485.3)	(1,650.2)

Provision for claims and LAE at December 31 before the undernoted	1,975.0	2,206.5	3,100.4	3,077.4	3,412.9
Provision for claims and LAE for Old Lyme at December 31	–	–	40.5	–	–

Provision for claims and LAE at December 31	1,975.0	2,206.5	3,140.9	3,077.4	3,412.9

The unfavorable development of $177.8 in 2004 resulted from a large commutation in the third quarter of $74.4, construction defect claims of $75.0, general liability losses of $14.8 at CRC (Bermuda) and unallocated loss adjustment expenses of $24.8, partially offset by favourable development in the Group Re business.
The company strives to establish adequate provisions at the original valuation date. It is the company’s objective to have favourable development from the past. The reserves will always be subject to upward or downward development in the future.
Asbestos, Pollution and Other Hazards
         General APH Discussion
A number of Fairfax’s subsidiaries wrote general liability policies and reinsurance prior to their acquisition by Fairfax under which policyholders continue to present asbestos-related injury claims, claims alleging injury, damage or clean up costs arising from environmental pollution, and other health hazard related claims (APH). The vast majority of these claims are presented under policies written many years ago.

There is a great deal of uncertainty surrounding these types of claims. This uncertainty impacts the ability of insurers and reinsurers to estimate the ultimate amount of unpaid claims and related settlement expenses. The majority of these claims differ from any other type of contractual claim because there is little consistent precedent to determine what, if any, coverage exists or which, if any, policy years and insurers/ reinsurers may be liable. These uncertainties are exacerbated by inconsistent court decisions and judicial and legislative interpretations of coverage that in some cases have eroded the clear and express intent of the parties to the insurance contracts, and in others have expanded theories of liability. The industry as a whole is engaged in extensive litigation over these coverages and liability issues and is thus confronted with continuing uncertainty in its efforts to quantify APH exposures. Conventional actuarial reserving techniques cannot be used to estimate the ultimate cost of such claims, due to inadequate loss development patterns and inconsistent emerging legal doctrine.
Since Fairfax’s acquisition of The Resolution Group in 1999, RiverStone has managed the group’s direct APH claims. In light of the intensive claim settlement process for these claims, which involves comprehensive fact gathering and subject matter expertise, management believes it is prudent to have a centralized claim facility to handle these claims on behalf of all the Fairfax groups. RiverStone’s APH claim staff focuses on defending Fairfax against unwarranted claims, pursuing aggressive claim handling and proactive resolution strategies, and minimizing costs. Over half of the professional members of this staff are attorneys experienced in asbestos and environmental pollution liabilities. OdysseyRe also has a dedicated claim unit which manages its APH exposure. This unit performs audits of policyholders with significant asbestos and environmental pollution to assess their potential liabilities. This unit also monitors developments within the insurance industry that might have a potential impact on OdysseyRe’s reserves.
Following is an analysis of Fairfax’s gross and net loss and ALAE reserves from APH exposures at year-end 2004, 2003, and 2002 and the movement in gross and net reserves for those years:

	2004		2003		2002

	Gross	Net	Gross	Net	Gross	Net
Runoff Companies
Provision for APH claims and ALAE at January 1	1,460.0	426.1	1,402.7	419.5	1,487.4	392.1
APH losses and ALAE incurred during the year	184.4	(0.5)	300.1	61.8	146.9	45.4
APH losses and ALAE paid during the year	204.3	50.6	242.8	55.2	231.6	18.0
Provision for APH claims and ALAE at December 31	1,440.1	375.0	1,460.0	426.1	1,402.7	419.5
Ongoing Companies
Provision for APH claims and ALAE at January 1	838.5	654.0	723.0	565.7	711.7	535.6
APH losses and ALAE incurred during the year	168.5	125.7	235.4	173.2	110.2	87.8
APH losses and ALAE paid during the year	129.0	104.1	119.9	84.9	98.9	57.7
Provision for APH claims and ALAE at December 31	878.0	675.6	838.5	654.0	723.0	565.7
Fairfax Total
Provision for APH claims and ALAE at January 1	2,298.5	1,080.1	2,125.7	985.2	2,199.1	927.7
APH losses and ALAE incurred during the year	352.9	125.3	535.5	235.0	257.1	133.2
APH losses and ALAE paid during the year	333.3	154.7	362.7	140.1	330.5	75.7
Provision for APH claims and ALAE at December 31	2,318.1	1,050.6	2,298.5	1,080.1	2,125.7	985.2
Of the $61.8 shown for runoff companies as the net incurred loss and ALAE for 2003, $24.7 relates to a one-time reclassification of reserves from non-latent classes into asbestos.

FAIRFAX FINANCIAL HOLDINGS LIMITED

         Asbestos Claim Discussion
Asbestos continues to be the most significant and difficult mass tort for the insurance industry in terms of claims volume and dollar exposure. The company believes that the insurance industry has been adversely affected by judicial interpretations that have had the effect of maximizing insurance recoveries for asbestos claims, from both a coverage and liability perspective. Generally speaking, only policies underwritten prior to 1986 have potential asbestos exposure, since most policies underwritten after this date contain an absolute asbestos exclusion.
Over the past few years the industry has experienced an increase over prior years in the number of asbestos claimants, including claims by individuals who do not appear to be impaired by asbestos exposure. It is generally expected throughout the industry that this trend will continue. The reasons for this increase are many: more intensive advertising by lawyers seeking additional claimants, increased focus by plaintiffs on new and previously peripheral defendants, and an increase in the number of entities seeking bankruptcy protection. To date, this continued flow of claims has forced approximately 71 manufacturers, distributors, and users of asbestos-containing products into bankruptcy. These bankruptcies have, in turn, aggravated both the volume and the value of claims against viable asbestos defendants. Accordingly, there is a high degree of uncertainty with respect to future exposure from asbestos claims, both in identifying which insureds may become targets in the future and in predicting the total number of asbestos claimants.
Many coverage disputes with insureds are resolved only through aggressive settlement efforts. Settlements involving bankrupt insureds may include extensive releases which are favorable to our subsidiaries, but which could result in settlements for larger amounts than originally expected. As it has done in the past, RiverStone will continue to aggressively pursue settlement opportunities.
Early asbestos claims focused on manufacturers and distributors of asbestos-containing products. Thus, the claims at issue largely arose out of the products hazard and typically fell within the policies’ aggregate limits of liability for such coverage. Increasingly, insureds have been asserting both that their asbestos claims are not subject to these aggregate limits and that each individual bodily injury claim should be treated as a separate occurrence, potentially creating even greater exposure for primary insurers. Generally, insureds who assert these positions are installers of asbestos products or property owners who allegedly had asbestos on their premises. In addition, in an effort to seek additional insurance coverage some insureds that have eroded their aggregate limits are submitting new asbestos claims as “non-products” or attempting to reclassify previously resolved claims as non-products claims. The extent to which insureds will be successful in obtaining coverage on this basis is uncertain, and, accordingly, it is difficult to predict the ultimate volume or amount of the claims for coverage not subject to aggregate limits.
Since 2001, several states have proposed, and in some cases enacted, tort reform statutes that impact asbestos litigation by, for example, making it more difficult for a diverse group of plaintiffs to jointly file a single case, reducing “forum-shopping” by requiring that a potential plaintiff have been exposed to asbestos in the state in which he/she files a lawsuit, permitting consolidation of discovery, etc. These statutes typically apply to suits filed after a stated date. When a statute is proposed or enacted, asbestos defendants often experience a marked increase in new lawsuits, as plaintiffs’ attorneys rush to file before the effective date of the legislation. Some of this increased claim volume likely represents an acceleration of valid claims that would have been brought in the future; while some claims will likely prove to have little or no merit. At this point, it is too early to tell what portion of the increased number of suits represents valid claims. Also, the acceleration of claims increases the uncertainty surrounding projections of future claims in the affected jurisdictions. The company’s reserves include a prudent provision for the ultimate cost of claims filed in these jurisdictions.
Following is an analysis of Fairfax’s gross and net loss and ALAE reserves from asbestos exposures at year-end 2004, 2003, and 2002 and the movement in gross and net reserves for those years:

	2004		2003		2002

	Gross	Net	Gross	Net	Gross	Net
Runoff Companies
Provision for asbestos claims and ALAE at January 1	901.5	278.1	804.0	218.1	807.2	169.7
Asbestos losses and ALAE incurred during the year	199.9	1.7	260.7	77.1	90.0	59.3
Asbestos losses and ALAE paid during the year	139.3	29.0	163.2	17.2	93.2	10.9
Provision for asbestos claims and ALAE at December 31	962.0	250.8	901.5	278.1	804.0	218.1
Ongoing Companies
Provision for asbestos claims and ALAE at January 1	674.9	494.1	527.7	383.2	461.8	335.6
Asbestos losses and ALAE incurred during the year	141.4	113.8	242.6	168.3	125.1	79.6
Asbestos losses and ALAE paid during the year	91.1	69.4	95.4	57.4	59.2	32.0
Provision for asbestos claims and ALAE at December 31	725.3	538.5	674.9	494.1	527.7	383.2
Fairfax Total
Provision for asbestos claims and ALAE at January 1	1,576.4	772.2	1,331.7	601.3	1,269.0	505.4
Asbestos losses and ALAE incurred during the year	341.3	115.5	503.3	245.4	215.1	138.9
Asbestos losses and ALAE paid during the year	230.4	98.4	258.6	74.6	152.4	42.9
Provision for asbestos claims and ALAE at December 31	1,687.3	789.3	1,576.4	772.2	1,331.7	601.3
Of the $77.1 shown for runoff companies as the net incurred loss and ALAE for 2003, $24.7 relates to a one-time reclassification of reserves from non-latent classes into asbestos, and an additional $16.0 relates to a similar reclassification of reserves from environmental pollution into asbestos.
Following is an analysis of Fairfax’s U.S. based subsidiaries gross and net loss and ALAE reserves for asbestos exposures at year-end 2004, 2003, and 2002 and the movement in gross and net reserves for those years (throughout this section, in the interests of clarity, TIG and IIC are presented separately, notwithstanding their merger in December, 2002):

FAIRFAX FINANCIAL HOLDINGS LIMITED

	2004		2003		2002

	Gross	Net	Gross	Net	Gross	Net
IIC
Provision for asbestos claims and ALAE at January 1	586.1	132.2	640.3	140.3	674.6	104.3
Asbestos losses and ALAE incurred during the year	196.4	1.8	87.9	2.0	49.5	40.9
Asbestos losses and ALAE paid during the year	95.0	4.0	142.1	10.1	83.7	4.9
Provision for asbestos claims and ALAE at December 31	687.5	130.0	586.1	132.2	640.3	140.3
C&F
Provision for asbestos claims and ALAE at January 1	458.1	366.4	333.5	264.8	261.5	228.1
Asbestos losses and ALAE incurred during the year	87.0	90.5	195.7	149.8	103.7	67.5
Asbestos losses and ALAE paid during the year	62.8	48.1	71.1	48.2	31.7	30.9
Provision for asbestos claims and ALAE at December 31	482.2	408.8	458.1	366.4	333.5	264.8
OdysseyRe(1)
Provision for asbestos claims and ALAE at January 1	215.7	127.3	189.7	118.0	193.8	107.4
Asbestos losses and ALAE incurred during the year	54.6	22.6	46.4	18.3	20.8	11.7
Asbestos losses and ALAE paid during the year	28.1	20.5	20.4	9.0	24.9	1.1
Provision for asbestos claims and ALAE at December 31	242.2	129.3	215.7	127.3	189.7	118.0
TIG
Provision for asbestos claims and ALAE at January 1	102.7	11.8	36.0	12.3	36.0	5.3
Asbestos losses and ALAE incurred during the year	0.0	0.0	75.3	2.6	6.2	6.2
Asbestos losses and ALAE paid during the year	5.0	3.3	8.6	3.1	6.2	(0.8)
Provision for asbestos claims and ALAE at December 31	97.7	8.5	102.7	11.8	36.0	12.3
Ranger
Provision for asbestos claims and ALAE at January 1	1.1	0.4	4.5	0.3	6.6	0.1
Asbestos losses and ALAE incurred during the year	(0.1)	0.8	0.4	0.2	0.5	0.2
Asbestos losses and ALAE paid during the year	0.1	0.7	3.8	0.1	2.6	0.0
Provision for asbestos claims and ALAE at December 31	0.9	0.4	1.1	0.4	4.5	0.3

(1)	Net reserves presented for OdysseyRe exclude cessions under a stop loss agreement with nSpire Re. In its financial disclosures OdysseyRe reports net reserves inclusive of cessions under this reinsurance protection.
The most significant individual policyholders with asbestos exposures are traditional defendants who manufactured, distributed or installed asbestos products on a nationwide basis. IIC, which underwrote insurance generally for Fortune 500 type risks between 1971 and 1986 with mostly high layer excess liability coverages (as opposed to primary or umbrella policies), is exposed to these risks and has the bulk of the direct asbestos exposure within Fairfax. While these insureds are relatively small in number, asbestos exposures for such entities have increased recently due to the rising volume of claims, the erosion of much of the underlying limits, and the bankruptcies of target defendants. As reflected above, these direct liabilities are very highly reinsured.
Fairfax’s other U.S. based insurers have asbestos exposure related mostly to less prominent insureds that are peripheral defendants, including a mix of manufacturers, distributors, and installers of asbestos-containing products as well as premises owners. For the most part, these insureds are defendants on a regional rather than nationwide basis. As the financial assets and insurance recoveries of traditional asbestos defendants have been depleted, plaintiffs are increasingly focusing on these peripheral defendants. C&F is experiencing an increase in asbestos claims on first layer umbrella policies; compared to IIC, these tend to be smaller insureds with lower amounts of limits exposed. OdysseyRe has asbestos exposure arising from reinsurance contracts entered into before 1984 under which liabilities, on an indemnity or assumption basis, were assumed from ceding companies primarily in connection with general liability insurance policies issued by such cedants. TIG has both direct and reinsurance assumed asbestos exposures. Like C&F, TIG’s direct exposure is characterized by smaller, regional businesses. Asbestos claims presented to TIG have been, for the most part, primary general liability. TIG’s net retention on its direct exposure is protected by an $89 APH reinsurance cover provided by Pyramid Insurance Company (owned by Aegon) which is fully collateralized and reflected in the above table. Additionally, TIG’s assumed exposure is reinsured by ARC Insurance Company (also owned by Aegon); this reinsurance is fully collateralized and reflected in the above table.
Illustrating the above discussion, the following tables present analyses of the underwriting profiles of IIC, C&F, and TIG. The first table is an analysis of the estimated distribution of all policies, listed by attachment point, against which asbestos claims have been presented:

	Estimated % of Total
	Policies – By Count

Attachment Point	IIC	C&F	TIG
$0 to $1M	10%	70%	70%
$1M to $10M	26%	21%	10%
$10M to $20M	28%	3%	3%
$20M to $50M	18%	2%	6%
Above $50M	18%	4%	11%

Total	100%	100%	100%

The next table is similar, showing the distribution of these same policies by the total amount of limits, as opposed to the total number of policies:

	Estimated % of Total
	Policies – By Limits

Attachment Point	IIC	C&F	TIG
$0 to $1M	5%	36%	11%
$1M to $10M	20%	45%	24%
$10M to $20M	26%	6%	7%
$20M to $50M	21%	4%	17%
Above $50M	28%	9%	41%

Total	100%	100%	100%

Reserves for asbestos cannot be estimated using traditional loss reserving techniques that rely on historical accident year loss development factors. Because each insured presents different liability and coverage issues, IIC and C&F, which have the bulk of Fairfax’s asbestos liabilities, evaluate their asbestos exposure on an insured-by-insured basis. Since the mid-1990’s these entities have utilized a sophisticated, non-traditional methodology that draws upon company experience and supplemental databases to assess asbestos liabilities on reported claims. The methodology utilizes a comprehensive ground-up, exposure-based analysis that constitutes industry “best practice” approach for asbestos reserving. The methodology was initially critiqued by outside legal and actuarial consultants and the results are annually reviewed by independent actuaries, all of whom have consistently found the methodology comprehensive and the results reasonable.
In the course of the insured-by-insured evaluation the following factors are considered: available insurance coverage, including any umbrella or excess insurance that has been issued to the insured; limits, deductibles, and self insured retentions; an analysis of each insured’s potential liability; the jurisdictions involved; past and anticipated future asbestos claim filings

FAIRFAX FINANCIAL HOLDINGS LIMITED

against the insured; loss development on pending claims; past settlement values of similar claims; allocated claim adjustment expenses; and applicable coverage defenses. The evaluations are based on current trends without any consideration of potential federal asbestos legislation in the future. (See “Asbestos Legislative Reform Discussion” below.)
In addition to estimating liabilities for reported asbestos claims, IIC and C&F estimate reserves for additional claims to be reported in the future as well as the reopening of any claim closed in the past. This component of the total incurred but not reported (IBNR) reserve is estimated using information as to the reporting patterns of known insureds, historical settlement costs per insured, and characteristics of insureds such as limits exposed, attachment points, and the number of coverage years.
Once the gross ultimate exposure for indemnity and allocated loss adjustment expense is determined for each insured and policy year, IIC and C&F estimate the amount ceded to reinsurers by reviewing the applicable facultative and treaty reinsurance, and examining past ceded claim experience.
Given the maturity of their asbestos reserving methodology and the favorable comments received from outside parties, IIC and C&F believe that the approach is reasonable and comprehensive.
Since their asbestos exposure is considerably less than that of IIC and C&F, OdysseyRe, TIG, and Ranger do not use the above methodology to establish asbestos reserves. Case reserves are established where sufficient information has been developed to indicate the involvement of a specific insurance policy, and, at OdysseyRe, may include an additional amount as determined by that company’s dedicated asbestos and environmental pollution claims unit based on the claims audits of cedants. In addition, bulk IBNR reserves based on various methods such as loss development, market share, and frequency and severity utilizing industry benchmarks of ultimate liability are established to cover additional exposures on both reported and unasserted claims as well as for allocated claim adjustment costs.
The following table presents gross reserves at IIC and C&F by insured category:

					Average
	Number of	% of Total	Total	% of Total	Reserve
IIC	Accounts	2004 Paid	Reserves	Reserves	per Account
Accounts with Settlement Agreements
Structured Settlements	2	0.0%	$138.5	20.1%	$69.2
Coverage in Place	10	97.7%	211.1	30.7%	21.1

Total	12	97.7%	349.6	50.8%	29.1

Other Open Accounts
Active(1)	15	1.5%	39.8	5.8%	2.7
Not Active	150	0.0%	169.3	24.6%	1.1

Total	165	1.5%	209.1	30.4%	1.3

Additional Unallocated IBNR			93.0	13.5%

Total Direct	177	99.1%	651.7	94.8%

Assumed Reinsurance		0.9%	35.9	5.2%

Total		100.0%	$687.5	100.0%

					Average
	Number of	% of Total	Total	% of Total	Reserve
C&F	Accounts	2004 Paid	Reserves	Reserves	per Account
Accounts with Settlement Agreements
Structured Settlements	1	0.0%	$2.0	0.4%	$2.0
Coverage in Place	3	1.5%	15.4	3.2%	5.1

Total	4	1.5%	17.4	3.6%	4.4

Other Open Accounts
Active(1)	149	96.8%	275.9	57.2%	1.9
Not Active	267	1.7%	70.0	14.5%	0.3

Total	416	98.5%	345.9	71.7%	0.8

Additional Unallocated IBNR			119.0	24.7%

Total Direct	420	100.0%	$482.2	100.0%

(1)	Accounts with any past paid indemnity
As shown, the majority of the direct asbestos exposure at IIC is from insureds with current settlement agreements in place. One of IIC’s structured settlements is an agreement to pay a fixed amount over a five-year period starting in 2010; the other is an agreement to pay a fixed amount over a four-year period starting in 2005. IIC’s reserves support the ultimate stream of these payments without any discounting. The ten coverage-in-place agreements provide specific amounts of insurance coverage and may include annual caps on payments. Reserves are established based on the evaluation of the various factors, discussed above, that can affect asbestos claims, and are set equal to the undiscounted expected payout under each agreement. Of all the other open accounts, only fifteen are considered active, i.e., an account with a prior indemnity payment. These other open accounts are not considered to be as significant and arise mostly from “third tier” or smaller exposures, as the average expected gross loss for the active accounts is $2.7 as compared to an average of $29.1 for those accounts with settlement agreements. Reserves for each of these other open accounts are established based on a similar exposure analyses. As previously discussed, additional unallocated IBNR represents a loss reserve provision for additional claims to be reported in the future as well the reopening of any claim closed in the past.
Reflecting its historical underwriting profile, C&F has only a handful of settlement agreements in place as the vast majority of their asbestos claims arises from peripheral defendants who tend to be smaller insureds with a lower amount of limits exposed as evidenced by C&F’s low average gross reserve amount per account. C&F is the lead insurer, i.e. the insurer with the largest amount of limits exposed, on less than 10% of its reported asbestos claims.
Recently, there has been a rash of bankruptcies stemming from an increase in asbestos claimants, and asbestos related bankruptcies now total approximately 71 companies. The following table presents an analysis of IIC’s and C&F’s exposure to these entities:

	IIC		C&F

	Number of	Limits	Number of	Limits
	Bankrupt	Potentially	Bankrupt	Potentially
	Defendants	At Risk	Defendants	At Risk
No insurance issued to defendant	48	–	53	–
Accounts resolved	12	–	15	–
No exposure due to asbestos exclusions	3	–	–	–
Potential future exposure	8	226	3	25

Total	71	$226	71	$25

FAIRFAX FINANCIAL HOLDINGS LIMITED

As part of the overall review of its asbestos exposure, Fairfax compares its level of reserves to various industry benchmarks. The most widely reported benchmark is the survival ratio, which represents the outstanding loss and ALAE reserves (including IBNR) at December 31 divided by the average paid loss and ALAE expenses for the past three years. The three-year historical period is consistent with the period used by A.M. Best for this purpose. Two adjustments should be made to make this statistic meaningful. First, because there is a high degree of certainty regarding the ultimate liabilities for those claims subject to settlement agreements, it is appropriate to exclude those outstanding loss reserves and historical loss payments. Second, additional reinsurance coverage that will protect any adverse development of the reported reserves should be considered. The following table presents both the unadjusted and adjusted asbestos survival ratios for IIC, C&F, and OdysseyRe:

		Amounts
		Subject to	Net of
		Settlements	Settlements
	Reported	Agreements	Agreements
IIC
Net Loss and ALAE Reserves	130.0	6.6	123.4
3-year average net paid losses and ALAE	6.3	2.5	3.8
3-year Survival Ratios (before reinsurance protection)	20.5		32.4
3-year Survival Ratios (after reinsurance protection)	23.1		36.8
C&F
Net Loss and ALAE Reserves	408.8	6.7	402.1
3-year average net paid losses and ALAE	42.4	0.9	41.5
3-year Survival Ratios (before reinsurance protection)	9.6		9.7
3-year Survival Ratios (after reinsurance protection)	10.3		10.4
OdysseyRe
Net Loss and ALAE Reserves	129.3	–	129.3
3-year average net paid losses and ALAE	10.2	–	10.2
3-year Survival Ratios	12.7		12.7
The survival ratio after reinsurance protection includes the remaining indemnification at IIC of $17 from Ridge Re (this is the estimated portion of the remaining $64 indemnification attributable to adverse net loss reserve development on asbestos accounts). The C&F survival ratio after reinsurance protection includes the remaining indemnification of $29 from a policy which C&F purchased from Swiss Re.

Another industry benchmark reviewed by Fairfax is the relationship of asbestos reserves to the estimated ultimate asbestos loss, i.e., the sum of cumulative paid losses and the year-end outstanding loss reserves. These comparisons are presented in the following table:

	Gross		Net

	$	% of Total	$	% of Total
IIC (as at December 31, 2004)
Paid Loss and ALAE(1)	641.1	48%	53.3	29%
Reserves (case and IBNR)	687.5	52%	130.0	71%

Ultimate Loss and ALAE	1,328.6	100%	183.3	100%
C&F (as at December 31, 2004)
Paid Loss and ALAE	566.9	54%	304.8	43%
Reserves (case and IBNR)	482.2	46%	408.8	57%

Ultimate Loss and ALAE	1,049.2	100%	713.5	100%
OdysseyRe (as at December 31, 2004)
Paid Loss and ALAE	370.6	60%	137.5	52%
Reserves (case and IBNR)	242.2	40%	129.3	48%

Ultimate Loss and ALAE	612.7	100%	266.8	100%
A. M. Best (as at December 31, 2003)(2)
Paid Loss and ALAE			28,600.0	44%
Indicated Reserves case and IBNR			36,400.0	56%

Ultimate Loss and ALAE			65,000.0	100%

(1)	Paid Loss and ALAE as of December 31, 2004 excludes payments of $1,345 and $24, on a gross and net basis respectively, from a settlement with one large manufacturer of asbestos-containing products.

(2)	Total industry numbers, from the A.M. Best Special Report dated December 6, 2004.
In December 2004, A.M. Best reaffirmed its earlier estimate of ultimate asbestos loss plus ALAE for the U.S. property/ casualty industry of $65 billion. The industry had paid $28.6 billion through December 31, 2003; thus per A.M. Best’s estimate, the industry had a paid-to-ultimate ratio of 44%. The comparable figure based on the industry’s carried reserves was 56%. (Per the A.M. Best report, the industry’s carried reserves were $22.2 billion; adding in the paid amount gives a carried ultimate loss figure of $50.8 billion.)
As a result of the processes, procedures, and analyses described above, management believes that the reserves carried for asbestos claims at December 31, 2004 are appropriate based upon known facts and current law. However, there are a number of uncertainties surrounding the ultimate value of these claims that may result in changes in these estimates as new information emerges. Among these are: the unpredictability inherent in litigation, impacts from the bankruptcy protection sought by asbestos producers and defendants, an unanticipated increase in the number of asbestos claimants, the resolution of disputes pertaining to the amount of coverage for “non-products” claims asserted under premises/ operations general liability policies, and future developments regarding the ability to recover reinsurance for asbestos claims. It is also not possible to predict, nor has management assumed, any changes in the legal, social, or economic environments and their impact on future asbestos claim development. The company’s asbestos reserves also do not reflect any impact from potential federal asbestos legislation, discussed below.

FAIRFAX FINANCIAL HOLDINGS LIMITED

         Asbestos Legislative Reform Discussion
There have been unsuccessful efforts for many years to create a federal solution for the flood of asbestos litigation and the associated corporate bankruptcies. This received serious attention from the U.S. Congress in 2003 and 2004, and the effort to enact asbestos reform legislation will continue in 2005. There are two major competing plans for asbestos reform: medical criteria reform and a trust fund.
Medical criteria reform would establish uniform, tighter medical standards that asbestos claimants would be required to satisfy in order to succeed in an asbestos lawsuit. Advocates of this approach contend that such criteria would eliminate the vast numbers of claims from “unimpaired” plaintiffs, who can recover damages under existing tort law in most states. (An “unimpaired” claimant is generally defined to be a person who demonstrates some physical change that is consistent with asbestos caused injuries, but is not physically impaired as a result of that change.) The medical criteria approach would leave claims in the tort system, and also would not impact the relatively limited number of very expensive mesothelioma claims seen each year. (Mesothelioma is a cancer that is generally associated with asbestos exposure.)
The trust fund approach is more sweeping. It replaces the present state law based tort system with a federal administrative system to pay asbestos claimants. Using medical criteria and pre-scheduled payment amounts or ranges, the trust fund would pay asbestos claimants and all tort remedies would be eliminated.
The trust fund approach was endorsed by Senator Orrin Hatch (Chairman of the Senate Judiciary Committee through the end of 2004). In July 2003, that Committee, on a sharply divided, largely party line vote (Republicans in support, Democrats in opposition), reported out the Fairness in Asbestos Injury Resolution Act of 2003 (commonly known as the “FAIR Act”).
The FAIR Act would have created a trust fund of up to approximately $153 billion to pay asbestos injury claimants. The insurance industry’s contribution to the fund was to be, at a minimum, $45 billion, with further contingency funding requirements also possible. It is the Senate Leadership’s position that this level of funding would provide substantially more money to asbestos claimants than the existing tort system, largely through the elimination of transactional costs and attorney fees.
Allocation of the industry’s contribution among individual companies was left to a legislatively created commission that was directed to consider a variety of factors, including but not limited to, historical payments, carried reserves, and “asbestos premium market share” to establish a company’s required contribution to the fund.
Due in part to a series of controversial last-minute amendments that were viewed as eliminating the ability of the bill to bring finality to the asbestos question, the FAIR Act generated substantial opposition from significant components of both the insurance industry and asbestos defendant groups. Representatives of organized labor, on the other hand, asserted that the Act did not provide sufficient funding for claimants.
After the FAIR Act was reported out of Committee, the Senate leadership deferred bringing it to the floor, while seeking to work with interested constituencies to build support for a modified FAIR Act. Since that time, there have been continuing negotiations between the various stakeholders. Additionally, there have been informal negotiations among direct insurers and reinsurers regarding methods to fund the insurer contribution to the trust fund. One basic approach is to allocate contributions by reference to booked reserves. Another approach is to undertake some form of “ground-up” analysis of asbestos liabilities.
The new Chairman of the Senate Judiciary Committee, Senator Arlen Specter, stated that he would hold hearings early in 2005 to allow stakeholders an opportunity to testify on the potential legislation. President Bush has continued to call on Congress to enact legislation to “halt baseless asbestos litigation and concentrate on providing awards to workers who are truly sick from asbestos exposure.” However, it is not possible to predict whether the legislative calendar will allow the bill time to be introduced and debated, nor what levels of support and opposition will ultimately emerge. Similarly, it cannot be reasonably predicted what effect, if any, the enactment of some form of legislation would have on the financial statements of the Company. As stated above, the Company’s asbestos reserves do not reflect any impact from potential future legislative reforms.
         Environmental Pollution Discussion
Hazardous waste sites present another significant potential exposure. The federal “Superfund” law and comparable state statutes govern the cleanup and restoration of toxic waste sites and formalize the concept of legal liability for cleanup and restoration by “potentially responsible parties” (PRPs). These laws establish the means to pay for cleanup of waste site if PRPs fail to do so, and to assign liabilities to PRPs. Most PRPs named to date are parties who have been generators, transporters, past or present land owners or past or present site operators. Most sites have multiple PRPs. Most insurance policies issued to PRPs were not intended to cover the costs of pollution cleanup for a variety of reasons. Over time judicial interpretations in many cases have expanded the scope of coverage and liability beyond the original intent of the policies. While most general liability policies issued after 1985 exclude coverage for such exposures, some courts have found ways to work around those exclusions.
There is great uncertainty involved in estimating liabilities related to these exposures. First, the number of waste sites subject to cleanup is unknown. Today, approximately 1,240 sites are included on the National Priorities List (NPL) of the federal Environmental Protection Agency. State authorities have identified many additional sites. Second, the liabilities of the insured themselves are difficult to estimate. At any given site, the allocation of remediation cost among the PRPs varies greatly depending upon a variety of factors. Third, different courts have been presented with liability and coverage issues regarding pollution claims and have reached inconsistent decisions. These uncertainties are unlikely to be resolved in the near future.
Uncertainties also remain as to the Superfund law itself. The excise tax imposed to fund Superfund lapsed at the end of 1995 and has not been renewed. While a number of proposals to reform Superfund have been put forward, no reforms have been enacted by Congress since then. It is unclear what position Congress or the Administration will take and what legislation, if any, will be enacted in the future. At this time, it is not possible to predict what form any reforms might take and the effect on the insurance industry. In the absence of federal movement on Superfund, though, the enforcement of Superfund liability is shifting to the states who are reconsidering state-level cleanup statutes and regulations. As individual states move forward, the potential for conflicts among states’ laws becomes greater, increasing the uncertainty of the cost to remediate state sites.
Within Fairfax, environmental pollution losses have been developing as expected over the past few years as a result of stable claim trends. Claims against Fortune 500 companies are declining, and while insureds with single-site exposures are still active, the company has resolved the majority of disputes with insureds with a large number of sites. In many cases, claims are being settled for less than initially anticipated due to improved site remediation technology and effective policy buybacks.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Following is an analysis of Fairfax’s gross and net loss and ALAE reserves from pollution exposures at year-end 2004, 2003, and 2002 and the movement in gross and net reserves for those years:

	2004		2003		2002

	Gross	Net	Gross	Net	Gross	Net
Runoff Companies
Provision for pollution claims and ALAE at January 1	443.4	114.1	447.9	152.7	502.7	175.7
Pollution losses and ALAE incurred during the year	(17.5)	(4.9)	34.1	(23.7)	49.0	(14.5)
Pollution losses and ALAE paid during the year	41.8	15.4	38.6	14.8	103.8	8.6
Provision for pollution claims and ALAE at December 31	384.1	93.9	443.4	114.2	447.9	152.7
Ongoing Companies
Provision for pollution claims and ALAE at January 1	135.5	133.2	164.8	154.2	212.9	172.7
Pollution losses and ALAE incurred during the year	27.0	11.9	(8.2)	3.0	(10.6)	5.0
Pollution losses and ALAE paid during the year	34.0	30.0	21.1	24.0	37.5	23.4
Provision for pollution claims and ALAE at December 31	128.5	115.1	135.5	133.2	164.8	154.2
Fairfax Total
Provision for pollution claims and ALAE at January 1	578.8	247.3	612.6	306.9	715.6	348.4
Pollution losses and ALAE incurred during the year	9.6	7.0	25.9	(20.7)	38.3	(9.5)
Pollution losses and ALAE paid during the year	75.8	45.4	59.7	38.8	141.3	32.0
Provision for pollution claims and ALAE at December 31	512.6	209.0	578.8	247.4	612.6	306.9
Of the ($23.7) shown for runoff companies as the net incurred loss and ALAE for 2003, ($16.0) relates to a reclassification of reserves from environmental pollution into asbestos.
Following is an analysis of Fairfax’s U.S. based subsidiaries gross and net loss and ALAE reserves from pollution exposures at year-end 2004, 2003, and 2002 and the movement in gross and net reserves for those years:

	2004		2003		2002

	Gross	Net	Gross	Net	Gross	Net
IIC
Provision for pollution claims and ALAE at January 1	291.2	73.0	303.1	81.1	335.0	103.5
Pollution losses and ALAE incurred during the year	(8.3)	(0.6)	6.7	(6.1)	34.3	(27.4)
Pollution losses and ALAE paid during the year	19.9	8.7	18.6	2.0	66.2	(5.0)
Provision for pollution claims and ALAE at December 31	263.0	63.7	291.2	73.0	303.1	81.1
C&F
Provision for pollution claims and ALAE at January 1	98.2	98.9	114.1	105.8	151.7	124.8
Pollution losses and ALAE incurred during the year	20.8	10.0	(6.7)	2.0	(22.0)	(3.0)
Pollution losses and ALAE paid during the year	26.4	23.7	9.2	8.9	15.7	15.9
Provision for pollution claims and ALAE at December 31	92.6	85.2	98.2	98.9	114.1	105.8
OdysseyRe
Provision for pollution claims and ALAE at January 1	33.2	33.0	45.7	46.2	55.5	46.9
Pollution losses and ALAE incurred during the year	2.8	0.4	(3.4)	(0.8)	8.0	5.8
Pollution losses and ALAE paid during the year	6.2	5.1	9.1	12.4	17.8	6.5
Provision for pollution claims and ALAE at December 31	29.9	28.2	33.2	33.0	45.7	46.2
TIG
Provision for pollution claims and ALAE at January 1	116.0	17.4	88.2	28.5	110.0	29.9
Pollution losses and ALAE incurred during the year	1.3	1.3	46.5	1.6	10.1	8.0
Pollution losses and ALAE paid during the year	15.2	2.7	18.7	12.7	31.9	9.4
Provision for pollution claims and ALAE at December 31	102.1	16.0	116.0	17.4	88.2	28.5
Ranger
Provision for pollution claims and ALAE at January 1	4.0	1.5	5.0	2.3	5.7	1.0
Pollution losses and ALAE incurred during the year	3.5	1.4	1.9	1.9	3.3	2.3
Pollution losses and ALAE paid during the year	1.4	1.2	2.9	2.7	4.0	1.0
Provision for pollution claims and ALAE at December 31	6.0	1.7	4.0	1.5	5.0	2.3

(1)	Net reserves presented for OdysseyRe exclude cessions under a stop loss agreement with nSpire Re. In its financial disclosures OdysseyRe reports net reserves inclusive of cessions under this reinsurance

As with asbestos reserves, exposure for pollution cannot be estimated with traditional loss reserving techniques that rely on historical accident year loss development factors. Because each insured presents different liability and coverage issues, the methodology used by Fairfax’s subsidiaries to establish pollution reserves is similar to that used for asbestos liabilities. IIC and C&F evaluate the exposure presented by each insured and the anticipated cost of resolution utilizing ground-up, exposure-based analysis that constitutes industry “best practice” approach for pollution reserving. As with asbestos reserving, this methodology was initially critiqued by outside legal and actuarial consultants and the results are annually reviewed by independent actuaries, all of whom have consistently found the methodology comprehensive and the results reasonable.
In the course of performing these individualized assessments, the following factors are considered: the insured’s probable liability and available coverage, relevant judicial interpretations, the nature of the alleged pollution activities of the insured at each site, the number of sites, the total number of PRPs at each site, the nature of environmental harm and the corresponding remedy at each site, the ownership and general use of each site, the involvement of other insurers and the potential for other available coverage, and the applicable law in each jurisdiction. A provision for IBNR is developed, again using methodology similar to that for asbestos liabilities, and an estimate of ceded reinsurance recoveries is calculated. At OdysseyRe, TIG, and Ranger, a bulk reserving approach is employed based on industry benchmarks of ultimate liability to establish reserves for both reported and unasserted claims as well as for allocated claim adjustment costs.
The following table presents the pollution survival ratios based on net loss and ALAE reserves for IIC, C&F, and OdysseyRe:

	IIC	C&F	OdysseyRe
Net Loss and ALAE Reserves	$63.7	$85.2	$28.2
3-year average net paid losses and ALAE	$1.9	$16.2	$8.0
3-year Survival Ratios	33.3	5.3	3.5
To the extent that the reinsurance protection discussed in the last paragraph on page 90 is not used by IIC or C&F for asbestos claims, it would be available for pollution claims and would increase these survival ratios.
         Other Mass Tort/Health Hazards Discussion
In addition to asbestos and pollution, Fairfax faces exposure to other types of mass tort/health hazard claims. Such claims include breast implants, pharmaceutical products, chemical products, lead-based paint, noise-induced hearing loss, tobacco, mold, welding fumes, etc. Management believes that as a result of its historical underwriting profile and its focus of excess liability coverage on Fortune 500 type entities, IIC has the bulk of these potential exposures within Fairfax. Presently, management believes that tobacco, silica, and to a lesser extent, lead paint, mold and welding fumes are the most significant health hazard exposures facing Fairfax.
Tobacco companies have not aggressively pursued insurance coverage for tobacco bodily injury claims. One notable exception is a Delaware state court coverage action, Liggett Group, Inc. v. Admiral Ins. Co., in which the Supreme Court of Delaware held in favor of the insurers on four issues: 1) tobacco health hazard exclusions, 2) products hazard exclusions, 3) advertising liability and 4) named insured provision. There are no active claims submitted by tobacco manufacturers to IIC. One tobacco manufacturer and its parent company have submitted notices of tobacco-related claims to TIG. One smokeless tobacco manufacturer has submitted notices of tobacco-related claims to C&F and has brought a declaratory judgment action. This matter is proceeding. A small number of notices from distributors/ retailers have also been

FAIRFAX FINANCIAL HOLDINGS LIMITED

submitted to TIG and C&F. In most instances, these distributors/ retailers have reported that they have secured indemnification agreements from tobacco manufacturers.
RiverStone continues to monitor developments in tobacco litigation throughout the country. Claims against manufacturers related to tobacco products include actions alleging personal injury or wrongful death from tobacco exposure (including exposure to second-hand smoke), actions alleging risk of future injury, class actions alleging the use of the terms “light” or “ultra light” constitutes deceptive and unfair trade practices, health care cost recovery cases brought by governmental and non-governmental plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/ or disgorgement of profits. Although significant judgments have been entered against various tobacco manufacturers, with few exceptions, the judgments have been appealed.
RiverStone also continues to monitor developments in lead paint litigation. Former manufacturers of lead paint have maintained their undefeated record in lead paint litigation, although they have incurred substantial defense costs. If this success continues, we expect the current rate of suits against the paint industry to remain relatively constant, or perhaps decline. If the paint manufacturers begin losing trials or appeals, we would expect to see hundreds (and perhaps even thousands) of new suits. Such losses could be substantial. In turn, insurance industry losses could be significant. Fairfax subsidiaries have received notices of lead paint claims from former manufacturers. Two paint manufacturers brought coverage actions against their respective insurers, including certain Fairfax subsidiaries which issued excess policies. In the Glidden coverage action, the Ohio Court of Appeals recently reversed the trial court’s ruling that Glidden is not entitled to coverage under policies issued to SCM because Glidden is not the appropriate successor to SCM. The primary carriers have appealed this ruling to the Ohio Supreme Court. Glidden did not appeal as to the excess carriers, including IIC. In the Benjamin Moore coverage action, Fairfax subsidiaries have been dismissed.
In addition to individual actions, governmental actions have been brought against the paint industry alleging former lead paint companies are responsible for abating the presence of lead paint in buildings and for health care and educational costs for residents exposed to lead. Significantly, two governmental actions are set to go to a jury trial on a public nuisance theory. The State of Rhode Island action ended in a mistrial in November 2002. The case was scheduled for retrial on April 5, 2004 on the sole issue of whether the presence of lead paint in private and public buildings constitutes a public nuisance. In March 2004 the court adjourned trial until April 6, 2005 and abandoned the phased trial approach. This action will be tried on all issues before a jury. Whether the second lead paint action will go to a jury on a public nuisance theory is pending appeal.
Fairfax subsidiaries are seeing a leveling off in the number of silica claims being presented. RiverStone received silica claims on 70 new accounts in 2004 and reopened five accounts as a result of additional silica claims being filed. All affiliates saw new silica accounts in 2003, but C&F, IIC and TIG saw the most new accounts presented. The arguments in a silica case differ significantly from those arguments made in an asbestos case. In asbestos cases, plaintiffs’ lawyers have argued that manufacturers concealed how harmful the material was, but with silica, they must argue that manufacturers failed to warn of the dangers. Employers have likely known the dangers of silica since the early 1900’s. Under the “sophisticated user doctrine,” if an employer knows how risky silica is, then the employer may be liable, but not the supplier. In those cases where employers are ultimately found liable, recovery is likely limited to workers’ compensation benefits. The pool of potential silica claimants is likely much smaller than the claimant pool for asbestos and in a large majority of cases, those companies with potential silica exposure only conducted business regionally, as opposed to nationally. We continue to monitor this trend and are aggressively defending these claims.

Fairfax has seen a slight decrease in the number of new mold claims in 2004. These claims have not presented a significant exposure to Fairfax subsidiaries. This is largely because of the failure of plaintiffs to prove a causal relationship between bodily injury and exposure to mold.
Fairfax has seen an increase in the number of claims alleging bodily injury as a result of exposure to welding fumes in 2004. Due to causation problems between the alleged bodily injury and the exposure to welding fumes, these claims have not presented a significant exposure to Fairfax subsidiaries.
Following is an analysis of IIC’s and C&F’s gross and net reserves from health hazard exposures at year-end 2004, 2003, and 2002 and the movement in gross and net reserves for those years:

	2004		2003		2002

	Gross	Net	Gross	Net	Gross	Net
IIC
Provision for health hazards claims and ALAE at January 1	115.2	33.9	150.8	48.7	177.5	46.6
Health hazards losses and ALAE incurred during the year	2.0	2.7	5.3	8.5	7.8	0.6
Health hazards losses and ALAE paid during the year	23.2	6.2	40.9	23.3	34.4	(1.5)
Provision for health hazards claims and ALAE at December 31	94.0	30.4	115.2	33.9	150.8	48.7
C&F
Provision for health hazards claims and ALAE at January 1	28.2	26.6	30.5	28.3	37.0	27.3
Health hazards losses and ALAE incurred during the year	0.0	0.0	1.1	1.8	(4.2)	3.3
Health hazards losses and ALAE paid during the year	4.0	4.7	3.4	3.5	2.3	2.3
Provision for health hazards claims and ALAE at December 31	24.2	22.0	28.2	26.6	30.5	28.3
Similar to asbestos and pollution, traditional actuarial techniques cannot be used to estimate ultimate liability for these exposures. Some claim types were first identified ten or more years ago, for example breast implants and specific pharmaceutical products. For these exposures, the reserve estimation methodology at IIC is similar to that for asbestos and pollution, i.e., an exposure-based approach based on all known, pertinent facts underlying the claim. This methodology cannot at the present time be applied to other claim types such as tobacco or silica as there are a number of significant legal issues yet to be resolved, both with respect to policyholder liability and the application of insurance coverage. For these claim types, a bulk IBNR reserve is developed based on benchmarking methods utilizing the ultimate cost estimates of more mature health hazard claims. The bulk reserve also considers the possibility of entirely new classes of health hazard claims emerging in the future. C&F uses benchmarking methods such as survival ratios to set gross reserves, and selects a net-to-gross ratio based on historical claims experience.
         Summary
Management believes that the APH reserves reported at December 31, 2004 are reasonable estimates of the ultimate remaining liability for these claims based on facts currently known, the present state of the law and coverage litigation, current assumptions, and the reserving methodologies employed. These APH reserves are continually monitored by management and reviewed extensively by independent consulting actuaries. New reserving methodologies and developments will continue to be evaluated as they arise in order to supplement the ongoing analysis and reviews of the APH exposures. However, to the extent that future social, economic, legal or legislative developments alter volume of claims, the liabilities of policyholders or the original intent of the policies and scope of coverage, particularly as they relate to asbestos and pollution claims, additional increases in loss reserves may emerge in future periods.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Reinsurance Recoverables
Fairfax’s subsidiaries purchase certain reinsurance so as to reduce their liability on the insurance and reinsurance risks which they write. Fairfax strives to minimize the credit risk of purchasing reinsurance through adherence to its internal reinsurance guidelines. To be an ongoing reinsurer of Fairfax, a company must have high A.M. Best and/ or Standard & Poor’s ratings and maintain capital and surplus exceeding $500. Most of the reinsurance balances for reinsurers rated B++ and lower or which are not rated were inherited by Fairfax on acquisition of a subsidiary, including IIC.
Recoverable from reinsurers on the consolidated balance sheet ($8,135.5 in 2004) consists of future recoveries on unpaid claims ($7.2 billion), reinsurance receivable on paid losses ($630.2) and unearned premiums from reinsurers ($256.9). Excluding current receivables, the company’s insurance, reinsurance and runoff companies, with a combined statutory surplus of $6.8 billion, had an aggregate of $7.2 billion of future recoveries from reinsurers on unpaid claims, a ratio of recoveries to surplus which is within industry norms. Excluding increases in Recoverable from reinsurers resulting from the third quarter Florida hurricanes and cessions to reinsurers as a result of reserve strengthenings for IIC and C&F, recoverable from reinsurers decreased by $1,146.1 during 2004.
The following table shows Fairfax’s top 50 reinsurance groups from ongoing operations (based on gross reinsurance recoverable net of specific provisions for uncollectible reinsurance) at December 31, 2004. These 50 reinsurance groups represent 86.5% of Fairfax’s total reinsurance recoverable. In the following table and the other tables in this section ending on page 102, reinsurance recoverables are all net of intercompany reinsurance.

		A.M. Best
		Rating	Gross	Net
		(or S&P	Reinsurance	Reinsurance
	Principal Reinsurer	equivalent)(1)	Recoverable(2)	Recoverable(3)
Group
Swiss Re	European Reinsurance Co. of Zurich	A+	1,951.7	1,071.6
Munich Re	American Reinsurance	A+	865.6	378.4
Xerox	Ridge Reinsurance Ltd.	NR	514.4	–
Lloyd’s	Lloyd’s of London Underwriters	A	448.9	409.3
Chubb	Federal Insurance Co.	A++	423.7	368.5
General Electric	Employers Reinsurance Company	A	315.0	270.3
Aegon	ARC Re	(4)	245.5	30.1
Berkshire Hathaway	General Reinsurance Corp.	A++	244.6	230.9
Royal & Sun Alliance	Security Ins. Co. of Hartford	B	178.9	178.1
HDI	Hannover Ruckversicherungs	A	171.3	112.3
St. Paul	St. Paul Fire & Marine Insurance Co.	A	149.5	119.3
AIG	Transatlantic Re	A+	146.9	136.6
Ace	Insurance Co. of North America	A	139.0	135.3
Great West Life	London Life & Casualty Re	A	120.3	1.7
AXA	AXA Reinsurance	A–	114.0	89.9
Everest	Everest Reinsurance Co.	A+	99.1	92.4
Global Re	Global International Reinsurance Co. Ltd.	NR	98.6	40.2
Arch Capital	Arch Reinsurance Ltd.	A–	92.9	25.4
SCOR	SCOR	B++	80.6	62.5
CNA	Continental Casualty	A	80.6	73.3
PartnerRe	Partner Reinsurance Co. of US	A+	72.2	56.6
Hartford	Hartford Fire Insurance Co.	A+	64.8	63.1
XL	XL Reinsurance America Inc.	A+	64.7	56.0
Zurich Re	Zurich Specialties London Ltd.	A	63.2	46.3
White Mountains	Folksamerica Reinsurance Co.	A	57.0	45.4

		A.M. Best
		Rating	Gross	Net
		(or S&P	Reinsurance	Reinsurance
Group	Principal Reinsurer	equivalent)(1)	Recoverable(2)	Recoverable(3)
Tawa	CX Reinsurance	NR	54.2	50.2
Converium	Converium Reins. North America Inc.	B–	52.3	36.5
Aioi	Aioi Insurance Co. Ltd.	A	50.7	29.9
Sompo	Sompo Japan Insurance Inc.	A+	40.0	30.0
Allstate	Allstate	A+	38.6	38.8
Aon	Aon Indemnity(5)	A–(5)	35.9	35.9
Manulife	Manufacturers P&C Barbados	NR	31.3	16.5
PMA	PMA Capital Insurance Co.	B+	30.9	27.0
Liberty Mutual	Employers Insurance of Wausau	A	30.3	29.8
American Financial	Great American Assurance Co.	A	27.6	30.3
FM Global	Factory Mutual Insurance Co.	A+	27.0	27.2
Folksam	Folksam International Insurance Co. (UK) Ltd.	NR	25.1	21.3
Trenwick	Trenwick America Reinsurance Co.	NR	24.0	23.5
Duke’s Place	Seaton Insurance Co.	NR	22.9	22.2
WR Berkley	Berkley Insurance Co.	A	21.5	20.4
KKR	Alea North America Reinsurance	A–	21.0	19.9
Nationwide	Nationwide Mutual Insurance	A+	20.3	20.2
Wustenrot	Wurttembergische Versicherung	NR	20.2	18.6
Allianz	Allianz Cornhill Insurance PLC	A+	18.9	15.4
QBE	QBE Reinsurance Corp.	A	18.5	13.1
Brit	Brit Insurance Ltd.	A	17.8	16.9
Toa Re	Toa Reinsurance Co. America	A	17.5	14.9
Markel	Markel International Insurance Co. Ltd.	A–	17.2	15.4
Aviva	CGU International Insurance Co. Plc	A+	14.8	14.1
CCR	Caisse Centrale de Reassurance (CNB)	A+	14.5	9.9
Other reinsurers			1,174.2	1,068.0

Total reinsurance recoverable			8,670.2	5,759.4
Provisions for uncollectible reinsurance			534.7	534.7

Net reinsurance recoverable			8,135.5	5,224.7

(1)	Of principal reinsurer (or, if principal reinsurer is not rated, of group)

(2)	Before specific provisions for uncollectible reinsurance

(3)	Net of outstanding balances for which security is held, but before specific provisions for uncollectible reinsurance

(4)	Aegon is rated A+ by S&P; ARC Re is not rated

(5)	Indemnitor; rating is S&P credit rating of group
The increase in the provisions for uncollectible reinsurance from those provisions at December 31, 2003 relate principally to a $53 cession in 2003 by the runoff operations which was included in nSpire Re’s provision for claims at December 31, 2003 and was reclassified as a provision for uncollectible reinsurance in 2004.
The following table shows the classification of the $8,135.5 total reinsurance recoverable shown above by credit rating of the responsible reinsurers. Pools & associations, shown separately, are generally government or similar insurance funds carrying very little credit risk.

FAIRFAX FINANCIAL HOLDINGS LIMITED

         Consolidated Reinsurance Recoverables

			Outstanding	Specific
			Balances	Provisions	Net
	A.M. Best	Gross	for which	for	Unsecured
	Rating	Reinsurance	Security	Uncollectible	Reinsurance
	(or S&P	Recoverable	is Held	Reinsurance	Recoverable
	equivalent)
	A++	726.6	69.1	0.6	656.9
	A+	3,076.0	1,009.3	17.6	2,049.1
	A	2,114.3	803.0	4.5	1,306.8
	A–	331.2	93.8	1.3	236.1
	B++	135.0	24.6	0.2	110.2
	B+	91.8	13.3	0.7	77.8
	B	232.2	14.9	1.5	215.8
	Lower than B	125.6	6.9	72.7	46.0
	Not rated	1,736.1	873.9	285.9	576.3
	Pools & associations	101.4	2.0	–	99.4

		8,670.2	2,910.8	385.0	5,374.4
Provisions for uncollectible reinsurance
- specific		385.0
- general		149.7

Net reinsurance recoverable		8,135.5

To support gross reinsurance recoverable balances, Fairfax has the benefit of letters of credit, trust funds or offsetting balances payable totalling $2,910.8, as follows:

for reinsurers rated A– or better, Fairfax has security of $1,975.2 against outstanding reinsurance recoverable of $6,248.1 for reinsurers rated B++ or lower, Fairfax has security of $59.7 against outstanding reinsurance recoverable of $584.6; and

for unrated reinsurers, Fairfax has security of $873.9 against outstanding reinsurance recoverable of $1,736.1.
Lloyd’s is also required to maintain funds in Canada and the United States which are monitored by the applicable regulatory authorities.
As shown above, excluding pools & associations, Fairfax has gross outstanding reinsurance balances for reinsurers which are rated B++ or lower or which are unrated of $2,320.7, for which it holds security of $933.6 and has an aggregate provision for uncollectible reinsurance of $510.7 (36.8% of the net exposure prior to such provision), leaving a net exposure of $876.4.
The two following tables break the consolidated reinsurance recoverables into ongoing operations and runoff operations. As shown in those tables, approximately 60% of the consolidated reinsurance recoverables relate to runoff operations.

         Reinsurance Recoverables — Ongoing Operations

			Outstanding	Specific
	A.M. Best		Balances	Provisions	Net
	Rating	Gross	for which	for	Unsecured
	(or S&P	Reinsurance	Security	Uncollectible	Reinsurance
	equivalent)	Recoverable	is Held	Reinsurance	Recoverable
	A++	291.0	66.6	0.6	223.8
	A+	1,252.3	952.2	5.8	294.3
	A	1,240.1	681.5	2.9	555.7
	A–	211.2	92.3	0.1	118.8
	B++	76.4	18.5	0.1	57.8
	B+	42.9	12.0	0.1	30.8
	B	45.6	14.9	0.1	30.6
	Lower than B	32.5	5.0	3.6	23.9
	Not rated	195.9	51.6	41.0	103.3
	Pools & associations	29.7	2.0	–	27.7

		3,417.6	1,896.6	54.3	1,466.7
Provisions for uncollectible reinsurance
- specific		54.3
- general		31.9

Net reinsurance recoverable		3,331.4

As shown above, excluding pools & associations, Fairfax’s ongoing operations have gross outstanding reinsurance balances for reinsurers which are rated B++ or lower or which are unrated of $393.3, for which they hold security of $102.0 and have an aggregate provision for uncollectible reinsurance of $76.8 (26.4% of the net exposure prior to such provision), leaving a net exposure of $214.5.

FAIRFAX FINANCIAL HOLDINGS LIMITED

         Reinsurance Recoverables — Runoff Operations

			Outstanding	Specific
	A.M. Best		Balances	Provisions	Net
	Rating	Gross	for which	for	Unsecured
	(or S&P	Reinsurance	Security	Uncollectible	Reinsurance
	equivalent)	Recoverable	is Held	Reinsurance	Recoverable
	A++	435.6	2.5	–	433.1
	A+	1,823.7	57.1	11.8	1,754.8
	A	874.2	121.5	1.6	751.1
	A–	120.0	1.5	1.2	117.3
	B++	58.6	6.1	0.1	52.4
	B+	48.9	1.3	0.6	47.0
	B	186.6	–	1.4	185.2
	Lower than B	93.1	1.9	69.1	22.1
	Not rated	1,540.2	822.3	244.9	473.0
	Pools & associations	71.7	–	–	71.7

		5,252.6	1,014.2	330.7	3,907.7
Provisions for uncollectible reinsurance
- specific		330.7
- general		117.8

Net reinsurance recoverable		4,804.1

As shown above, excluding pools & associations, Fairfax’s runoff operations have gross outstanding reinsurance balances for reinsurers which are rated B++ or lower or which are unrated of $1,927.4, for which they hold security of $831.6 and have an aggregate provision for uncollectible reinsurance of $433.9 (39.6% of the net exposure prior to such provision), leaving a net exposure of $661.9.
Based on the above analysis and on the work done by RiverStone as described in the next paragraph, Fairfax believes that its provision for uncollectible reinsurance provides for all likely losses arising from uncollectible reinsurance at December 31, 2004. In addition, the company has purchased credit default swaps to reduce the exposure to certain reinsurers.
RiverStone, with its dedicated, specialized personnel in this area, is responsible for the following with respect to recoverables from reinsurers: evaluating the creditworthiness of all reinsurers and recommending to the group management’s reinsurance committee those reinsurers which should be included on the list of approved reinsurers; monitoring reinsurance recoverable by reinsurer and by company, in aggregate, on a quarterly basis and recommending the appropriate provision for uncollectible reinsurance; and pursuing collections from, and global commutations with, reinsurers which are impaired or considered to be financially challenged.
For the last three years, Fairfax has had reinsurance bad debts of $62.8 for 2004, $15.1 for 2003 and $7.9 for 2002 prior to cessions of 1998 and prior reinsurance bad debts to the Swiss Re Cover of nil, $1.7, and $1.5 respectively.

Float
The table below shows the float that Fairfax’s ongoing insurance and reinsurance operations have generated and the cost of that float.

					Average long
			Benefit		term Canada
	Underwriting		(Cost)		treasury bond
Year	profit (loss)	Average float	of float		yield
1986	2.5	21.6	11.6%		9.6%
through
1999	(407.6)	5,440.8	(7.5%	)	5.7%
2000	(481.7)	5,202.5	(9.3%	)	5.9%
2001	(579.8)	4,690.4	(12.4%	)	5.8%
2002	(42.8)	4,355.2	(1.0%	)	5.7%
2003	87.7	4,405.5	2.0%		5.4%
2004	108.4	5,350.5	2.0%		5.2%
Weighted average from inception			(4.4%	)	5.9%
Fairfax weighted average financing differential from inception: 1.5%
As the table shows, Fairfax’s float (the sum of loss reserves, including loss adjustment expense reserves, and unearned premium reserves, less accounts receivable, reinsurance recoverables and deferred premium acquisition costs, for Fairfax’s insurance and reinsurance companies. This float is the amount of money the company holds in its insurance and reinsurance operations because they receive premiums much before losses are paid) increased 21.4% in 2004 to $5.4 billion, at no cost.
The table below shows the breakdown of year-end float for the past five years.

					Total
					Insurance
	Canadian	U.S.	Asian		and
	Insurance	Insurance	Insurance	Reinsurance	Reinsurance	Runoff	Total
2000	533.2	2,572.6	–	1,717.0	4,822.8	789.5	5,612.3
2001	384.0	2,677.4	–	1,496.6	4,558.0	1,049.0	5,607.0
2002	811.7	1,552.6	59.2	1,728.8	4,152.3	1,579.9	5,732.2
2003	1,021.1	1,546.9	88.0	2,002.7	4,658.7	1,502.8	6,161.5
2004	1,404.2	1,657.1	119.7	2,861.4	6,042.4	1,187.4	7,229.8
In 2004, the Canadian insurance float increased by 37.5% (at no cost), the U.S. insurance float increased by 7.1% (at a cost of 3.4%), the Asian insurance float increased by 36.0% (at no cost) and the reinsurance float increased by 42.9% (at no cost). The runoff float decreased due to the payment of claims. Taking all these components together, total float increased by 17.3% to $7.2 billion at the end of 2004.
Insurance Environment
Since the tragedy of September 11, 2001, the property and casualty insurance market has experienced considerable improvement in rate adequacy as well as terms and conditions. Insurers have benefited from these compounded annual rate increases and tighter terms and conditions by producing an industry underwriting profit for the first time in many years. Combined ratios for Canada, for U.S. commercial lines and for U.S. reinsurance are expected to be approximately 94.0%, 99.4% and 104.9% respectively in 2004, even after the industry suffered its worst third quarter property loss ever due to four major hurricanes. Adverse reserve development for prior accident years (including some significant numbers related to asbestos), low interest rates and stock market uncertainty have all contributed to perpetuating this rate

FAIRFAX FINANCIAL HOLDINGS LIMITED

adequacy. However, competitive pressures, driven to some extent by new capital, have begun to take their toll with rates beginning to decline for selected markets during 2004, although remaining at adequate levels in most cases.
Investments
The majority of interest and dividend income is earned by the insurance, reinsurance and runoff companies.
Interest and dividend income in Fairfax’s first year and for the past six years (the period since our last significant acquisition) is shown in the following table.

			Interest and Dividend Income

	Average		Pre-Tax			After Tax
	Investments at
	Carrying Value		Amount	Yield	Per Share	Amount	Yield	Per Share
							(%)
				(%)
1986	46.3		3.4	7.34	0.70	1.8	3.89	0.38
through
1999	10,024.2		506.7	5.05	38.00	331.0	3.30	24.84
2000	11,315.9		551.3	4.87	41.85	389.8	3.44	29.59
2001	10,315.2		440.3	4.27	33.25	299.4	2.90	22.61
2002	10,429.2		418.6	4.01	29.30	280.5	2.69	19.63
2003	11,587.8		330.1	2.85	23.54	214.6	1.85	15.30
2004	13,021.9	(1)	366.7	2.82	26.38	238.4	1.83	17.15

(1)	Excludes $539.5 of cash and short term investments arising from the company’s economic hedges against a decline in the equity markets.
Funds withheld payable to reinsurers on the consolidated balance sheet ($1,033.2 in 2004) represents premiums and accumulated accrued interest (at an average interest crediting rate of approximately 7% per annum) on aggregate stop loss reinsurance treaties, principally relating to the Swiss Re Cover ($527.3), Crum & Forster ($277.3) and OdysseyRe ($179.4). In 2004, $103.5 of interest expense accrued to reinsurers on these funds withheld; the company’s total interest and dividend income of $366.7 in 2004 was net of this interest expense. Claims payable under such treaties are paid first out of the funds withheld balances.
Interest and dividend income increased in 2004 due to an increase in yield resulting from the reinvestment of a significant portion of the cash and short term investments, primarily in U.S. treasury bonds, and to increased investment portfolios reflecting positive cash flow from continuing operations. The gross portfolio yield, before interest on funds withheld of $103.5, was 3.61% for 2004 compared to the gross portfolio yield, before interest on funds withheld of $84.3, of 3.58% for 2003. As shown, the pre-tax and after tax income yields in 2004 were at about the same low levels as in 2003, reflecting continuing low interest rates and the maintenance of very significant cash positions. Since 1985, pre-tax interest and dividend income per share has compounded at 22.3% per year.

Investments (including at the holding company) in Fairfax’s first year and since 1999 at their year-end carrying values are shown in the following table.

	Cash and
	Short Term			Preferred	Common	Real
	Investments		Bonds	Stocks	Stocks	Estate	Total		Per Share
1985	6.4		14.1	1.0	2.5	–	24.0		4.80
through
1999	1,763.5		9,168.9	92.3	1,213.6	55.6	12,293.9		915.66
2000	1,665.0		7,828.5	46.7	853.1	50.9	10,444.2		797.22
2001	1,934.3		7,357.8	79.4	865.2	49.1	10,285.8		716.73
2002	2,033.2		7,394.5	160.1	1,033.9	20.5	10,642.2		752.60
2003	6,120.8		4,729.3	142.3	1,561.5	12.2	12,566.1		904.04
2004	4,075.0	(1)	7,288.8	135.8	1,990.1	28.0	13,517.7	(1)	840.05	(1)

(1)	Excludes $539.5 of cash and short term investments arising from the company’s economic hedges against a decline in the equity markets.
Total investments increased at year-end 2004 due to strong operating cash flows at Northbridge, Crum & Forster and OdysseyRe, partially offset by negative cash flow at the runoff operations. Total investments per share decreased as a result of the $300 equity issue in December 2004. Since 1985, investments per share have compounded at 33.2% per year.
Management performs its own fundamental analysis of each proposed investment, and subsequent to investing, reviews at least quarterly the carrying value of each investment whose market value has been consistently below its carrying value for some time, to assess whether a provision for other than temporary decline is appropriate. In making this assessment, careful analysis is made comparing the intrinsic value of the investment as initially assessed to the current intrinsic value based on current outlook and all other relevant investment criteria. Other considerations in this assessment include the length of time the investment has been held, the size of the difference between carrying value and market value and the company’s intent with respect to continuing to hold the investment.
Various investments are pledged by the company’s subsidiaries in the ordinary course of carrying on their business. This pledging is referred to in note 3 to the consolidated financial statements and is explained in more detail in the second paragraph of Provision for Claims on page 72. As noted there, this pledging does not involve any cross-collateralization by one group company of another group company’s obligations.
The breakdown of the bond portfolio as at December 31, 2004 was as follows (where S&P or Moody’s credit ratings are available, the higher one is used if they are different):

Credit	Carrying	Market	Unrealized
Rating	Value	Value	Gain
AAA	6,004.5	6,007.7	3.2
AA	487.6	487.9	0.3
A	263.1	263.3	0.2
BBB	33.5	33.5	–
BB	126.8	126.9	0.1
B	35.0	35.0	–
Lower than B and unrated	338.3	338.4	0.1

Total	7,288.8	7,292.7	3.9

93.1% of the fixed income portfolio at carrying value is rated investment grade, with 89.1% (primarily consisting of government obligations) being rated AA or better.

FAIRFAX FINANCIAL HOLDINGS LIMITED

         Interest Rate Risk
The company’s fixed income securities portfolio is exposed to interest rate risk. Fluctuations in interest rates have a direct impact on the market valuation of these securities. As interest rates rise, market values of fixed income securities portfolios fall and vice versa.
The table below displays the potential impact of market value fluctuations on the fixed income securities portfolio as at December 31, 2004 and December 31, 2003, based on parallel 200 basis point shifts in interest rates up and down in 100 basis point increments. This analysis was performed by individual security.

	As at December 31, 2004				As at December 31, 2003

	Fair				Fair
	Value of				Value of
	Fixed				Fixed
	Income	Hypothetical	Hypothetical		Income	Hypothetical	Hypothetical
Change in Interest Rates	Portfolio	$ Change	% Change		Portfolio	$ Change	% Change
200 basis point rise	6,016.5	(1,276.2)	(17.5%	)	4,013.1	(631.7)	(13.6%	)
100 basis point rise	6,585.3	(707.4)	(9.7%	)	4,287.2	(357.6)	(7.7%	)
No change	7,292.7	–	–		4,644.8	–	–
100 basis point decline	8,218.9	926.2	12.7%		5,100.0	455.2	9.8%
200 basis point decline	9,261.7	1,969.0	27.0%		5,643.4	998.6	21.5%
The preceding table indicates an asymmetric market value response to equivalent basis point shifts up and down in interest rates. This partly reflects exposure to fixed income securities containing a put feature. In total these securities represent approximately 9.4% and 15.4% of the fair market value of the total fixed income portfolio as at December 31, 2004 and December 31, 2003, respectively. The asymmetric market value response reflects the company’s ability to put these bonds back to the issuer for early maturity in a rising interest rate environment (thereby limiting market value loss) or to hold these bonds to their much longer full maturity dates in a falling interest rate environment (thereby maximizing the full benefit of higher market values in that environment).
The company also has options to purchase long term bonds with a notional par value of $880, which would allow it to benefit from falling interest rates. In addition, the company has invested $44.2 in 5-year credit default swaps on a number of U.S. financial institutions to provide protection against systemic financial risk arising from financial difficulties these entities could experience in a more difficult financial environment.
Disclosure about Limitations of Interest Rate Sensitivity Analysis
Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions, including the maintenance of the existing level and composition of fixed income security assets, and should not be relied on as indicative of future results.
Certain shortcomings are inherent in the method of analysis presented in the computation of the fair value of fixed rate instruments. Actual values may differ from the projections presented should market conditions vary from assumptions used in the calculation of the fair value of individual securities; such variations include non-parallel shifts in the term structure of interest rates and a change in individual issuer credit spreads.

         Return on the Investment Portfolio
The following table shows the performance of the investment portfolio in Fairfax’s first year and for the past six years (the period since our last significant acquisition). The total return includes all interest and dividend income, gains (losses) on the disposal of securities and the change in the unrealized gains (losses) during the year.

										Realized Gains
				Realized
	Average		Interest	Gains		Change in						% of
	Investments		and	(Losses)		Unrealized	Total Return			% of		Interest and
	at Carrying		Dividends	after		Gains	on Average			Average		Dividends and
	Value		Earned	Provisions		(Losses)	Investments			Investments		Realized Gains
								(%)		(%)		(%)
1986	46.3		3.4	0.7		(0.2)	3.9	8.4		1.5		17.1
through
1999	10,024.2		506.7	81.8		(875.0)	(286.5)	(2.9)		0.8		13.9
2000	11,315.9		551.3	258.0		549.1	1,358.4	12.0		2.3		31.9
2001	10,315.2		440.3	105.0		182.5	727.8	7.1		1.0		19.3
2002	10,429.2		418.6	469.5		271.4	1,159.5	11.1		4.5		52.9
2003	11,587.8		330.1	840.2		113.2	1,283.5	11.1		7.3		71.8
2004	13,021.9	(1)	366.7	275.2	(2)	183.4	825.3	6.3		2.1		42.9

Cumulative from inception			3,427.2	2,696.0				9.5%	(3)	3.8%	(3)	44.0%

(1)	Excludes $539.5 of cash and short term investments arising from the company’s economic hedges against a decline in the equity markets.

(2)	Excludes the $40.1 realized gain on the secondary offering of Northbridge and the $27.0 realized loss in connection with the company’s repurchase of outstanding debt at a premium to par.

(3)	Simple average of the total return on average investments, or % of average investments, in each of the 19 years.
Investment gains (losses) have been an important component of Fairfax’s net earnings since 1985, amounting to an aggregate of $2,696.0. The amount has fluctuated significantly from period to period, and the amount of investment gains (losses) for any period has no predictive value and variations in amount from period to period have no practical analytic value. Since 1985, realized gains have averaged 3.8% of Fairfax’s average investment portfolio and have accounted for 44.0% of Fairfax’s combined interest and dividends and realized gains. At December 31, 2004 the Fairfax investment portfolio had an unrealized gain of $428.3 compared to an unrealized gain at December 31, 2003 of $244.9.
The company has a long term value-oriented investment philosophy. It continues to expect fluctuations in the stock market.
Capital Resources
At December 31, 2004, total capital, comprising shareholders’ equity and non-controlling (minority) interests, was $3,792.1, compared to $3,358.8 at December 31, 2003.
The following table shows the level of capital as at December 31 for the past five years.

	2004	2003	2002	2001	2000
Non-controlling interests	583.0	440.8	321.6	653.6	429.6
Common shareholders’ equity	2,974.7	2,680.0	2,111.4	1,894.8	2,113.9
Preferred stock	136.6	136.6	136.6	136.6	136.6
Other paid in capital*	97.8	101.4	–	–	–

	3,792.1	3,358.8	2,569.6	2,685.0	2,680.1

FAIRFAX FINANCIAL HOLDINGS LIMITED

*	See footnote (5) to note 5 to the consolidated financial statements.
Non-controlling interests increased in 2004 due primarily to the Northbridge secondary offering on May 18, 2004 in which a further 22.0% of Northbridge was sold to the public.
Fairfax’s consolidated balance sheet as at December 31, 2004 continues to reflect significant financial strength. Fairfax’s common shareholders’ equity increased from $2,680.0 at December 31, 2003 to $2,974.7 at December 31, 2004, principally as a result of the issue of $300 of common shares in December 2004.
The company has issued and repurchased common shares over the last five years as follows:

	Number of	Average
	subordinate	issue/ repurchase	Net proceeds/
Date	voting shares	price per share	(repurchase cost)
2000 – repurchase of shares	(325,309)	123.64	(36.0)
2001 – issue of shares	1,250,000	125.52	156.0
2002 – repurchase of shares	(210,200)	79.32	(16.7)
2003 – repurchase of shares	(240,700)	127.13	(30.6)
2004 – issue of shares	2,406,741	124.65	299.7
2004 – repurchase of shares	(215,200)	146.38	(31.5)
Fairfax’s indirect ownership of its own shares through The Sixty Two Investment Company Limited results in an effective reduction of shares outstanding by 799,230, and this reduction has been reflected in the earnings per share and book value per share figures.
A common measure of capital adequacy in the property and casualty industry is the premiums to surplus (or common shareholders’ equity) ratio. This is shown for the ongoing insurance and reinsurance subsidiaries of Fairfax for the past five years in the following table:

	Net Premiums Written to Surplus
	(Common Shareholders’ Equity)

	2004	2003	2002	2001	2000
Insurance
Northbridge	1.3	1.5	1.5	1.5	1.3
Crum & Forster	0.9	0.8	0.7	0.5	0.5
Fairmont(1)	1.0	1.5	1.1	0.9	0.4
Fairfax Asia(2)	0.6	2.2	2.1	0.4	0.3
Reinsurance
OdysseyRe	1.6	1.7	1.6	1.0	0.7
Canadian insurance industry	1.3	1.6	1.4	1.4	1.3
U.S. insurance industry	1.2	1.3	1.3	1.1	0.9

(1)	Fairmont since 2003, only Ranger for prior years.

(2)	Fairfax Asia in 2004, only Falcon for prior years.
In Canada, property and casualty companies are regulated by the Office of the Superintendent of Financial Institutions on the basis of a minimum supervisory target of 150% of a minimum capital test (MCT) formula. At December 31, 2004, each of Northbridge’s property and casualty insurance subsidiaries had capital and surplus in excess of 200% of their respective minimum capital requirements, and these subsidiaries together had combined capital and surplus of approximately Cdn$308.4, well in excess of the minimum capital requirement of 150%.
In the U.S., the National Association of Insurance Commissioners (NAIC) has developed a model law and risk-based capital (RBC) formula designed to help regulators identify property and casualty insurers that may be inadequately capitalized. Under the NAIC’s requirements, an insurer must maintain total capital and surplus above a calculated threshold or face varying levels of regulatory action. The threshold is based on a formula that attempts to quantify the risk of a company’s insurance, investment and other business activities. At December 31, 2004, the U.S. insurance, reinsurance and runoff subsidiaries had capital and surplus in excess of the regulatory minimum requirement of two times the authorized control level – each subsidiary had capital and surplus in excess of 3.5 times the authorized control level, except for TIG (2.4 times). As part of the TIG reorganization described on pages 62 and 63, Fairfax has guaranteed that TIG will have capital and surplus of at least two times the authorized control level at each year-end.
Fairfax and its insurance and reinsurance subsidiaries are rated as follows by the respective rating agencies:

Standard
	A.M. Best	& Poor’s	DBRS	Moody’s
Fairfax	bb+	BB	BB+	Ba3
Commonwealth	A–	BBB	–	–
Crum & Forster	A–	BBB	–	Baa3
Fairmont	B++	–	–	–
Falcon	–	A–	–	–
Federated	A–	BBB	–	–
Lombard	A–	BBB	–	–
Markel	A–	BBB	–	–
OdysseyRe	A	A–	–	A3
TIG Specialty Insurance	B+	BB	–	–
Liquidity
The purpose of liquidity management is to ensure that there is sufficient cash to meet all financial commitments and obligations as they fall due.
The company believes that its cash position alone provides adequate liquidity to meet all of the company’s obligations in 2005. Besides this cash, in 2005 the holding company expects to receive management fees, interest on its holdings of cash, short term investments and marketable securities, tax sharing payments from Crum & Forster and OdysseyRe and dividends from its insurance and reinsurance subsidiaries. In 2005, the holding company’s obligations (other than interest and overhead expenses) consist of the repayment of $27.3 of TIG notes maturing in April, the final note instalment of $100 due to TIG (which the company proposes to defer to June 2006), and the continuing obligation to fund negative runoff cash flow (anticipated to be between $150 and $200 in 2005, prior to any management actions which would improve runoff cash flow). As usual, cash use will be heavier in the first quarter and first half of the year.
Compliance with NYSE Corporate Governance Rules
As a “foreign private issuer” for purposes of its New York Stock Exchange listing, Fairfax is not required to comply with most of the corporate governance listing standards prescribed by the NYSE. In fact, however, the only significant difference between Fairfax’s corporate governance practices and the standards prescribed by the NYSE relates to shareholder approval of the company’s equity compensation plans, which would be required by the NYSE standards but, because those plans involve only outstanding shares purchased on the market, is not required under applicable rules in Canada.
Contractual Obligations
The following table provides a payment schedule of present and future obligations as at December 31, 2004:

FAIRFAX FINANCIAL HOLDINGS LIMITED

		Less than			More than
	Total	1 year	1 – 3 years	3 – 5 years	5 years
Net claims liability	7,858.1	2,702.3	3,213.3	1,350.9	591.6
Long term debt obligations – principal	2,155.5	27.7	163.3	274.1	1,690.4
Long term debt obligations – interest	1,746.9	162.5	310.4	286.3	987.7
Operating leases – obligations	414.5	71.4	108.9	71.3	162.9
Other long term liabilities	247.6	20.0	40.0	40.0	147.6

	12,422.6	2,983.9	3,835.9	2,022.6	3,580.2

For further detail on Fairfax’s net claims liability, long term debt principal and interest payments, operating lease payments and other long term liability payments, please see notes 4, 5, 13, and 6 and 16, respectively, of the company’s consolidated financial statements.
The company manages its debt levels based on the following financial measurements and ratios (with Lindsey Morden equity accounted):

	2004	2003	2002	2001	2000
Cash, short term investments and marketable securities	566.8	410.2	327.7	522.1	363.1
Long term debt (including OdysseyRe debt)	2,057.4	1,942.7	1,406.0	1,381.8	1,232.6
TRG purchase consideration payable	195.2	200.6	205.5	–	–
RHINOS due February 2003	–	–	136.0	136.0	136.0
Net debt	1,685.8	1,733.1	1,419.8	995.7	1,005.5
Common shareholders’ equity	3,072.5	2,781.4	2,111.4	1,894.8	2,113.9
Preferred shares and trust preferred securities of subsidiaries	189.0	216.4	216.4	215.4	261.6
OdysseyRe non-controlling interest	281.0	250.6	268.5	226.6	–
Total equity	3,542.5	3,248.4	2,596.3	2,336.8	2,375.5
Net debt/equity	48%	53%	55%	43%	42%
Net debt/total capital	32%	35%	35%	30%	30%
Net debt/earnings	N/A	6.4x	5.4x	N/A	11.0x
Interest coverage	1.9x	4.8x	4.6x	N/A	0.9x
Net debt decreased to $1,685.8 at December 31, 2004 from $1,733.1 at December 31, 2003, and the net debt to equity and net debt to total capital ratios improved, primarily because of the increase in common shareholders’ equity resulting from the December 2004 share issue.
Based on the definitions contained in its syndicated bank facility agreement (which include OdysseyRe’s debt and the trust preferred securities of subsidiaries as debt and exclude OdysseyRe’s non-controlling interest as equity), at December 31, 2004 the company’s net debt to equity ratio was 56% (the agreement permits a maximum net debt to equity ratio of 80%, falling to 70% in June 2005).
The 2004 net debt to earnings and interest coverage ratios reflect the company’s lower pre-tax income and net loss in the year.
Issues and Risks
The following issues and risks, among others, should also be considered in evaluating the outlook of the company. For a fuller detailing of issues and risks relating to the company,

please see Risk Factors in Fairfax’s base shelf prospectus dated January 24, 2005 filed with the Ontario Securities Commission, which is available on SEDAR, and in Fairfax’s registration statement filed with the U.S. Securities and Exchange Commission on January 25, 2005, which is available on EDGAR.
Claims Reserves
The major risk that all property and casualty insurance and reinsurance companies face is that the provision for claims is an estimate and may be found to be deficient, perhaps very significantly, in the future as a result of unanticipated frequency or severity of claims or for a variety of other reasons including unpredictable jury verdicts, expansion of insurance coverage to include exposures not contemplated at the time of policy issue (e.g. asbestos and pollution) and poor weather. Fairfax’s gross provision for claims was $14,983.5 at December 31, 2004.
Reinsurance Recoverables
Most insurance and reinsurance companies reduce their liability for any individual claim by reinsuring amounts in excess of the maximum they want to retain. This third party reinsurance does not relieve the company of its primary obligation to the insured. Reinsurance recoverables can become an issue mainly due to solvency credit concerns, given the long time period over which claims are paid and the resulting recoveries are received from the reinsurers, or policy disputes. Fairfax had $8,135.5 recoverable from reinsurers as at December 31, 2004.
Catastrophe Exposure
Insurance and reinsurance companies are subject to losses from catastrophes like earthquakes, hurricanes and windstorms, hailstorms or terrorist attacks, which are unpredictable and can be very significant.
Prices
Prices in the insurance and reinsurance industry are cyclical and can fluctuate quite dramatically. With underreserving, competitors can price below underlying costs for many years and still survive. The property and casualty insurance and reinsurance industry is highly competitive.
Foreign Exchange
The company has assets, liabilities, revenue and costs that are subject to currency fluctuations. These currency fluctuations have been and can be very significant and can affect the statement of earnings or, through the currency translation account, shareholders’ equity.
Cost of Revenue
Unlike most businesses, the insurance and reinsurance business can have enormous costs that can significantly exceed the premiums received on the underlying policies. Similar to short selling in the stock market (selling shares not owned), there is no limit to the losses that can arise from most insurance policies, even though most contracts have policy limits.
Regulation
Insurance and reinsurance companies are regulated businesses which means that except as permitted by applicable regulation, Fairfax does not have access to its insurance and reinsurance subsidiaries’ net income and shareholders’ capital without the requisite approval of applicable insurance regulatory authorities.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Taxation
Realization of the future income tax asset is dependent upon the generation of taxable income in those jurisdictions where the relevant tax losses and other timing differences exist. The major component of the company’s future income tax asset of $973.6 at December 31, 2004 is $608.3 relating to the company’s U.S. consolidated tax group. Failure to achieve projected levels of profitability in the U.S. could lead to a writedown in this future tax asset if the expected recovery period becomes longer than three to four years.
Bond and Common Stock Holdings
The company has bonds and common stocks in its portfolio. The market value of bonds fluctuates with changes in interest rates and credit outlook. The market value of common stocks is exposed to fluctuations in the stock market.
Goodwill
Most of the goodwill on the balance sheet comes from Lindsey Morden, particularly its U.K. operations. Continued profitability is essential for there to be no deterioration in the carrying value of the goodwill.
Ratings
The company has claims paying and debt ratings by the major rating agencies in North America. As financial stability is very important to its customers, the company is vulnerable to downgrades by the rating agencies.
Holding Company
Being a small holding company, Fairfax is very dependent on strong operating management, which makes it vulnerable to management turnover.
Financial Strength
Fairfax strives to be soundly financed. If the company requires additional capital or liquidity but cannot obtain it at all or on reasonable terms, its business, operating results and financial condition would be materially adversely affected.
Quarterly Data (unaudited)
Years ended December 31

	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter	Year
2004
Revenue	1,484.8	1,435.1	1,418.4	1,454.3	5,792.6
Net earnings (loss)	39.5	46.0	(108.9)	5.6	(17.8)
Net earnings (loss) per share	2.63	3.13	(8.08)	0.16	(2.16)
Net earnings (loss) per diluted share	2.59	3.05	(8.08)	0.16	(2.16)
2003
Revenue	1,334.8	1,628.5	1,175.2	1,575.4	5,713.9
Net earnings (loss)	101.5	173.7	(10.7)	6.6	271.1
Net earnings (loss) per share	6.97	12.09	(1.02)	0.51	18.55
Net earnings (loss) per diluted share	6.97	12.09	(1.07)	0.51	18.23
2002
Revenue	1,092.5	1,191.6	1,419.7	1,363.6	5,067.4
Net earnings	7.1	29.6	178.0	48.3	263.0
Net earnings per share	0.29	1.86	12.21	3.84	18.20

Stock Prices and Share Information
Fairfax has 15,342,759 subordinate voting shares and 1,548,000 multiple voting shares outstanding (an aggregate of 16,091,529 shares effectively outstanding after an intercompany holding). Each subordinate voting share carries one vote per share at all meetings of shareholders except for separate meetings of holders of another class of shares. Each multiple voting share carries ten votes per share at all meetings of shareholders except in certain circumstances (which have not occurred) and except for separate meetings of holders of another class of shares. The multiple voting shares are not publicly traded.
Below are the Toronto Stock Exchange high, low and closing prices of subordinate voting shares of Fairfax for each quarter of 2004, 2003 and 2002.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(Cdn $)
2004
High	250.00	231.10	225.60	214.60
Low	196.00	196.00	150.01	147.71
Close	203.74	227.79	157.00	202.24
2003
High	126.00	220.85	248.55	230.04
Low	57.00	76.00	200.00	185.06
Close	75.00	205.00	210.51	226.11
2002
High	195.00	190.50	162.00	164.00
Low	156.00	145.05	104.99	107.00
Close	164.75	152.00	118.50	121.11
Below are the New York Stock Exchange high, low and closing prices of subordinate voting shares of Fairfax for each quarter of 2004, 2003 and in 2002 since listing on December 18, 2002.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2004
High	187.20	174.15	170.90	177.75
Low	147.57	141.12	116.00	120.50
Close	155.21	170.46	124.85	168.50
2003
High	79.55	162.80	178.50	177.98
Low	46.71	51.50	146.50	141.50
Close	50.95	153.90	156.70	174.51
2002
High	–	–	–	90.20
Low	–	–	–	77.00
Close	–	–	–	77.01

FAIRFAX FINANCIAL HOLDINGS LIMITED

Fairfax Financial Holdings Limited
Unconsolidated Statements of Earnings
(combined holding company earnings statements)
for the years ended December 31, 2004 and 2003
(unaudited – US$ millions)

	2004		2003

Revenue
Dividend income	100.0	(1)	115.3
Interest income	6.5		5.9
Management fees	31.4		35.0
Realized gains	28.7		5.2

	166.6		161.4

Expenses
Interest expense	92.5		107.2
Operating expenses	60.2		43.6
Other	10.6		(4.4)

	163.3		146.4

Earnings before income taxes	3.3		15.0

(1)	Excludes $100.4 of dividends from nSpire Re which were used to fund indemnities to TIG.
Prior year comparatives have been restated to conform with the 2004 presentation.
The foregoing unconsolidated statements of earnings of Fairfax provide supplementary information on the holding company’s sources of revenue and interest and overhead requirements. These combined holding company statements of earnings include the unconsolidated earnings statements of Fairfax Financial Holdings Limited, the public Canadian holding company, and the Canadian and U.S. holding companies which have issued long term debt or trust preferred securities or which carry out certain of Fairfax’s parent company corporate functions. These statements exclude intercompany arrangements other than dividends from subsidiaries. None of the holding companies pays tax currently, and accordingly these statements are presented on a pre-tax basis. Note (2) on page 45 is applicable to the foregoing statements.

APPENDIX A
GUIDING PRINCIPLES FOR FAIRFAX FINANCIAL HOLDINGS LIMITED
OBJECTIVES:

1)	We expect to earn long term returns on shareholders’ equity in excess of 15% annually by running Fairfax and its subsidiaries for the long term benefit of customers, employees and shareholders – at the expense of short term profits if necessary.
     Our focus is long term growth in book value per share and not quarterly earnings. We plan to grow through internal means as well as through friendly acquisitions.

2)	We always want to be soundly financed.

3)	We provide complete disclosure annually to our shareholders.
STRUCTURE:

1)	Our companies are decentralized and run by the presidents except for performance evaluation, succession planning, acquisitions and financing which are done by or with Fairfax. Cooperation among companies is encouraged to the benefit of Fairfax in total.

2)	Complete and open communication between Fairfax and subsidiaries is an essential requirement at Fairfax.

3)	Share ownership and large incentives are encouraged across the Group.

4)	Fairfax will always be a very small holding company and not an operating company.
VALUES:

1)	Honesty and integrity are essential in all our relationships and will never be compromised.

2)	We are results oriented – not political.

3)	We are team players – no “egos”. A confrontational style is not appropriate. We value loyalty – to Fairfax and our colleagues.

4)	We are hard working but not at the expense of our families.

5)	We always look at opportunities but emphasize downside protection and look for ways to minimize loss of capital.

6)	We are entrepreneurial. We encourage calculated risk taking. It is all right to fail but we should learn from our mistakes.

7)	We will never bet the company on any project or acquisition.

8)	We believe in having fun – at work!

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Financial Summary
(in US$ millions except share and per share data and as otherwise indicated)(1)

	Return on		Per Share			Earnings
	average		Share-	Net		before					Share-		Closing
	shareholders’		holders’	earnings –		income	Net	Total	Invest-	Net	holders’	Shares	share
	equity		equity	diluted	Revenue	taxes	earnings	assets(2)	ments	debt(3)	equity	outstanding	price(4)
As at and for the years ended December 31:
1985	–		1.52	(1.35)	12.2	(0.6)	(0.6)	30.4	23.9	–	7.6	5.0	3.25	(5)
1986	25.2%		4.25	0.98	38.9	6.6	4.7	93.4	68.8	2.0	29.7	7.0	12.75
1987	32.5%		6.30	1.72	86.9	14.0	12.3	139.8	93.5	2.1	46.0	7.3	12.37
1988	22.8%		8.26	1.63	112.0	17.9	12.1	200.6	111.7	22.9	60.3	7.3	15.00
1989	21.0%		10.50	1.87	108.6	16.6	14.4	209.5	113.1	18.6	76.7	7.3	18.75
1990	23.0%		14.84	2.42	167.0	19.8	18.2	461.9	289.3	56.8	81.6	5.5	11.00
1991	21.5%		18.38	3.34	217.4	28.3	19.6	447.0	295.3	44.4	101.1	5.5	21.25
1992	7.7%		18.55	1.44	237.0	5.8	8.3	464.6	311.7	53.7	113.1	6.1	25.00
1993	15.9%		26.39	4.19	266.7	36.2	25.8	906.6	641.1	100.0	211.1	8.0	61.25
1994	11.4%		31.06	3.41	464.8	33.7	27.9	1,549.3	1,105.9	155.4	279.6	9.0	67.00
1995	20.4%		38.89	7.15	837.0	70.1	63.9	2,104.8	1,221.9	166.8	346.1	8.9	98.00
1996	21.9%		63.31	11.26	1,082.3	137.4	110.6	4,216.0	2,520.4	269.5	664.7	10.5	290.00
1997	20.5%		87.95	15.59	1,507.7	242.6	167.9	7,140.0	4,054.1	357.7	976.3	11.1	320.00
1998	23.0%		120.29	22.45	2,459.8	333.6	266.7	13,578.7	7,871.8	740.5	1,455.5	12.1	540.00
1999	4.6%		160.00	6.27	3,894.8	(11.6)	83.6	22,034.8	12,293.9	994.7	2,148.2	13.4	245.50
2000	3.9%		161.35	6.34	4,170.4	(22.2)	92.6	21,193.9	10,444.2	1,005.5	2,113.9	13.1	228.50
2001	(12.0%	)	132.03	(18.13)	3,962.0	(476.1)	(223.8)	22,200.5	10,285.8	995.7	1,894.8	14.4	164.00
2002	13.0%		149.31	18.20	5,067.4	275.3	263.0	22,224.5	10,642.2	1,419.8	2,111.4	14.1	121.11
2003	10.9%		192.81	18.23	5,713.9	527.5	271.1	25,018.3	12,566.1	1,733.1	2,680.0	13.9	226.11
2004	(1.0%	)	184.86	(2.16)	5,792.6	139.1	(17.8)	26,331.3	13,517.7	1,685.8	2,974.7	16.1	202.24

(1)	All share references are to common shares; shares outstanding are in millions

(2)	Commencing in 1995, reflects a change in accounting policy for reinsurance recoverables

(3)	Total debt (beginning in 1994, net of cash in the holding company) with Lindsey Morden equity accounted

(4)	Quoted in Canadian dollars

(5)	When current management took over in September 1985

Directors of the Company
Frank B. Bennett
President, Artesian Management, Inc.
Anthony F. Griffiths
Corporate Director
Robbert Hartog
President, Robhar Investments Ltd.
Paul Murray (as of April 2005)
President, Pinesmoke Investments
Brandon W. Sweitzer
Senior Advisor to the President
of the U.S. Chamber of Commerce
V. Prem Watsa
Chairman and Chief Executive Officer

Operating Management
Canadian Insurance – Northbridge
Byron G. Messier, President
Northbridge Financial Corporation
Ronald Schwab, President
Commonwealth Insurance Company
John M. Paisley, President
Federated Insurance Company of Canada
Richard Patina, President
Lombard General Insurance Company of Canada
Mark J. Ram, President
Markel Insurance Company of Canada

U.S. Insurance
Nikolas Antonopoulos, President
Crum & Forster Holdings Corp.
Wayne Ashenberg, CEO
Marc Adee, President
Fairmont Specialty Group, Inc.
Steve Brett, President
SRO Napa

Asian Insurance – Fairfax Asia
James F. Dowd, Chairman and CEO
Fairfax Asia
Sammy Y. Chan, President
Fairfax Asia
Kenneth Kwok, President
Falcon Insurance Company (Hong Kong) Limited
Ramaswamy Athappan, Principal Officer
First Capital

Reinsurance – OdysseyRe
Andrew A. Barnard, President
Odyssey Re Holdings Corp.

Runoff
Dennis C. Gibbs, Chairman
TRG Holding Corporation

Other
Jan Christiansen, President
Lindsey Morden Group Inc.
Ray Roy, President
MFXchange
Roger Lace, President
Hamblin Watsa Investment Counsel Ltd.	Officers of the Company
Trevor J. Ambridge
Vice President and Chief Financial Officer
John Cassil
Vice President
Francis Chou
Vice President
Peter Clarke
Vice President
Jean Cloutier
Vice President and Chief Actuary
Hank Edmiston
Vice President, Regulatory Affairs
Bradley P. Martin
Vice President and Corporate Secretary
Paul Rivett
Vice President
Eric P. Salsberg
Vice President, Corporate Affairs
Ronald Schokking
Vice President, Finance
V. Prem Watsa
Chairman and Chief Executive Officer
M. Jane Williamson
Vice President, Financial Reporting

Head Office
95 Wellington Street West
Suite 800
Toronto, Canada M5J 2N7
Telephone (416) 367-4941
Website www.fairfax.ca

Auditors
PricewaterhouseCoopers LLP

General Counsel
Torys

Transfer Agents and Registrars
CIBC Mellon Trust Company, Toronto
Mellon Investor Services LLC, New York

Share Listings
Toronto and New York Stock Exchanges
Stock Symbol TSX: FFH.SV; NYSE: FFH

Annual Meeting
The annual meeting of shareholders of Fairfax Financial Holdings Limited will be held on Tuesday, April 12, 2005 at 9:30 a.m. (Toronto time) in Room 106 at the Metro Toronto Convention Centre, 255 Front Street West, Toronto, Canada.